     As filed with the Securities and Exchange Commission on July 22, 1999
                                            Registration Statement No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                INTRALINKS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                    7374                   13-3899047
                          (Primary Standard Industrial    (I.R.S. Employer
      (State or other      Classification Code Number) Identification Number)
      jurisdiction of
      incorporation or
       organization)

                                ----------------

                               1372 Broadway, 12A
                            New York, New York 10018
                                 (212) 543-7700
   (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                                 Mark S. Adams
                            Chief Executive Officer
                                IntraLinks, Inc.
                               1372 Broadway, 12A
                            New York, New York 10018
                                 (212) 543-7700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         Stephen M. Davis, Esq.                     Alan Dean, Esq.
    Heller Ehrman White & McAuliffe              Davis Polk & Wardwell
            711 Fifth Avenue                      450 Lexington Avenue
        New York, New York 10022                New York, New York 10017
             (212) 832-8300                          (212) 450-4000

  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of the Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of
Each Class
    of
Securities   Proposed Maximum
  to be     Aggregate Offering    Amount of
Registered        Price        Registration Fee
--------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share................................       $50,000,000                $13,900

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus
                             Subject to Completion
                              Dated July 22, 1999

[logo]

          Shares

Common Stock

IntraLinks, Inc. is offering           shares of our common stock. This is our
initial public offering and no public market currently exists for our common stock. We estimate that the initial public offering price will be between $
and $     per share.

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the symbol "ILNX."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

           Price to Underwriting Proceeds to
           Public   Discounts    IntraLinks
--------------------------------------------
Per Share  $        $            $
--------------------------------------------
Total      $        $            $

--------------------------------------------------------------------------------

IntraLinks has granted the underwriters the right to purchase up to an
additional          shares of common stock to cover overallotments.

J.P. Morgan & Co.
          Banc of America Securities LLC
                                                    Volpe Brown Whelan & Company

    , 1999

                               Table of Contents

Prospectus Summary......................  1
Risk Factors............................  5
Use of Proceeds......................... 14
Dividend Policy......................... 14
Forward-looking Statements.............. 14
Capitalization.......................... 15
Dilution................................ 17
Selected Consolidated Financial
 Information............................ 18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations............................. 21
Business................................ 28
Management.............................. 40
Certain Relationships and Related
 Transactions........................... 46
Principal Stockholders.................. 49
Description of Capital Stock............ 51
Underwriting............................ 54
Shares Eligible For Future Sale......... 56
Legal Matters........................... 58
Experts................................. 58
Available Information................... 58
Index to Consolidated Financial
 Statements............................ F-1

                               ----------------

In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and related notes. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Until         , 1999, all dealers that buy, sell or trade IntraLinks common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

DealSpace(TM) , IntraLoan(TM), IntraTrials(TM), e-Merger(TM) and e-Xpress(TM) are trademarks of IntraLinks. Other marks used in this prospectus belong to their respective indicated owners.

                               Prospectus Summary

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, especially the discussion of "Risk Factors" and the consolidated financial data and related notes, before making an investment decision. The terms "we" and "IntraLinks" mean IntraLinks, Inc. and its subsidiaries. Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option and assumes that all outstanding shares of our preferred stock are converted into common stock, and all warrants to purchase shares of preferred stock become exercisable for common stock, immediately prior to the closing of this offering.

Overview

   IntraLinks is a leading provider of services that allow companies to manage business-critical communication over the Internet. Our services integrate our proprietary applications with secure hosting, redundant back-up, security and 24-hour customer support to provide comprehensive and easily accessed outsourced solutions. These services enable businesses to exchange information securely over the Internet through an environment that facilitates effective collaboration among working group members and efficient execution of transactions, projects and business processes. Accessing and using our services does not require any hardware or software beyond Web access and an Internet browser.

   We design our services for markets with business processes characterized by multiple collaborating parties, large volumes of information, repeated cycles of revision and review of documents and a need for high levels of security. For example, our services are used to manage business communications in loan syndications and in public and private offerings of debt and equity securities. We work with industry leaders to ensure that our services address market needs and to increase the likelihood that they may emerge as industry standards.

   We have identified the financial services, legal and pharmaceutical markets, among others, as industries that could benefit from our services. We serve the financial services market through our IntraLoan service, which is designed for loan syndications, and our DealSpace service, which is used to facilitate a broad array of capital markets and other types of transactions. Since its launch in 1997, IntraLoan has become the online standard for the loan syndication market, where our clients included 11 of the 15 leading loan syndication banks during the first three months of 1999. In addition, we are actively developing services for new markets. For example, we are collaborating with R.W. Johnson Pharmaceutical Research Institute, a division of Ortho-McNeil Pharmaceutical, Inc., a wholly-owned subsidiary of Johnson & Johnson (which we refer to in this document as "PRI"), to develop our IntraTrials service, which is designed to facilitate data collection, reporting and communication in the clinical drug trials process.

   To enhance our services, we have entered into agreements with content providers such as Reuters and Multex for the delivery of relevant market information and applications through our online services. Our goal is to provide our users with critical information related to a particular transaction, project or business process in one easy-to-use environment. We believe that providing users with convenient access to relevant content and functional applications will result in increased use and faster adoption of our services.

   We principally distribute our services through our direct sales force. We have strengthened our sales and marketing capabilities by establishing strategic alliances. We have entered into an agreement with Ernst & Young U.S. LLP under which Ernst & Young is integrating our services into its consulting product offerings and helping to market IntraLinks to its global customer base. IntraLinks is also establishing co-marketing arrangements with content providers such as Reuters and Multex. Additionally, we plan to enter into a licensing arrangement with IBM to market our e-Xpress enterprise application. IBM's initial target market for e-Xpress is the 37 million Lotus Notes users worldwide. We also plan to enter into relicensing agreements with other leading technology providers.

   As of June 30, 1999, our services have been used by over 1,400 organizations and by over 17,000 individuals worldwide. Our clients include many global financial institutions, including: Bank of America, Chase Manhattan Bank, Citigroup, G.E. Capital Corporation and J.P. Morgan. We are the leading provider of services for managing loan syndications online. Our goal is to become the leading provider of Internet-based services for managing business-critical communication across a broad range of markets.

                                  The Offering

 Common Stock Offered.............        shares
 Common Stock to be Outstanding           shares
  after the Offering..............
 Over-allotment Option............        shares
 Use of Proceeds..................  For general corporate purposes, including working capital, expansion of sales and
                                    marketing capabilities and capital
                                    expenditures.
 Proposed Nasdaq National
 Market Symbol...................  "ILNX"

The outstanding share information above is based on shares outstanding as of June 30, 1999 and excludes:

  . 1,180,663 shares of common stock issuable as of June 30, 1999 upon exercise of outstanding options granted pursuant to our stock incentive plan, 60,113 of which are exercisable;

     819,337 additional shares of common stock reserved for future option grants under our stock incentive plan; and

  . 1,111,262 shares of common stock issuable as of June 30, 1999 upon exercise of outstanding warrants, 980,321 of which will be exercisable upon consummation of this offering.

Our principal executive office is located at 1372 Broadway, New York, New York 10018, and our telephone number is (212) 543-7700. Our corporate Internet site address is www.intralinks.com. We also maintain primary Internet sites at www.intralinks.com, www.intraloan.com and www.dealspace.com. Information contained on any of our Internet sites is not part of this prospectus.

                   Summary Consolidated Financial Information

The following table contains summary consolidated financial data. You should read this information together with our consolidated financial statements and related notes beginning on page F-1 of this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The following data is presented:

  .on an actual basis;

  .on a pro forma basis to give effect to:

    . the issuance of 660,000 shares of Series D preferred stock to Ernst & Young at $10.00 per share on April 13, 1999 for net proceeds of $6.6 million;

    . the contribution to capital of $360,000 in net deferred development fees in connection with our private placement to Ernst & Young of Series D preferred stock;

    . the recording of a one-time dividend of approximately $1.2 million to Series C preferred stock holders in consideration for modifying their dividend terms in connection with our private placement of Series D preferred stock. The $1.2 million dividend represented $800,000 in cash and warrants to purchase 160,000 shares of Series D preferred stock at $10.00 per share;

    . the recording of an approximately $1.9 million non-cash dividend in connection with the beneficial conversion feature associated with the private placement to Ernst & Young of our Series D preferred stock;

    . the issuance of 1,068,890 shares of Series E preferred stock at $13.00 per share on June 30, 1999 for net proceeds of approximately $13.7 million;

    . the exercise of warrants to purchase an aggregate of 820,000 shares of Series D preferred stock at a purchase price of $10.00 per share for net proceeds of $8.2 million in connection with our private placement of Series E preferred stock;

    . the conversion on a one-for-one basis of all outstanding shares of our preferred stock into 6,211,620 shares of common stock upon the closing of this offering; and

    . the recognition of approximately $2.7 million of expense upon the closing of this offering in connection with the immediate vesting of previously contingent warrants to purchase 468,000 shares of common stock. Such amount will be recorded as a non-cash dividend to our Series D preferred stock holder. For purposes of the pro forma data, the amount of the dividend, calculated using a Black Scholes pricing model, is based on a value of $13.00 per share, the price paid in our most recent private placement. The actual amount of the dividend will be determined using the initial public offering price upon completion of this offering.


  .  on a pro forma as adjusted basis to give effect to the sale of, and the
     application of the net proceeds from,       shares of common stock in
     this offering, assuming an initial public offering price of $      per
     share.

                          -----------------------------------------------------------
                           Period from
                          June 13, 1996      Year Ended          Three Months Ended
                           (inception)      December 31,              March 31,
                           to December  ----------------------  ----------------------
                            31, 1996       1997        1998        1998        1999
                          ------------- ----------  ----------  ----------  ----------
Dollars in thousands, except share and per share
data
Consolidated Statement
 of Operations Data
Net revenue.............    $    --     $      115  $      992  $       97  $      475
Cost of revenue.........         --            374       1,776         142         793
                            --------    ----------  ----------  ----------  ----------
  Gross loss............         --           (259)       (784)        (45)       (318)
                            --------    ----------  ----------  ----------  ----------
Operating expenses:
  General and
   administrative.......         202         1,140       2,178         349         767
  Sales and marketing...         --            208       2,155         311         889
  Product development...         300           439       1,956         427         520
                            --------    ----------  ----------  ----------  ----------
    Total operating
     expenses...........         502         1,787       6,289       1,087       2,176
                            --------    ----------  ----------  ----------  ----------
      Loss from
       operations.......        (502)       (2,046)     (7,073)     (1,132)     (2,494)
Interest income
 (expense), net.........         --            (33)         73          42         110
                            --------    ----------  ----------  ----------  ----------
      Net loss..........        (502)       (2,079)     (7,000)     (1,090)     (2,384)
Cumulative dividends on
 redeemable convertible
 preferred stock........         --            (14)       (702)        (99)       (429)
                            --------    ----------  ----------  ----------  ----------
Net loss attributable to
 common shareholders....    $   (502)   $   (2,093) $   (7,702) $   (1,189) $   (2,813)
                            ========    ==========  ==========  ==========  ==========
Basic and diluted net
 loss per common share..    $  (0.97)   $    (1.90) $    (6.55) $    (1.01) $    (2.39)
                            ========    ==========  ==========  ==========  ==========
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per common share
 calculation............     515,000     1,102,500   1,175,000   1,175,000   1,175,000
                            ========    ==========  ==========  ==========  ==========
Pro forma:
Net loss attributable to
 common stockholders....                            $   (7,702)             $   (2,813)
Cumulative dividends in
 connection with
 modification of Series
 C preferred stock,
 settlement of
 contingent Series D
 preferred stock
 warrants and beneficial
 conversion feature
 associated with Series
 D preferred stock .....                                (5,778)                 (5,778)
                                                    ----------              ----------
Pro forma net loss
 attributable to common
 stockholders...........                            $  (13,480)             $   (8,591)
                                                    ==========              ==========
Pro forma basic and
 diluted net loss per
 common share...........                            $    (1.82)             $    (1.16)
                                                    ==========              ==========
Shares used in pro forma
 basic and dilute net
 loss per common share
 calculation............                             7,386,620               7,386,620
                                                    ==========              ==========

                                                   -----------------------------
                                                       As of March 31, 1999
                                                   -----------------------------
                                                               Pro    Pro Forma
                                                    Actual    Forma  As Adjusted
                                                   --------  ------- -----------
Dollars in thousands
Consolidated Balance Sheet Data:
Cash and cash equivalents......................... $  8,471  $36,167
Working capital...................................    7,249   35,305
Total assets......................................   11,282   38,978
Redeemable preferred stock........................   21,764      --
Total stockholders' equity (deficit) .............  (12,507)  37,313

                                  Risk Factors

You should carefully consider the risks described below before deciding to purchase shares of our common stock. The risks described below are not the only ones that we face. Any of the following risks may materially and adversely affect our business, financial condition or results of operations. The trading price of our common stock could decline as a result of these risks, and you could lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. See "Forward-looking Statements."

Risks Relating to our Business

We have extremely limited operating history and are subject to the risks of start-up companies.

We began operations in June 1996 and did not generate revenue until the second quarter of 1997. Consequently, we have an extremely limited operating history and our prospects are subject to the risks and uncertainties frequently encountered by start-up companies, particularly in the new and rapidly evolving markets for Internet services. These risks include:

  .  our ability to increase penetration of our existing client base;

  . our ability to make our services a standard for managing business-critical communication in additional industries;

  . competition from companies with greater financial and other resources or products or services similar or superior to ours;

  . whether businesses will widely adopt the Internet as a means for managing their business communications;

  . our ability to maintain our market position through enhancement of our services; and

  . our ability to identify, attract, retain and motivate qualified personnel.

We may not be successful in addressing these risks and our failure to do so could have a material adverse effect on our future results of operations and financial condition.

We have a history of losses and expect to incur future losses.

We have a history of losses and anticipate that we will continue to incur net losses. As of March 31, 1999, we had an accumulated deficit of approximately $12.0 million. We currently expect to increase our operating expenses significantly in connection with expansion of our sales and marketing operations and continued development of our services. In order for our business to become profitable, we will need to significantly increase the revenues we generate from providing our services. We have never generated a gross profit on the sale of our services. We may never generate enough revenue to achieve profitability.

Our operating results are likely to fluctuate, which may have an impact on our stock price.

Our operating results have varied significantly from quarter to quarter and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock. Quarterly fluctuations may result from factors such as:

  .  changes in demand for our services;

  .  rate of penetration of our existing client base;

  .  obtaining new clients or loss of current clients;

  .  changes in service fees paid by users;

  .  changes in our operating expenses;

  .  software "bugs" or other product quality problems;

     .  increased competition;

     .  lower syndicated loan origination activity in the summer months; and

     .  general economic conditions.

Based upon all of these factors, we believe that our quarterly operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance.

We currently receive a substantial portion of our revenue from a single product, IntraLoan.

We currently derive a substantial majority of our revenue from IntraLoan, a service used by banks to facilitate commercial loan syndications. We expect that IntraLoan-related revenue will continue to account for a substantial majority of our revenue for the foreseeable future. A decline in demand for IntraLoan as a result of competition, technological change, a reduction in the number of syndicated bank loans or other factors would have a material adverse effect on our future results of operations and financial condition.

We depend on the commercial bank loan market for a substantial majority of our revenue.

We depend on the commercial bank loan market for a substantial majority of our revenue. We charge our clients a fee for each syndicated loan transaction in which our IntraLoan service is used. Our fee is based on the number of unique individuals who are given access to the secure environment established for the loan. As a result, our revenues are sensitive to the number of new syndicated loan transactions, the number of banks participating in new syndicates and the number of loan transactions using our services. The level of syndication activity in the commercial loan market is sensitive to interest rates, regulatory policies, general economic conditions and other factors beyond our control.

We rely on a small number of clients for substantially all of our revenue.

A small number of our clients account for a substantial amount of our revenue. Our five largest clients accounted for 83% of our revenue in 1998 and 84% of our revenue for the three months ended March 31, 1999. For the year ended December 31, 1998, J.P. Morgan accounted for 30% of our revenue, Chase Manhattan Bank accounted for 21% of our revenue, and Bank of America accounted for 17% of our revenue. For the three months ended March 31, 1999, Chase Manhattan Bank accounted for 47% of our revenue and J.P. Morgan and Bank of America each accounted for 13% of our revenue. We cannot be certain that our top five clients, or other clients, will continue to use our products and services for their transactions. We do not have long-term contracts with any of our clients. Clients generally hire us for one assignment at a time and are not required to engage us for future transactions. Our revenue would decrease if any of our significant clients were to reduce or discontinue their use of our services.

We need to expand into additional markets.

We believe our success depends on expanding the number of industries that use our services. If we are unable to increase the number of industries we serve, we may not be able to expand our presence beyond the commercial bank loan market. We have recently rebranded the general service under the name DealSpace. We have developed DealSpace to extend our services beyond the loan syndication market to capital markets and business transactions in other industries. In addition, we are developing IntraTrials as a service for the pharmaceutical industry for managing and organizing the collection and documentation of clinical information in drug trials. We expect to be ready to introduce IntraTrials to market by the end of 1999, but we cannot assure you that we will be able to do so on a timely basis. We have incurred, and will continue to incur, substantial expenses to develop and market new services. We cannot be certain that we will be successful in developing new services that achieve market acceptance.

We may not be able to establish our brand name.

We believe that establishing and maintaining our brand identity will be important for expanding our client base in our existing markets and will make it easier for us to expand our services into new markets. We do not have a brand identity outside of the commercial loan industry. Promotion and enhancement of our brands, such as the DealSpace, IntraTrials and IntraLoan services, will depend on our ability to provide cost effective, high quality services and the success of our marketing initiatives. We expect to increase our marketing expenditures significantly but cannot be certain that our marketing efforts will result in successful brand promotion or increased revenue. If we are unable to provide high quality services, or if we provide new services that are not favorably received, we will diminish the value of our brand names.

Businesses may not broadly accept Internet-based services to manage business-to-business communication.

Our business depends on the willingness of businesses to manage business-critical communication and documentation intensive business processes using the Internet instead of traditional physical distribution and management methods. Businesses may be reluctant to adopt Internet solutions due to concerns about security, reliability or other factors. As a result, widespread conversion from traditional physical methods of communication to electronic methods may not occur as rapidly as we expect or at all. Our business could be materially and adversely affected if Internet-based services are not accepted.

We need to expand our sales force and distribution channels in order to increase market awareness of our services and generate increased revenue.

We must expand our direct and indirect sales operations to increase market awareness of our services, expand in those markets we have begun to penetrate, reach new markets and generate increased revenue. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our services require a sophisticated sales effort targeted at the senior management of our prospective clients. We cannot be certain that our recent hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. New hires will require training and take time to achieve full productivity. We have begun to develop relationships with third-party resellers to strengthen our selling efforts. We cannot be certain that our third-party resellers will be able to market our services successfully or devote the necessary resources to do so.

We rely on unproven strategic alliances for growth.

Our prospects will depend significantly upon, among others, our strategic relationships with:

  . Ernst & Young. In April 1999, we entered into a marketing agreement with Ernst & Young, under which Ernst & Young undertook to market our services to its clients. The agreement does not establish minimum performance requirements for Ernst & Young. We must rely on Ernst & Young's voluntary efforts to pursue our joint goals. We cannot be certain that Ernst & Young's marketing activities on our behalf, if any, will benefit us.

  . IBM Global Services. Since June 1999, we have collaborated with IBM to market and relicense our e-Xpress enterprise application to users of Lotus Notes. To date, however, we have not entered into any written agreements relating to this alliance, and IBM is under no obligation to use any efforts to market or relicense e-Xpress. We cannot assure you that we will be able to enter into any agreements with IBM or that their activities on our behalf, if any, will benefit us.

  . R.W. Johnson Pharmaceutical Research Institute. PRI is assisting us in the development and design of IntraTrials. In addition, in June 1999, we entered into a collaboration and service agreement with PRI, under which we will develop and host for PRI a secure Internet-based workspace for pharmaceutical research and development activities. The agreement provides that PRI will pay us $500,000, $250,000 of which was payable five business days after the execution of the agreement and $250,000 of which will be paid upon the completion and acceptance of the service by PRI. This agreement does not establish minimum performance requirements for PRI. The collaboration and service agreement expires three years after PRI accepts the fully developed site from us and may be terminated by them at any time. We cannot be certain that PRI's activities, if any, to develop or promote IntraTrials will generate enough revenue for us to make the alliance beneficial or that its use of the site will generate meaningful revenue for us.

See "Business--Strategic Alliances" for a more complete discussion of our current strategic relationships. The relationships described above are new and as yet unproven. We plan to continue actively seeking strategic partners, and we will rely on such partnerships to generate a significant portion of our growth. Our strategic partners, however, may not view their relationships with us as significant for their own businesses, and they may reassess their commitment to us in the future. We cannot assure you that our current or any future strategic relationships will help us to generate significant levels of revenue or will not be terminated or expire. We also cannot assure you that after termination a former strategic partner would not begin to compete with us. In any of these events, our ability to become profitable could be materially and adversely affected.

Our prospects depend on our ability to succeed against intense competition in the electronic business-to-business communication management market.

The business-to-business online communication management market is increasingly competitive. We currently or potentially compete with a variety of other companies, including, among others, fax service companies, courier services, financial printers and law firms and other service companies, many of which offer, in conjunction with their principal services, online communication management services to clients who may also use our services. We cannot be certain that we will maintain our competitive position against current and potential competitors, especially the significant number of competitors with greater name recognition and client bases and greater financial, marketing, service, support, technical and other resources than ours. We have not yet had significant direct competition from other companies offering business-to-business communication management services over the Internet or an intranet with features directly comparable to those of our products and services. However, the business-to-business online communication management market has low technological and financial barriers to entry, and we expect that such competition will develop and it may have an adverse impact on our business.

In addition, we compete indirectly with the in-house online communication management capabilities of our clients. Many of our existing and potential clients continually evaluate purchasing our services against developing similar services in-house, on the basis of such considerations as cost, security, ease of use and administration, flexibility and responsiveness of service.

Many of our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements, and to devote greater resources to the development, promotion and sale of their products and services than we can. It is possible that our current or potential competitors will develop Internet-based services superior to those we have developed or adapt more quickly than we have to new technologies, evolving industry trends or changes in client requirements. Our market is still evolving and we cannot be certain that we will be able to compete successfully with current or future competitors, or that competitive pressures faced by us will not have a material adverse effect on our future results of operations and financial condition.

Our future success currently depends on the services of a small number of key personnel.

Our future operating results depend in significant part upon the continued services of our senior management and key technical personnel, particularly the following key employees:

  .  Mark S. Adams, President and Chief Executive Officer;

  .  John M. Muldoon, Chief Financial Officer and Treasurer;

  .  Patrick J. Wack, Jr., Chief Operating Officer; and

  .  Leonard G. Goldstein, Chief Information Officer.

IntraLinks has three-year employment agreements with Messrs. Adams, Muldoon and Wack which expire on July 7, 2000 and a three-year employment agreement with Mr. Goldstein which expires on January 19, 2001. While members of senior management are parties to non-competition and non-disclosure agreements, we cannot assure you that these key personnel and others will not leave IntraLinks or compete with us, which could have a material adverse affect on our business, results of operations and financial condition. In addition, we have purchased key person life insurance only on Messrs. Adams and Wack.

We cannot assure you that we will retain our key employees or that we will be successful in attracting, assimilating and retaining other highly qualified technical, sales and managerial and service personnel in the future. The loss of any of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on our future results of operations and financial condition. See "Business--Employees."

Our business model is new and unproven.

Our services are new and our business model is unproven. We will be successful only if businesses actively use our services for managing and organizing business-critical communication. We were among the first to provide businesses with Internet-based services for managing business-critical communication. Therefore it is impossible to predict the degree to which businesses will use our services. In addition, software is traditionally licensed to end users for use instead of being provided as part of a service integrating hosting, security, backup and customer support. We cannot be certain that businesses will accept our new model for providing our software for use on a per transaction basis.

We rely on third parties to host our services and to develop our software.

We rely upon third parties to host our systems and to develop our software. If our arrangements with these third parties are terminated, we may not be able to find an alternative source on a timely basis or on commercially reasonable terms and our business could be disrupted.

  . IBM Global Services. We rely on IBM Global Services to host our services and to provide the security features on which our services depend. We believe that our use of IBM hosting facilities establishes credibility with our clients addressing concerns they may have concerning reliability, security and availability. If we were to lose our access to IBM hosting services without securing a supplier with a comparable reputation, we may find it more difficult to maintain our client base and obtain new clients.

  . Lante Corporation and Transaction Information Systems. Our internal programming staff is limited and we have chosen to rely on outside consulting firms to develop and maintain the software supporting our services. Lante Corporation developed and assists in maintaining the applications platform supporting our IntraLoan and DealSpace services and our e-Xpress application. We have engaged Transaction Information Systems to develop the software for our IntraTrials services. Any deterioration in the services provided to us by these consulting firms could impair our ability to maintain our existing services or delay the development of new services.

We may have difficulty in managing growth.

Our business has grown rapidly in the last two years and must continue to do so in order for us to become profitable. The number of our full-time employees has grown from nine at December 31, 1997 to 64 at June 30, 1999, and the scope of our operating and financial systems has expanded significantly. This recent rapid growth has placed and, if sustained, will continue to place, a significant strain on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, client support and financial control systems, and effectively expand, train and manage our employee base. We cannot be certain that we will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on our future results of operations and financial condition.

We may not be able to keep up with rapid changes in Internet technology.

The market for our services is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new services or service enhancements compliant with present or emerging Internet technology standards. New products and services based on new technologies or new industry standards can render existing products and services obsolete and unmarketable.

To succeed, we will need to enhance our services and develop new services on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. Internet commerce technology is complex, and new services and service enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new services could have a material adverse effect on our future results of operations and financial condition.

We may not be able to provide services if the systems that we rely upon are not Year 2000 compliant.

We are currently working to ensure that all of our proprietary business systems and the third-party business systems we use will not fail or make miscalculations as a result of the Year 2000 date change. The failure of such systems, however, could directly and adversely affect our ability to provide our services or otherwise affect revenue, safety or reliability for such a period of time as to lead to serious or unrecoverable consequences. Although we believe that most of our in-house and licensed information technology, including our production systems and accounting software, will not be affected by the Year 2000 date change, we cannot be certain that the production systems of our service providers, suppliers or customers will not be adversely affected by the Year 2000 date change.

Risks Typical of Business-to-Business Internet Companies

The possible slow adoption of Internet solutions by businesses may harm our prospects.

In order for us to be successful, the Internet must continue to be adopted as an important means of disseminating business-critical communication. Because intranet and Internet usage is continuing to evolve, it is difficult to estimate with any assurance the size of this market and its growth rate, if any. To date, many businesses have been deterred from utilizing intranets and the Internet for a number of reasons, including:

  .  lack of access and ease of use;

  .  lack of availability of cost-effective, high-speed service;

  .  actual or perceived lack of security of information;

  .  the need to operate with multiple and frequently incompatible products;

  .  inconsistent quality of service;

  .  potentially inadequate development of network infrastructure; and

  . possible disruptions due to Year 2000 difficulties, computer viruses or other damage to the Internet servers or to users' computers.

Possible Internet security breaches could harm our business.

We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information of our clients. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may compromise or breach the encryption schemes used by us to protect client transaction data. The ability to provide a highly secure environment for our clients to manage their business-critical communication is a cornerstone feature of our products and services that is demanded by our clients and is critical to our success. If any compromise of our security were to occur, it could have a material adverse effect on our reputation and results of operations and financial condition, and expose us to risks of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

Our software applications are subject to risk of product defects.

The types of sophisticated software applications that we use to provide our services sometimes contain undetected software errors or failures, especially when we use newly developed applications or when new versions are implemented. These errors or failures can cause delays in the introduction of services or require design modifications before or after we introduce the service. We have experienced these delays and the need for design modification in the past. Our services are intended for use in applications that are critical to our customers' businesses. As a result, our customers and potential customers may have a greater sensitivity to product defects than do customers of software products generally.

Capacity constraints or systems failures could materially and adversely affect our business.

The performance of our products and services is critical to our reputation and achieving market acceptance of our online products and services. Any system failure, including network, software or hardware failure, that causes interruption or loss of data could result in decreased usage of our products and services. An increase in the volume of transactions and the number of simultaneous users could strain the capacity of the hardware employed by us, which could lead to slower response time or system failures. IBM maintains the computer systems we use to provide our services in its hosting facilities. Most of our systems are protected by redundant systems, but we cannot assure you that our back-up systems will prevent all types of system failure. Our operations are also dependent in part upon the ability to protect our systems against physical damage from natural disasters, power loss, telecommunications failures, physical and electronic break-ins, computer viruses and similar events. The occurrence of any of these events, either involving our internal systems or IBM's hosting facilities, could result in interruptions, delays or cessations in service to users of our services, which could have a material adverse effect on our future financial results. As we increase our business, we must expand and upgrade our technology, systems and network hardware and software. We may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our services. If we do not appropriately upgrade our systems and internal hardware and software, our business, financial condition and results of operations will be materially and adversely affected.

Our success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure.

We depend upon the Internet to conduct our business and any problems in the functioning of the Internet could adversely affect our business. To the extent that the Internet continues to experience significant growth in the number of users, it is possible that the infrastructure for the Internet will not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and our services in particular. If the infrastructure for the Internet does not effectively support growth that may occur, our future financial results will be materially and adversely affected. Even if the required Internet infrastructure, standards and protocols are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could have a material adverse effect on our future results of operations and financial condition.

Possible infringement of intellectual property rights could harm our business.

Much of our business is derived from software programs, methodologies and other information in which we have a proprietary interest. We seek to protect our intellectual property through patents, trademarks, copyrights, assignments of inventions, work made for hire and confidentiality agreements. Currently, we have registered the copyright for our IntraLoan service Web site, but none of our patent or trademark applications have yet issued or registered, and we cannot assure you that any of these applications will be issued or registered. Although broad foreign patent protection for our IntraLoan service appears no longer to be available, we are continuing to innovate our technologies and plan to pursue diligently U.S. and foreign patent protection. Even if these applications are approved, we cannot assure you that these measures will be adequate to prevent the unauthorized use of our intellectual property or that others may not independently develop competing products or services. Any of these events could have a material adverse effect on our future financial results. Litigation may be necessary to enforce our intellectual property or to protect our trade secrets, but we cannot assure you that such litigation would be successful. Any such litigation, even if successful, could result in substantial costs and diversions of our resources and could have a material adverse effect on our future results of operations and financial condition.

In addition, we cannot be certain that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We cannot, therefore, give any assurance that such third party rights will not be asserted against us or that if such assertions are made that they will not have a material adverse effect on our future results of operations and financial condition. Further, any such third party asserting such a claim could obtain a temporary, preliminary or permanent injunction barring the offering of our products or services. Any such injunction, even if subsequently lifted, could materially and adversely affect our future results of operations and financial condition. See "Business--Legal Proceedings" for a more complete discussion of currently pending and potential litigation against us.

We are aware of other companies using or owning the trademark "IntraLinq" and variations of that name but do not believe any confusion between our services and other companies' activities will result. We are also aware of other companies that have United States registered and pending trademarks for "IntraLink" and similar terms and for "E-Xpress," for computer-related goods and services. Although we do not believe that any confusion currently exists or is likely to occur in the future regarding our use of "IntraLinks" as a company name or our use of "e-Xpress" as a product name, the users of these similar terms may have senior trademark rights if they were ever to assert a claim against us for trademark infringement. If an infringement suit were to be instituted against us, even if groundless, it could result in substantial litigation expenses in defending the suit. If such a suit were to be successful, we could be forced to cease using the "e-Xpress" or IntraLinks marks and to pay damages. We have not received notices from any such companies alleging infringement or any confusion. We cannot assure you, however, that our business would not be materially and adversely affected if such confusion did occur.

Potential imposition of government regulation on Internet-based commerce and legal uncertainties could limit our growth.

Few laws or regulations currently are directly applicable to access to or commerce on the Internet, and we are not subject to direct government regulation, other than regulations applicable to businesses generally. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase the cost of our doing business or otherwise have a material adverse effect on our future results of operations and financial condition. A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as the offer and sale of securities, property ownership, copyright and trademark.

Risks Relating to this Offering and Our Shares

Our stock price may decline after the offering and may be volatile in the future.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the underwriters and us, and may not be indicative of our future market prices. As a result, you may not be able to resell any shares you buy from us at or above the initial public offering price due to a number of factors, including:

  .  actual or anticipated fluctuations in our operating results;

  . changes in expectations as to our future financial performance or changes in financial estimates by securities analysts;

  . announcement of new products or product enhancements by us or our competitors;

  .  investors' perceptions;

  . general conditions in the economy in general or in Internet-related industries;

  .  technological innovations by us or our competitors; and

  .  the operating and stock price performance of other comparable companies.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. In particular, the stock prices for many companies in the Internet sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the common stock.

There will be immediate and substantial dilution to new investors in this offering.

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any common stock you purchase in the offering will have a post-offering net tangible book value per share of $ less than the price you paid for the share, assuming an initial public offering price of $ per share, the mid-point of the range set forth on the cover page of this prospectus.

Sales of outstanding common stock may depress the stock price after the offering.

A substantial number of shares of our common stock could be sold into the public market after this offering. The occurrence of such sales, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After this offering, we will have outstanding
     shares of common stock, or      shares if the underwriters exercise their
option to purchase additional shares of common stock in the offering. In addition, 2,000,000 shares of common stock may be issued under our stock incentive plan. Options to purchase 1,180,663 of these shares have been issued, 60,113 of which are exercisable. In addition, 1,111,262 shares of common stock underlie outstanding warrants.

The       shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to "affiliates" of IntraLinks. In addition, substantially all stockholders will agree under written "lock-up" agreements that, for a period
of     days from the date of this prospectus, they will not sell their shares.
As a result, upon the expiration of the lock-up agreements     days after the
date of this prospectus,      shares of common stock will be eligible for sale,
subject, in most cases, to certain volume and other restrictions under the
Federal securities laws. The remaining      shares of common stock will become
eligible for resale under the Federal securities laws on the first anniversary of their respective dates of issuance, subject to these same restrictions,
beginning on     , 2000.

We and shareholders who will hold in the aggregate             shares of common
stock upon the consummation of this offering have entered into registration rights agreements which require us to include shares of common stock held by shareholders in registered offerings of common stock made by us in the future.

After the offering, we will continue to be controlled by existing stockholders.

Upon completion of this offering, the principal stockholders listed under
"Principal Stockholders" will beneficially own approximately     % of our
outstanding common stock, and     % if the underwriters' over-allotment option
is exercised in full. Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our board of directors and the approval of change-in-control transactions.

We will not pay dividends for the foreseeable future.

We anticipate that earnings, if any, will be retained for the development of our business and that no cash dividends will be declared on the common stock for the foreseeable future.

Our business could be hurt if management uses our proceeds from this offering ineffectively.

Our management will have significant flexibility in applying the net proceeds of this offering that we receive. We intend to use the proceeds of this offering that we receive for general corporate purposes, including capital expenditures and potential future acquisitions. These purposes could include strategic acquisitions or investments, international expansion, technical upgrades of internal systems and working capital requirements. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. The failure of our management to apply these proceeds effectively could have a material adverse affect on our business, results of operations and financial condition.

Our charter and by-law provisions and Delaware corporate law may make a takeover of IntraLinks more difficult.

Our governing corporate documents contain provisions that could discourage potential takeover attempts and make attempts by our stockholders to change management more difficult. Following this offering, our certificate of
incorporation will allow our board of directors to issue up to           shares
of preferred stock and the fix the rights of those shares by the stockholders. The rights of holders of common stock may be harmed by the rights of the holders of any such "blank check" preferred stock. We do not, at present, intend to issue any preferred stock, but if we do, an outside party may find it more difficult to acquire a majority of our outstanding voting stock. Also, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. Applying these provisions could delay or prevent a change in control of us, which could adversely affect the market price of our common stock.

                                Use of Proceeds

Assuming an initial public offering price of $     per share, which is the mid-
point of the range set forth on the cover of this prospectus, we will receive
approximately $       million from the sale of common stock in this offering,
or $       million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, the expansion of our sales and marketing capabilities and capital expenditures. We may also apply a portion of the net proceeds of the offering to acquire businesses, products and technologies that are complementary to ours. We have entered into a non-binding letter of intent regarding the acquisition by us of a company which provides services that allow companies to manage communications in merger and acquisitions transactions. If consummated, the purchase price is expected to be approximately $350,000 in cash and 70,000 shares of our common stock. Other than this letter of intent, we have not entered into any current agreements, understandings or arrangements with respect to any specific businesses, products or technologies that we may acquire, although we will continue to evaluate such opportunities from time to time. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                Dividend Policy

IntraLinks has never declared or paid any cash dividends on its capital stock (except for dividends required to be paid on a regular basis on certain series of its preferred stock) and does not intend to pay any cash dividends on its common stock for the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. Future dividends, if any, will be determined solely by our board of directors.

                           Forward-looking Statements

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors."

Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 Capitalization

The following table sets forth the capitalization of IntraLinks as of March 31, 1999:

  . on an actual basis;

  . on a pro forma basis to give effect to:

    . the issuance of 660,000 shares of Series D preferred stock to Ernst & Young at $10.00 per share on April 13, 1999 for net proceeds of $6.6 million;

    . the contribution to capital of $360,000 in net deferred development fees in connection with our private placement to Ernst & Young of Series D preferred stock;

    . the recording of a one-time dividend of approximately $1.2 million to Series C preferred stock holders in consideration for modifying their dividend terms in connection with our private placement of Series D preferred stock. The $1.2 million dividend represented $800,000 in cash and warrants to purchase 160,000 shares of Series D preferred stock at $10.00 per share;

    . the recording of an approximately $1.9 million non-cash dividend in connection with the beneficial conversion feature associated with the private placement to Ernst & Young of our Series D preferred stock;

    . the issuance of 1,068,890 shares of Series E preferred stock at $13.00 per share on June 30, 1999 for net proceeds of approximately $13.7 million;

    . the exercise of warrants to purchase an aggregate of 820,000 shares of Series D preferred stock at a purchase price of $10.00 per share for net proceeds of $8.2 million in connection with our private placement of Series E preferred stock;

    . the conversion on a one-for-one basis of all outstanding shares of our preferred stock into 6,211,620 shares of common stock upon the closing of this offering; and

    . the recognition of approximately $2.7 million of expense upon the closing of this offering in connection with the immediate vesting of previously contingent warrants to purchase 468,000 common shares. Such amount will be recorded as a non-cash dividend to our Series D preferred stock holder. For purposes of the pro forma data, the amount of the dividend, calculated using a Black Scholes pricing model, is based on a value of $13.00 per share, the price paid in our most recent private placement. The actual amount of the dividend will be determined using the initial public offering price upon completion of this offering.

  .  on a pro forma as adjusted basis to give effect to the sale of, and the
     application of the net proceeds from,       shares of common stock in
     this offering, assuming an initial public offering price of $      per
     share.

This information should be read in conjunction with IntraLinks's consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as the information appearing under "Certain Relationships and Related Transactions" and "Management--Stock Incentive Plan."

                                                  -----------------------------
                                                     As of March 31, 1999
                                                  -----------------------------
                                                             Pro     Pro Forma
                                                  Actual    Forma   As Adjusted
                                                  -------  -------  -----------
Dollars in thousands
Cash and cash equivalents........................ $ 8,471  $36,167
                                                  =======  =======
Obligations under capital leases, excluding
 current installments ........................... $     2  $     2
Redeemable convertible preferred stock:
Series B -- $.01 par value; 887,992 shares
 authorized; 780,230 shares issued and
 outstanding actual; no shares issued and
 outstanding pro forma and pro forma as adjusted.   5,514      --       --
Series C -- $.01 par value; 3,901,000 shares
 authorized; 2,500,000 shares issued and
 outstanding actual; no shares issued and
 outstanding, pro forma and pro forma as
 adjusted........................................  16,250      --       --
Stockholders' (deficit) equity:
Series A convertible preferred stock, $.01 par
 value; 382,500 shares authorized, issued and
 outstanding actual; no shares issued and
 outstanding pro forma and pro forma as adjusted.       4      --       --
Common stock, $.01 par value; 11,000,000 shares
 authorized; 1,175,000 shares issued and
 outstanding actual; 7,386,620 shares issued
 and outstanding pro forma and      shares issued
 and outstanding pro forma as adjusted...........      12       74
Additional paid-in capital.......................    (517)  51,917
Accumulated deficit.............................. (11,965) (14,637)
Deferred compensation............................     (32)     (32)
Other comprehensive loss.........................      (9)      (9)
                                                  -------  -------
Total stockholders' (deficit) equity ............ (12,507)  37,313
                                                  -------  -------
Total capitalization............................. $ 9,259  $37,315
                                                  =======  =======

The table above excludes:

  . 1,180,663 shares of common stock issuable as of June 30, 1999 upon the exercise of options outstanding at a weighted average exercise price of $5.47 per share;

  . 819,337 additional shares of common stock reserved for future option grants under our stock incentive plan; or

  . 1,111,262 shares of common stock issuable upon the exercise of warrants that will remain outstanding after this offering at a weighted average exercise price of $9.00 per share.

                                    Dilution

Our pro forma net tangible book value as of March 31, 1999 was $37,294,000, or $5.05 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving
effect to the issuance and sale of the           shares of common stock in this
offering (at an assumed initial public offering price of $     per share, the
mid-point of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses), which would result in estimated net proceeds of
$           , our pro forma net tangible book value as of March 31, 1999, would
have been $                or $      per share. This represents an immediate
increase in the pro forma net tangible book value of $      per share to
existing stockholders and an immediate dilution of $       per share to new
investors. The following table illustrates the per share dilution:

     Assumed initial public offering price per share.................       $
       Pro forma net tangible book value per share at March 31, 1999.  $
       Increase in pro forma net tangible book value per share
        attributable
        to new investors.............................................
     Pro forma net tangible book value per share after this offering.
                                                                            ----
     Dilution per share to new investors.............................       $
                                                                            ====

As of the date of this prospectus, options and warrants to purchase shares of common stock were outstanding at a weighted average exercise price of
$      per share, and          shares were available for the issuance of
additional stock options under our stock incentive plan. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

The following table summarizes on a pro forma basis, as of March 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by the new investors, assuming an initial public
offering price of $      per share, the mid-point of the range set forth on the
cover of this prospectus, before deduction of estimated underwriting discounts and commissions and offering expenses:


                             ----------------------------------------------------
                                 Shares
                               Purchased    Total Consideration
                             -------------- ----------------------   Average Price
                             Number Percent  Amount      Percent       Per Share
                             ------ ------- ---------   ----------   -------------
Existing stockholders.......
New investors...............
                              ---    ----    ---------   ----------       ---
    Total...................         100%                      100%
                              ===    ====    =========   ==========       ===

                  Selected Consolidated Financial Information

The following table sets forth our selected consolidated financial data. You should read this information together with our consolidated financial statements and the notes to those statements beginning on page F-1 of the prospectus and the information under "Summary Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated balance sheet data at December 31, 1996 are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data at March 31, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The following balance sheet data is presented:

  .  on an actual basis;

  .  on a pro forma basis to give effect to:

    . the issuance of 660,000 shares of Series D preferred stock to Ernst & Young at $10.00 per share on April 13, 1999 for net proceeds of $6.6 million;

    . the contribution to capital of $360,000 in net deferred development fees in connection with our private placement to Ernst & Young of Series D preferred stock;

    . the recording of a one-time dividend of approximately $1.2 million to Series C preferred stock holders in consideration for modifying their dividend terms in connection with our private placement of Series D preferred stock. The $1.2 million dividend represented $800,000 in cash and warrants to purchase 160,000 shares of Series D preferred stock at $10.00 per share;


    . the recording of approximately $1.9 million non-cash dividend in connection with the beneficial conversion feature associated with the private placement to Ernst & Young of our Series D preferred stock;

    . the issuance of 1,068,890 shares of Series E preferred stock at $13.00 per share on June 30, 1999 for net proceeds of approximately $13.7 million;

    . the exercise of warrants to purchase an aggregate of 820,000 shares of Series D preferred stock at a purchase price of $10.00 per share for net proceeds of $8.2 million in connection with our private placement of Series E preferred stock;

    . the conversion on a one-for-one basis of all outstanding shares of our preferred stock into 6,211,620 shares of common stock upon the closing of this offering; and

    . the recognition of approximately $2.7 million of expense upon the closing of this offering in connection with the immediate vesting of previously contingent warrants to purchase 468,000 common shares. Such amount will be recorded as a non-cash dividend to our Series D preferred stock holder. For purposes of the pro forma data, the amount of the dividend, calculated using a Black Scholes pricing model, is based on a value of $13.00 per share, the price paid in our most recent private placement. The actual amount of the dividend will be determined using the initial public offering price upon completion of this offering.

  .  on a pro forma as adjusted basis to give effect to the sale of, and the
     application of the net proceeds from,       shares of common stock in
     this offering, assuming an initial public offering price of $      per
     share.

                          ------------------------------------------------------------
                           Period from       Year Ended          Three Months Ended
                          June 13, 1996     December 31,              March 31,
                           to December  ----------------------  ----------------------
                            31, 1996       1997        1998        1998        1999
                          ------------- ----------  ----------  ----------  ----------
Dollars in thousands, except share and per share
data
Consolidated Statement
 of Operations Data
Net revenue.............    $    --     $      115  $      992  $       97  $      475
Cost of revenue.........                       374       1,776         142         793
                            --------    ----------  ----------  ----------  ----------
  Gross loss............                      (259)       (784)        (45)       (318)
                            --------    ----------  ----------  ----------  ----------
Operating expenses:
  General and
   administrative.......         202         1,140       2,178         349         767
  Sales and marketing...         --            208       2,155         311         889
  Product development...         300           439       1,956         427         520
                            --------    ----------  ----------  ----------  ----------
    Total operating
     expenses...........         502         1,787       6,289       1,087       2,176
                            --------    ----------  ----------  ----------  ----------
      Loss from
       operations.......        (502)       (2,046)     (7,073)     (1,132)     (2,494)
                            --------    ----------  ----------  ----------  ----------
Interest income
 (expense):
  Interest income.......         --              8         187          42         110
  Interest expense......         --            (41)       (114)        --          --
                            --------    ----------  ----------  ----------  ----------
    Total interest
     income (expense),
     net................         --            (33)         73          42         110
                            --------    ----------  ----------  ----------  ----------
Net loss................        (502)       (2,079)     (7,000)     (1,090)     (2,384)
                            --------    ----------  ----------  ----------  ----------
Cumulative dividends on
 mandatorily redeemable
 convertible preferred
 stock..................         --            (14)       (702)        (99)       (429)
                            --------    ----------  ----------  ----------  ----------
Net loss attributable to
 common shareholders....    $   (502)   $   (2,093) $   (7,702) $   (1,189) $   (2,813)
                            ========    ==========  ==========  ==========  ==========
Basic and diluted pro
 forma net loss per
 common share...........    $  (0.97)   $    (1.90) $    (6.55) $    (1.01) $    (2.39)
                            ========    ==========  ==========  ==========  ==========
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per common share
 calculation............     515,000     1,102,500   1,175,000   1,175,000   1,175,000
                            ========    ==========  ==========  ==========  ==========
Pro forma:
Pro forma net loss
 attributable to common
 stockholders...........                            $   (7,702)             $   (2,813)
Cumulative dividends in
 connection with
 modification of Series
 C Preferred Stock,
 settlement of
 contingent Series D
 preferred stock
 warrants and beneficial
 conversion feature
 associated with Series
 D preferred stock......                                (5,778)                 (5,778)
                                                    ----------              ----------
Pro forma net loss
 attributable to common
 stockholders...........                            $  (13,480)             $   (8,591)
                                                    ==========              ==========
Pro forma basic and
 diluted net loss per
 common share...........                            $    (1.82)             $    (1.16)
                                                    ==========              ==========
Shares used in pro forma
 basic and diluted net
 loss per common share
 calculation............                             7,386,620               7,386,620
                                                    ==========              ==========

                         --------------------------------------------------------
                          As of December 31,           As of March 31, 1999
                         -----------------------  -------------------------------
                                                                       Pro Forma
                         1996    1997     1998     Actual   Pro Forma As Adjusted
                         -----  -------  -------  --------  --------- -----------
Dollars in thousands
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $  37  $ 2,618  $11,188  $  8,471   $36,167
Working capital
 (deficit)..............  (322)   3,650   10,278     7,249    35,305
Total assets............    96    4,330   13,641    11,282    38,978
Obligations under
 capital leases,
 excluding current
 installments...........              9        4         2         2
Deferred rent...........              4       98       130       130
Deferred revenue........   --       232       25        54        54
Deferred development
 fees...................   --       --       150       360       --
Redeemable convertible
 preferred stock........   --     5,014   21,701    21,764       --
Total stockholders'
 (deficit) equity.......  (263)  (1,200)  (9,698)  (12,507)   37,313

                                                    Year Ended
                                                     December    Three Months
                                                       31,     Ended March 31,
                                                    ---------- ----------------
                                                    1997 1998   1998     1999
                                                    ---- ----- ------- --------
Supplemental Information
Number of transactions.............................  19    204     22       130
Number of seats(1)................................. 373  3,202    851     9,877

--------
(1) A seat is an individual registered user of our services for a particular transaction.

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and other portions of this prospectus.

IntraLinks develops and markets online services to manage business-critical communication. Our services allow businesses to exchange information securely over the Internet through an environment that facilitates effective collaboration among working group members and efficient execution of transactions, projects and business processes.

Since our founding in June 1996, we have devoted our efforts to developing the proprietary Internet-based applications that support our services, building our organization and developing and marketing our online services. In May 1997, we launched our IntraLoan service. Since its launch, use of IntraLoan has grown from two transactions for the first three months of its introduction to 106 transactions for the three months ended March 31, 1999. We have focused our efforts on increasing IntraLoan's use in the global syndicated loan market while simultaneously developing new markets for our services. In collaboration with Ernst & Young, we introduced DealSpace in October 1998 as our branded service for a broad range of capital markets transactions. We had marketed predecessor services of DealSpace under different brand names beginning in June 1997.

Our revenue is generated from fees we charge clients for using our services. We bill for each loan syndication or other transaction, project or business process in which our services are used to manage business-critical communication. Our per-project fees are based on the number of users who are granted access to the secure online environment that we establish for the project. We record this revenue net of an allowance for projects that may not begin as anticipated. We recognize this revenue ratably over the average life of the project, provided that we have no significant remaining obligations and collection of the receivable is probable.

Cost of revenue primarily consists of computer hosting fees paid to IBM Global Services and personnel costs for client service specialists, who establish and administer our online services. Prior to January 1, 1999, our hosting service provider charged a fixed monthly fee for each user with the right to log onto the secure Web site through which our services are provided. Effective January 1, 1999, this pricing structure was replaced by a fixed monthly fee for hosting services plus a significantly lower monthly fee per user. The new pricing structure will result in a lower effective hosting cost per user as we increase the number of users with access to our services.

Since inception, we have incurred substantial costs to develop our services and to build our sales and marketing capabilities. As a result, we have incurred net losses in each fiscal quarter since inception and, as of March 31, 1999, we had an accumulated deficit of approximately $12.0 million. We anticipate that our operating expense will continue to increase in future quarters as we continue to make significant investments in our sales and marketing operations, increase our organizational and technical infrastructure and develop services for new markets. Accordingly, we expect to incur additional losses for the foreseeable future. Our limited operating history makes it difficult for us to predict future operating results, and there can be no assurance that we will achieve or sustain revenue growth or profitability.

Results of Operations

Net revenue. Net revenue consists of fees derived from our IntraLoan and DealSpace services and predecessors to DealSpace. A significant majority of our historical revenue has been generated from IntraLoan. We did not generate any net revenue until 1997. Net revenue was $115,000 for the year ended December 31, 1997 and $992,000 for the year ended December 31, 1998. We generated $97,000 of net revenue for the three months ended March 31, 1998 and $475,000 for the three months ended March 31, 1999. This growth in net revenue is principally attributable to an increase in the number of transactions processed through our system, which increased from 19 for the year ended December 31, 1997 to 204 for the year ended December 31, 1998 and from 22 for the three months ended March 31, 1998 to 130 for the three months ended March 31, 1999.

Cost of revenue. Cost of revenue primarily consists of computer hosting fees paid to IBM Global Services and costs for client service personnel, who establish and administer our online services. We did not have any cost of revenue until 1997. Cost of revenue was $374,000 for the year ended December 31, 1997, approximately $1.8 million for the year ended December 31, 1998, $142,000 for the three months ended March 31, 1998 and $793,000 for the three months ended March 31, 1999. These increases in cost of revenue are attributable to increases in hosting fees, as well as increases in the number of our client service personnel. Hosting fees increased during the period from our initial launch in 1997 through December 31, 1998 as a direct result of the increase in the number of users of our services.

Until recently, our hosting service provider, IBM, charged a monthly fee for each user with the right to log onto the secure Web site through which our services are provided. Effective January 1, 1999, this pricing structure was replaced with a fixed monthly fee plus a significantly lower monthly fee per user. As a result of the new pricing structure, our hosting fees have been decreasing as a percentage of revenue, and, if our revenues grow, we anticipate that this trend will continue.

General and administrative expense. General and administrative expense principally includes salaries for executive, administrative and accounting personnel, and non-personnel costs such as facilities, professional fees and depreciation and amortization. General and administrative expense was $202,000 for the year ended December 31, 1996, approximately $1.1 million for the year ended December 31, 1997 and approximately $2.2 million for the year ended December 31, 1998. General and administrative expense was $349,000 for the three months ended March 31, 1998 and $767,000 for the three months ended March 31, 1999. This increase in general and administrative expense was primarily due to increased salaries and related expenses associated with hiring additional accounting and administrative personnel, increased facilities expense relating to the leasing of additional office space in March 1998 to support our rapid growth and legal fees. We expect these expenses to continue to grow as additional personnel are hired and additional expenses relating to growing our business and operating as a public company are incurred.

Sales and marketing. Sales and marketing expense consists primarily of salaries, commissions and travel related costs of sales and marketing personnel, public relations costs and other marketing expenses. We did not incur any sales and marketing expense until mid-1997, when we began marketing our IntraLoan service. Sales and marketing expense was $208,000 for the year ended December 31, 1997 and approximately $2.2 million for the year ended December 31, 1998. Sales and marketing expense was $311,000 for the three months ended March 31, 1998 and $889,000 for the three months ended March 31, 1999. This increase in sales and marketing expense was primarily due to an increase in sales personnel from three as of December 31, 1997 to 16 as of December 31, 1998 and from five as of March 31, 1998 to 18 as of March 31, 1999 and related travel and entertainment cost, and marketing expenses such as trade conference costs, public relations expenditures and promotional items. We expect that sales and marketing expense will continue to increase for the foreseeable future as we continue to expand our internal sales force and increase our marketing and promotional activities.

Product development. Product development expense includes consulting costs associated with the design, development and testing of our systems and personnel costs. Prior to January 1, 1999 we expensed product development costs as incurred. Since January 1, 1999, we have capitalized our development expense for IntraLoan and DealSpace in accordance with accounting Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We capitalized software costs of $193,000 for the quarter ended March 31, 1999. We continue to expense other product development costs as incurred. Product development expense was $300,000 for the year ended December 31, 1996, $439,000 for the year ended December 31, 1997, approximately $2.0 million for the year ended December 31, 1998, $427,000 for the three months ended March 31, 1998 and $520,000 for the three months ended March 31, 1999. Product development expense increased substantially each year and each period as we continued to use independent consultants to develop and enhance our products. In 1996, we engaged a consulting firm to develop IntraLoan. We began to establish our in-house development capability after the launch of IntraLoan. We continue to work with outside consultants to develop and enhance our products while increasing our in-house development staff. In 1998, we worked with a software development firm to design new applications that are now components of DealSpace. During 1999, working with PRI, we began development of IntraTrials, a service for managing data collection, reporting and communication for the clinical drug trials process. We believe that timely deployment of new and enhanced features and technology are critical to attaining our strategic objectives. Accordingly, we intend to continue to hire experienced product development personnel, to use outside consultants and to make additional investments in product development.

Interest income (expense), net. We had no interest income or expense until 1997. Interest income for all periods resulted from interest earned on cash and cash equivalents in money market accounts. Interest income increased from $8,000 for the year ended December 31, 1997 to $187,000 for the year ended December 31, 1998 and from $42,000 for the three months ended March 31, 1998 to $110,000 for the three months ended March 31, 1999. This increase in interest income is directly attributable to higher balances in our money market accounts from the proceeds of our equity offerings. Interest expense for all periods is comprised of interest on our bridge loans, capital lease obligations and amortization of the discount on our debt. Interest expense increased from $41,000 for the year ended December 31, 1997 to $114,000 for the year ended December 31, 1998 and was zero for the three months ended March 31, 1998 and the three months ended March 31, 1999. This increase in interest expense is attributable to the amortization of an increased level of discount on our debt.

Cumulative dividends. Cumulative dividends on redeemable convertible preferred stock amounted to $14,000 for the year ended December 31, 1997, $702,000 for the year ended December 31, 1998, $99,000 for the three months ended March 31, 1998 and $429,000 for the three months ended March 31, 1999. Upon the closing of this offering, all of the outstanding shares of convertible preferred stock will convert into shares of common stock, and all accrued but undeclared dividends on these shares will be cancelled. There are currently no unpaid declared dividends, and we do not anticipate declaring any dividends on our preferred stock prior to the closing of this offering.

Quarterly Results of Operations

The following table presents certain unaudited quarterly financial information for each of the five quarters ended March 31, 1999. In the opinion of management and our auditors, this data has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and includes all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The quarterly data should be read together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.


                         ----------------------------------------------------------------
                                               Three Months Ended
                         -----------------------------------------------------------------
                          March 31,    June 30,    September 30, December 31,   March 31,
                            1998         1998          1998          1998         1999
                         -----------  -----------  ------------- ------------  -----------
Consolidated Statement
 of Operations:
Net revenue............. $    97,000  $   230,000   $   306,000  $   359,000   $   475,000
Cost of revenue.........     142,000      378,000       590,000      666,000       793,000
                         -----------  -----------   -----------  -----------   -----------
  Gross loss............     (45,000)    (148,000)     (284,000)    (307,000)     (318,000)
 Operating expense
  General and
  administrative........     349,000      527,000       657,000      645,000       767,000
  Sales and marketing...     311,000      512,000       592,000      740,000       889,000
  Product development...     427,000      464,000       456,000      609,000       520,000
                         -----------  -----------   -----------  -----------   -----------
    Total operating
     expense............   1,087,000    1,503,000     1,705,000    1,994,000     2,176,000
                         -----------  -----------   -----------  -----------   -----------
Loss from operations....  (1,132,000)  (1,651,000)   (1,989,000)  (2,301,000)   (2,494,000)
Interest income
 (expense), net.........      42,000       24,000        (8,000)      15,000       110,000
                         -----------  -----------   -----------  -----------   -----------
    Net loss............ $(1,090,000) $(1,627,000)  $(1,997,000) $(2,286,000)  $(2,384,000)
                         ===========  ===========   ===========  ===========   ===========

We have experienced variations in our quarterly net revenue, gross margins and operating costs. These variations were caused by several factors, including a major downturn in the loan syndication market in the second half of 1998.

We expect our quarterly operating results to fluctuate due to a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results, in addition to those listed under "Risk Factors-- Our operating results are likely to fluctuate, which may have an impact on our stock price," include:

  .  syndicated loan origination activity;

  .  the success of our efforts to expand our markets;

  .  timing of the introduction of new products; and

  .  the inception and completion of development contracts.

As a result of our limited operating history and the emerging nature of the market for Internet-based services, our revenues are difficult to forecast. In addition, our service revenue is derived generally from orders placed during the quarter, so we do not have a backlog which also contributes to our difficulty in projecting our revenues. At the same time, our expense levels are relatively fixed since our spending programs are based on estimates of future revenues and our plans to invest in our business. As a result, we may be unable to adjust our spending in a timely manner to match revenue shortfalls. An unexpected shortfall in revenue could have a disproportionate impact on our operating results.

Liquidity and Capital Resources

Since our inception, we have obtained financing primarily through private placements of equity securities, bridge loans and the exercise of warrants. Through the date of this prospectus, we have raised approximately $50.2 million through sales of equity securities, bridge loans and the exercise of warrants. As of March 31, 1999, we had approximately $8.5 million in cash and cash equivalents, which was augmented by our sales of Series D and Series E preferred stock in the second quarter of 1999 and the exercise of a portion of our outstanding warrants to purchase Series D preferred stock, which raised approximately an additional $28.5 million in net proceeds.

We have had significant negative cash flows from operating activities for each fiscal and quarterly period to date. Net cash used in operating activities was $305,000 for the period from June 13 to December 31, 1996, approximately $1.7 million for year ended December 31, 1997, approximately $6.4 million for the year ended December 31, 1998, approximately $1.1 million for the three months ended March 31, 1998 and approximately $2.0 million for the three months ended March 31, 1999. Net cash used in operating activities consisted mostly of net operating losses, decreased by non-cash compensation, depreciation and amortization, provision for doubtful accounts, amortization of the discount on our debt and changes in operating assets and liabilities.

Net cash used in investing activities was $46,000 for the period from June 13 to December 31, 1996, $108,000 for the year ended December 31, 1997, approximately $1.7 million for the year ended December 31, 1998, $159,000 for the three months ended March 31, 1998 and $321,000 for the three months ended March 31, 1999. Net cash used in investing activities consisted primarily of leasehold improvements and purchases of furniture, fixtures and computer equipment. We expect that net cash used in investing activities will increase in the future.

Our net cash provided by financing activities was $388,000 for the period from June 13 to December 31, 1996, approximately $4.4 million for the year ended December 31, 1997, approximately $16.6 million for the year ended December 31, 1998, approximately $1.5 million for the three months ended March 31, 1998 and $368,000 for the three months ended March 31, 1999. The principal source of cash in 1996 was the net proceeds from issuance of convertible notes payable and the issuance of Series A preferred stock. The main sources of cash in 1997 were the proceeds from the issuance of Series A and B preferred stock, and the proceeds from bridge loans. In 1998 the main sources of cash were the proceeds from the issuance of Series B and C preferred stock and the proceeds of bridge loans. In addition, subsequent to March 31, 1999, we received net proceeds of approximately $28.5 million from sales of Series D and Series E preferred stock and the exercise of a portion of our outstanding warrants to purchase Series D preferred stock.

In the fourth quarter of 1998 we launched our DealSpace service in connection with a letter of understanding with Ernst & Young. Under this arrangement, Ernst & Young paid us a monthly fee for developing and exploring the potential of the DealSpace service. We recorded net deferred development fees from Ernst & Young of $150,000 for the three months ended December 31, 1998 and $210,000 for the three months ended March 31, 1999.

In April 1999, we replaced our then-existing agreement with Ernst & Young with a new agreement. Under this new agreement, we issued to Ernst & Young 660,000 shares of our Series D preferred stock, warrants to purchase 660,000 shares of Series D preferred stock at $10.00 per share and warrants to purchase 192,308 shares of Series C preferred stock at $6.50 per share in exchange for $6.6 million in cash. In connection with this private placement of Series D preferred stock and the issuance of these warrants, the $360,000 of net deferred development fees previously recorded as an advance was contributed to capital.

In connection with our new agreement with Ernst & Young, we also issued to Ernst & Young warrants to purchase 468,000 shares of Series D preferred stock at $10.00 per share. These warrants are exercisable upon the earlier of the closing of this offering or our achieving certain defined revenue targets, and expire on April 13, 2004. If and when these warrants become exercisable, we will record an expense calculated using a Black Scholes pricing model based on the then-fair value of our common stock.

In June 1999, we issued 1,068,890 shares of Series E preferred stock to investors at $13.00 per share, which raised approximately $13.7 million in net proceeds. In connection with this private placement, Ernst & Young and the holders of our Series C preferred stock exercised warrants issued to them in April 1999 to purchase an aggregate of 820,000 shares of Series D preferred stock, totalling $8.2 million in proceeds to us.

Also in connection with our private placement of Series E preferred stock and the execution of a collaboration and service agreement with PRI, we issued to PRI warrants to purchase an aggregate of 230,770 shares of common stock at $13.00 per share. Of these warrants, warrants to purchase 38,462 shares of common stock are immediately exercisable and expire in June 2002. Warrants to purchase an additional 76,923 shares of common stock are exercisable upon the earliest of: (1) the closing of this offering, (2) Johnson & Johnson Development Corporation, a subsidiary of Johnson & Johnson and a Series E preferred stock investor, being forced to sell its shares of IntraLinks in accordance with the terms of our Second Amended and Restated Shareholders' Agreement or (3) June 30, 2001. We have the right to require PRI to exercise these warrants, which expire in December 2002, upon the closing of this offering. Warrants to purchase the remaining 115,385 shares of common stock become exercisable over time upon our achieving certain defined revenue targets.

We believe that net proceeds from this offering and the recent private placements together with our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 24 months. However, we may need additional equity or debt financing in the future to fund our operations or to finance potential acquisitions of other business, products or technologies, which we evaluate on an ongoing basis. Sales of additional equity securities could result in additional dilution to our stockholders.

Impact of Year 2000 Issue on Operations and Financial Condition of IntraLinks; Year 2000 Readiness Disclosure

As many computer systems and other equipment with imbedded control chips or microprocessors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. The Year 2000 issue relates to the way that these business systems could fail or make miscalculations due to interpreting a date including "00" to mean 1900, not 2000. To the extent that a business system does not fail or make miscalculations as a result of the Year 2000 date change, such a system is described as being "Year 2000 compliant." While we believe that we have been taking adequate steps to make sure that our business systems are Year 2000 compliant, and we do not believe that we will incur material costs to prepare for the Year 2000 date change, achieving complete Year 2000 compliance is subject to various risks and uncertainties, and there can be no assurance that the Year 2000 date change will not lead to failures of such systems that may have a material adverse effect on our future results of operations and financial condition. Our potential areas of exposure include:

  .  internal information technology, including computers and software;

  . non-information technology, including telephone systems and other equipment that we use internally; and

  . external third party systems, particularly the IBM hosting system that we utilize, systems that comprise the Internet and those products and services that allow our members to access the Internet.

IntraLinks has been aware of the possible impact of Year 2000 issues on its operations since inception and has focused on making its business systems Year 2000 compliant since that time. Most of this effort has been focused upon business systems owned or operated by IntraLinks or third parties, the failure of which would directly and adversely affect IntraLinks' ability to provide its services or would otherwise affect revenue or reliability for such a period of time as to lead to unrecoverable consequences. IntraLinks has adopted a Year 2000 compliance program for these critical systems that is designed to:

  . assess the readiness of our critical systems to deal with the Year 2000 date change;

  . remediate any potential failures through the modification or replacement of critical systems that may not be Year 2000 complaint;

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

  . test the existing and improved critical systems for Year 2000 compliance prior to the actual Year 2000 date change; and

  . develop contingency plans to deal with possible failures by our critical systems to be Year 2000 compliant.

At this point in our assessment and testing, our primary internal software and hardware systems have been tested. Hardware and software pertaining to the support of our businesses, such as accounting and legal functions, are being upgraded to be Year 2000 compliant. We expect these upgrades to be completed during the third quarter of 1999. We are not aware of any Year 2000 problems relating to systems we or third parties operate that would have a material effect on our business or financial condition, without taking into account our efforts to avoid these problems.

Our information technology systems consist of software developed either in-house or licensed from third parties and hardware purchased from vendors. We have contacted our principal vendors of hardware and software. All of those contacted vendors have notified us that the hardware and software that they supplied to us are Year 2000 compliant, except as described below.

We have also substantially completed an assessment of our non-information technology systems which we have identified as possibly having Year 2000 issues. At this point in our assessment, we are not aware of any Year 2000 problems relating to these systems which would have a material effect on our business or financial condition, without taking into account our efforts to avoid these problems.

Our information technology systems and other business resources rely on information technology systems and non-information technology systems provided by service providers and therefore may be vulnerable to those service providers' failure to remediate their own Year 2000 issues. These providers include providers of our Internet services and our hosting services from IBM. We have contacted our principal service providers, and we have been notified by all of our providers except for IBM that the information technology and non-information technology systems that they provide to us are Year 2000 compliant. IBM has performed testing on the hosting system we use and confirmed to us that the system itself is Year 2000 compliant. However, certain of the other services utilized by this system, including IBM's network connectivity and security protection systems were reported the subject of ongoing Year 2000 testing and consequently could not be reported as being Year 2000 compliant as of March 30, 1999. IBM has informed us that it expects to report by August 1999 that such services are fully Year 2000 compliant. We have not engaged any independent services to verify and validate representations made by any of our third party vendors or service providers. We plan to monitor progress of these entities by requesting periodic updates as they prepare for Year 2000 compliance.

To the extent that our assessment is finalized without identifying any material non-compliant information technology or non-information technology systems operated by us or third parties, the most reasonably likely Year 2000 scenario is the failure of one or more of our vendors of hardware or software vendors to properly identify any Year 2000 compliance issues and remediate any issues. A failure could prevent us from operating our business, prevent users from accessing our Web site or change the behavior of customers or persons accessing our Web site. We believe that the primary business risks, in the event of a failure, would include but not be limited to:

  .  lost revenue;

  .  increased operating costs;

  .  loss of customers or persons accessing our Web site;

  .  other business interruptions of a material nature; and

  .  claims of mismanagement, misrepresentation or breach of contract.

We estimate that to date we have spent approximately $80,000 on Year 2000 compliance issues. Our work has focused on research, planning and testing and to date has not had a material impact on other information technology projects. We have not allocated a budget for Year 2000 compliance and do not expect the financial or resource requirements necessary to achieve compliance to have a material impact on our financial condition or results of operations. We have not engaged any third parties to verify the results of our assessments or our cost estimates.

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

We currently do not have a contingency plan to deal with the worst-case scenario that technologies on which we are dependent fail to operate. In the event that IBM's ongoing testing, which is expected to be completed by August 1999, reveals any system components that are not Year 2000 compliant, we intend to develop a plan to correct any resulting contingencies. Potential Year 2000 problems will vary in significance, ranging from minor software bugs to network failure. Our services would not be available under our worst-case scenario, potentially resulting in loss of revenue and a decrease in the number of our customers. Although we do not anticipate the occurrence of this worst case scenario, our contingency plan will include procedures to follow if it occurs.

If our present efforts to address the Year 2000 compliance issues are not successful, if our contingency plans are unsuccessful or if our strategic partners, suppliers or other third parties do not successfully address these issues, our business, operating results and financial condition could be materially and adversely affected.

Quantitative and Qualitative Disclosures About Market Risk

We do not use derivative financial instruments in our operations or investment portfolio. We do not have significant exposure to market risks associated with changes in interest rates related to our corporate debt instruments held as of March 31, 1999.

Recent Accounting Pronouncements Applicable to this Offering

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1")." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We adopted SOP 98-1 in 1999 and capitalized approximately $193,000 as of March 31, 1999.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect us, as we do not have any derivative instruments or hedging activities.

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

                                    Business

IntraLinks is a leading provider of services that allow companies to manage business-critical communication over the Internet. We offer comprehensive and easily outsourced services that integrate our proprietary applications with hosting, back-up, security and customer support. Our services provide a secure Internet-based environment in which business-critical communication can be posted, accessed, and organized for use by collaborating parties worldwide. Accessing and using our services does not require any hardware or software beyond Web access and an Internet browser. We believe that by using our services to manage traditionally document-intensive business processes, our clients achieve productivity gains, enhanced collaboration among working group members and cost savings.

We design our services for markets whose business processes are characterized by multiple collaborating parties, large volumes of information, repeated cycles of revision and review of documents and a need for high levels of security and auditability. We collaborate with industry leaders to develop online services that are tailored to that industry's needs. Our IntraLoan service has become the industry standard for managing syndicated global loan transactions. We are currently leveraging our success in the syndicated loan market to promote our DealSpace service as an industry standard for other capital market transactions. We have developed and plan to license for distribution our e-Xpress enterprise application, which enterprises can utilize as their own secure document delivery system. In addition, we are collaborating with PRI, a division of Ortho-McNeil Pharmaceutical Inc., a wholly-owned subsidiary of Johnson & Johnson, to develop a service for the pharmaceutical industry. This service, IntraTrials, will use our technology to manage data collection, reporting and communication in the clinical drug trials process.

We have established strategic alliances with Ernst & Young, a Reuters affiliate and IBM to enhance our marketing capabilities. We jointly market our services with Ernst & Young to their worldwide customer base. Reuters co-markets our loan syndication services alongside its loan market information through a new jointly marketed service called LoanInvestor. We are negotiating a license with IBM under which IBM will sublicense our e-Xpress application. IBM's initial target market for e-Xpress is the 37 million users of Lotus Notes worldwide. To promote the use and more widespread adoption of our services, we have implemented a strategy of incorporating relevant third-party content and applications into our online environments. To date, we have established relationships with Reuters, EDGAR Online and Multex, among others, for the delivery of their proprietary financial information and applications.

As of June 30, 1999, our services had been used by over 1,400 organizations and by over 17,000 individuals at financial institutions, legal and accounting firms, and major corporations in the U.S., Europe and Asia. We have achieved leadership in the U.S. syndicated loan market, where 11 of the 15 leading loan syndication banks had used our service during the first three months of 1999. We seek to replicate our success in the loan syndication market to become the online standard for managing business-critical communication.

Industry Background

Many business processes involve collaborating parties from different companies operating in various locations, large volumes of sensitive information and repeated cycles of review and revision of documents. For example, a loan syndication transaction can involve dozens or even hundreds of banks and individual working group members, each reviewing or revising a large number of documents. Inefficiencies associated with paper-based execution of these processes consume significant amounts of time and resources. To respond to increasing competition, corporations are seeking ways to streamline these business-to-business processes through the use of technology.

By virtue of its power as a communication medium and universal accessibility, the Internet presents significant opportunities to facilitate these processes. Recognizing the Internet's potential for transforming relationships with suppliers, customers, partners and advisors, businesses are increasingly adopting online solutions. Forrester Research estimates that the number of employees worldwide with access to the Internet will increase from 48 million in 1998 to approximately 200 million in 2004.

While there has been growing acceptance of the Internet as an important business-to-business medium, its use for managing business-critical communication between enterprises has been limited. For business-critical communication, companies continue to rely largely upon traditional paper-based methods of communication, such as first class mail, overnight express mail, courier services and facsimile. To leverage the power of the Internet to facilitate and streamline business-critical processes, companies require cost-effective solutions that ensure the security of the information transferred, encourage collaboration among working group members and reduce the inefficiencies of the traditional paper-based means of communication.

As a partial solution, companies are increasingly using e-mail. However, e-mail has several disadvantages that limit its usefulness for managing business-critical communication. Because e-mail lacks security, many organizations have imposed limitations on its use. Also, e-mail is not always easily accessible from remote locations and can be subject to significant delivery delays, especially during large-scale distributions that may result in server congestion. Furthermore, e-mail is primarily a delivery mechanism and does not provide an environment that fosters enhanced collaboration in the execution of business processes. Consequently, corporations are seeking alternative Internet-based solutions that address the limitations of e-mail.

Some companies have attempted to create in-house Internet solutions. These solutions, however, tend to be costly and of limited use outside the sponsoring company. The development and maintenance of in-house technology may consume significant corporate resources. In addition, in-house solutions for managing business-critical communication may face significant adoption hurdles that would limit their potential user base. For example, due to confidentiality concerns, industry participants might refuse to use competitors' systems for the management of their business-critical information. Absent a neutral third-party solution, these security concerns could give rise to multiple in-house solutions within the same industry, all addressing the same fundamental need. Users may prefer to have a single standardized system rather than familiarizing themselves with a variety of different systems.

For all of the above reasons, we believe companies are seeking standardized Internet-based solutions for the management of business-critical communication that can easily be outsourced to neutral third parties.

The IntraLinks Solution

IntraLinks provides a comprehensive and easily outsourced solution for managing business-critical communication over the Internet. Our services enable our clients to communicate with customers, clients, advisors, suppliers and trading partners to manage complex business processes in a single accessible, secure, reliable and easy-to-use environment, which we co-brand with our client's name and logo.

The key benefits of our services include:

Increased Productivity

IntraLinks can help increase employee productivity by reducing the administrative burden associated with the delivery of traditional paper-based communication and information. In addition, IntraLinks can help speed the delivery of business communications. Unlike e-mail, which is subject to delivery delays and may be inaccessible from remote locations or with incompatible systems, information distributed through our services becomes immediately accessible to authorized users who have Web access and an Internet browser. As a result, our services accelerate business processes, reduce cycle times and improve communication, thereby shortening the time to market for a client's services or products.

Enhanced Collaboration Among Working Group Members

Our services encourage collaboration among working group members by providing a globally accessible client-branded environment in which they can securely access, share and modify communications and information in real time. By immediately notifying users about new distributions via both traditional e-mail and our secure messaging function, we help ensure that project team members are working with up-to-date information. Because our services can be accessed virtually anywhere by using an Internet browser, users can more effectively collaborate with one another regardless of their location.

Highly Scalable Turnkey Service

We provide a complete and easily outsourced solution that can scale to accommodate high numbers of simultaneous users and projects. We take full responsibility for the delivery and support of our applications and provide 24-hour client support through our toll-free help line and over the Internet. Our applications are easy to use, and working group members require minimal training. Our services allow our clients to access and use these applications over the Internet, eliminating the need for installation or investment in additional hardware or software beyond Web access and an Internet browser. In addition, upon a client's request, we promptly set up an online environment that working group members can use for their business communications.

Trusted Third-Party Provider

Our services provide a trusted third-party environment for the management of business-critical communication. As a result, we are able to attract multiple industry users to our services who might not otherwise use a proprietary system developed by an industry competitor. We do not have a financial interest in the outcome of any project managed on our system, nor do we have any ownership interest in information derived from the use of our services. In addition, we do not use this information for marketing purposes, nor do we sell user identifications or information. We believe that our neutral third-party status will help us to create an industry standard for managing sensitive business-critical communication online.

Highest Levels of Security and Document Integrity

Because many business communications are highly sensitive, we have incorporated several levels of security to protect the confidentiality of those communications. To prevent unauthorized use of sensitive information, IntraLinks uses the highest level of encryption permitted by law. We authenticate users through their unique user identifications and passwords and by using Lotus Domino validation procedures. Our clients determine users' rights to access or edit documents. We also permit our clients to digitally "notarize" documents, allowing them to verify document integrity. In addition, our hosting facilities, provided under contract by IBM, are designed to ensure high levels of network security and physical protection of the servers.

Reduced Administrative Costs

By reducing the need for faxes, couriers and overnight mail delivery, our clients can significantly reduce the expenses of a particular transaction, project or business process. We charge our clients on a per-project or subscription basis, irrespective of the volume of communication that occurs. Therefore, the more our systems are used on each project, the more cost-effective they become in comparison to traditional document delivery methods.

Managed Access

Our services allow clients to manage and control the rights of users to access and modify information posted to our site. These services allow clients to instantly and easily add or remove users during the course of a project. Once added, new users can be given immediate access to any or all current or previously posted information. In addition, our services provide reports that track site, document and message access by user, date and time. This feature provides an audit trail that helps our clients monitor their business process, increase accountability of working group members and protect against unauthorized access to information.

Strategy

We have established the Internet-based standard for managing business-critical communication and documentation for loan syndications. Our goal is to be the leading provider of Internet-based services for the management of business-critical communication across a broad range of markets.

Central to our strategy are the following key objectives:

Rapidly Develop New Markets and Increase Penetration of Existing Markets

We seek to expand into markets where we can best replicate the strategies we have successfully used to establish IntraLoan as the leading online service for the global loan syndication market. To this end, we focus on markets where processes are characterized by multiple collaborating parties, large volumes of information, repeated cycles of revision and review of documents and a need for high levels of security and auditability. To date, we have identified the financial services, pharmaceutical and legal industries, among others, as markets that could benefit from our services. We have hired sales professionals with extensive experience in and intimate knowledge of each of those industries' business processes. To adapt our services to each specific market we target or serve, we intend to continue collaborating with industry leaders to develop our services. For example, we have an agreement with PRI to develop and deliver our IntraTrials service for managing data collection, reporting and communication for the clinical drug trials process.

As part of our expansion strategy, we also intend to penetrate further our financial services customer base across different capital markets areas. We are currently leveraging our leading position in the syndicated loan market to expand the use of DealSpace, our solution for managing a broad array of capital markets transactions. Through DealSpace, our objective is to establish IntraLinks as the leading provider of online solutions for managing business-critical information for a broad range of capital market transactions.

Expand Direct Sales Teams Around Target Markets

Because we sell to senior business professionals rather than to technologists, the marketing of our services requires a sophisticated understanding of our clients' businesses. For this reason, we recruit for our sales force individuals with significant relevant experience in each of our existing and target markets. We believe that by further developing and expanding industry-focused sales teams in both the United States and Europe, we will increase our penetration of existing markets and develop new markets.

Increase Indirect Sales Through Strategic Alliances

We intend to build and diversify our sales channels further by forging strategic alliances and increasing co-marketing arrangements with content providers, technology companies, application developers and other strategic partners. For example, we have established an important sales channel through our relationship with Ernst & Young, which has created a dedicated team to coordinate co-marketing of our services. We plan to add new sales channels and revenue streams by licensing our technology to well-established application software providers and other technology marketers that have national and international sales capabilities. For example, we are currently negotiating a non-exclusive licensing agreement with IBM, under which it will license for distribution to its clients e-Xpress, an enterprise application for secure delivery of documents and messages. We have also entered into co-marketing arrangements with suppliers of proprietary financial content and services. For example, Reuters has recently agreed to co-market our loan syndication services with their loan market information through its subsidiary Loan Pricing Corporation.

Add Content and Functional Applications to Enhance our Services

We intend to continue to enhance our services by providing IntraLinks users with access to additional process-relevant content and functional applications. For example, Loan Pricing Corporation, a subsidiary of Reuters, will deliver financial content alongside our IntraLoan service through a new jointly marketed service called LoanInvestor. We have also entered into arrangements with EDGAR Online and Multex, among others, for the delivery of their proprietary financial content and services through DealSpace and IntraLoan. As a result, our users have convenient access to real-time market data and news, analytical tools, research reports, SEC filings, Internet-based company presentations and other useful information. We believe that providing users convenient access to relevant content and functional applications will result in increased use and adoption of our services.

Broaden Brand Name Recognition

We believe that broadening the brand name recognition of IntraLinks and its services will facilitate market acceptance of our services. We have achieved brand name recognition in the loan syndication community and are building our reputation in the broader financial services markets. Currently, we are targeting our marketing efforts to the financial services, legal and pharmaceutical markets. We will continue to build brand awareness for our services through marketing and promotional initiatives, including public relations campaigns, event sponsorship, trade show participation, direct mail and advertising.

Services

IntraLinks provides comprehensive and easily outsourced services for managing business-critical communication online. Upon a client's request, we establish an online environment that working group members can use for their business communication. Our services enable working group members to collaborate online and post, access and organize information and communications associated with a particular transaction, project or business process.

Our clients determine the rights of working group members to access or modify information. Once clients post information to the site for the working group, our system simultaneously delivers a secure message within the IntraLinks environment and a traditional e-mail to all approved users notifying them to access the newly posted information. Users can immediately download and print any document to which they have access instead of waiting for delivery through more time-consuming means such as courier or overnight delivery.

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

We provide a number of different applications and services designed to facilitate workflows in the financial services and other markets. To enhance our service offerings, we have incorporated into our hosted applications relevant third party content and tools. For example, users of DealSpace can access EDGAR Online directly through our service. As a result of these enhancements, we expect that users will more frequently access our services. We also expect that these enhancements will accelerate the adoption of our services.

We collaborate with industry leaders to develop our applications and services. These collaborative arrangements validate the utility and design of our services, increase the likelihood of attracting additional customers and provide highly credible references for future sales. We worked with J.P. Morgan to design IntraLoan, our global loan syndication service, and with Bank of America to create our private placement service, which is now incorporated in DealSpace. We also worked with Ernst & Young to develop DealSpace. We are working with PRI to develop IntraTrials. We plan to continue to collaborate with industry leaders to develop new applications and services targeted at specific markets.

Our applications and services include:

IntraLoan for the Loan Syndication Market

Since 1997, our premier capital markets service has been IntraLoan. IntraLoan has become the global standard for managing loan syndication transactions online. The following illustrates features of IntraLoan:

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

[Graphics of two IntraLoan screens. The first screen illustrates the home page, how messages are retrieved by users and links to content from the home page. The second screen illustrates the auditability and document notarization functions of IntraLoan. It also illustrates document listings.]

DealSpace for Capital Markets

Building on IntraLoan's success in the loan syndication market, we introduced our DealSpace service in October 1998. We had marketed predecessor services of DealSpace under different brand names since June 1997. DealSpace, developed in conjunction with our strategic partner Ernst & Young, is an Internet-based service for the management of capital markets and other business transactions, including:

  .  mergers, acquisitions and divestitures;

  .  municipal finance;

  .  private placements;

  .  equity issuance;

  .  project finance;

  .  asset-backed finance;

  .  debt finance; and

  .  collateralized bond and loan obligations.

The following illustrates features of DealSpace:

[Graphic of two DealSpace screens. The first screen illustrates the branded environment and links to documents posted to the site created for that transaction. The second screen illustrates the process that users follow to add new documents to a DealSpace site.]

e-Xpress

e-Xpress is an enterprise application which corporate users can utilize as their own secure document delivery system. These users have the option to access e-Xpress through seamless integration with Lotus Notes or through an Internet browser. We plan to license e-Xpress to IBM. IBM in turn will offer e-Xpress to third parties as part of a service that integrates the e-Xpress software with hosting, back-up, security and customer support. We expect to license e-Xpress to other third parties.

IntraTrials for the Pharmaceutical Industry

In collaboration with PRI, we are developing IntraTrials. IntraTrials will use our technology to improve data collection, reporting and communication in the clinical drug trials process. IntraTrials seeks to transform the traditional, paper-based clinical drug trial data collection and reporting process into a fully integrated Web-based solution that eliminates the need for duplicate data entry, thus speeding time to market and minimizing data errors. This service is currently in the development stage. We anticipate completing IntraTrials for delivery to the pharmaceutical industry by the end of 1999, but we cannot assure you that we will be successful in doing so.

IntraLinks Services for the Management of Other Business-Critical Communication

We market a variety of additional business process solutions. For example, we offer on a subscription basis a product that helps to manage corporate communication among members of boards of directors. Our services can also be used for product management and team collaboration in a variety of organizations, including for-profit and not-for-profit corporations and government agencies.

Strategic Alliances and Collaborations

Ernst & Young U.S. LLP

We have an agreement under which we and Ernst & Young jointly market our services to Ernst & Young's worldwide customer base of approximately 2,400 publicly traded companies. Ernst & Young has dedicated a team to oversee the integration of our services into their consulting service offerings and to support our direct sales effort. In April 1999, we sold a significant minority equity interest in IntraLinks to Ernst & Young.

IBM

We plan to license our e-Xpress application to IBM. IBM commenced marketing this service in June 1999 and launched a global direct marketing campaign in the same month. IBM's initial target market for e-Xpress is the 37 million Lotus Notes users worldwide.

Reuters

We have entered into an arrangement with Loan Pricing Corporation, a subsidiary of Reuters, under which Loan Pricing Corporation will deliver its financial content and services alongside our IntraLoan service through a new jointly marketed service called LoanInvestor. In June 1999, we sold a minority equity interest in IntraLinks to Reuters.

R.W. Johnson Pharmaceutical Research Institute

In June 1999, we entered into a three-year collaboration and service agreement with PRI. Under this agreement, PRI is assisting us in the development and design of IntraTrials. In addition, we will develop and host for PRI a secure Internet-based workspace for pharmaceutical research and development activities. In connection with these arrangements, in June 1999, we sold a minority equity interest in IntraLinks to Johnson & Johnson Development Corporation, a subsidiary of Johnson & Johnson.

Content Providers

Our relationships with content providers allow us to provide users with useful industry information, services and features directly through our site which we believe will increase the use and rate of adoption of our services. Our content providers presently include Multex, Portfolio Management Data Research, NetRoadshow and EDGAR Online.

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

Sales and Marketing

Our direct sales force, which has generated substantially all of our sales to date, is comprised of experienced sales professionals with expertise in the specific industry to which they market. As of June 30, 1999, we employed 25 people in sales and marketing. We are actively seeking to expand our direct sales force with qualified personnel.

We use a consultative sales approach, selling to senior business professionals rather than to technologists within client organizations. This allows us to apply the industry-specific business knowledge of our sales personnel. A team of client service specialists supports our sales force in their efforts. Customer support is an integral part of the services we provide. We believe that integrating client service specialists with direct sales teams fosters both stronger customer relationships and greater use of IntraLinks' services across our clients' organizations.

To strengthen and complement our direct sales efforts, we are continuing to leverage our relationships with Ernst & Young, IBM and Lotus to provide us with introductions to potential clients. We have also established relationships with several content and service providers within several vertical markets that have resulted in co-marketing opportunities. In addition, we plan to distribute our applications through leading technology providers such as IBM.

We currently market and promote our services and brand names through a variety of methods, including electronic and printed promotional materials, product demonstrations, public relations initiatives, participation in trade and industry conferences, customer focus groups, and membership in industry associations.

Customers

Our clients include many global financial institutions. As of June 30, 1999, our clients included:


  .  Bank of America;

  .  Chase Manhattan Bank;

  .  Citigroup;

  .  GE Capital;

  .  J.P. Morgan;

and over 40 other clients, including:

  .  investment banks;

  .  law firms;

  .  accounting firms; and

  .  other major corporations.

For the year ended December 31, 1998, J.P. Morgan accounted for 30% of our revenue, Chase Manhattan Bank accounted for 21% of our revenue, and Bank of America accounted for 17% of our revenue. For the three months ended March 31, 1999, Chase Manhattan Bank accounted for 47% of our revenue and J.P. Morgan and Bank of America each accounted for 13% of our revenue.

To date, over 1,400 organizations and over 17,000 individual transaction participants have used our services.

Technology

Our services are based on a common software platform built using Lotus Domino and Lotus Notes. Lotus Domino provides access to Lotus Notes over the Internet, while Lotus Notes provides the document repository function. We have written proprietary code allowing for enhanced workflow features, increased manageability of the documents and communications and improved auditing capabilities.

To protect documents from unauthorized use, we employ 128-bit encryption, the highest level of security allowed by law for document transmission via the Internet. Each user of the system has an identification number, authenticated by Lotus Domino software, that allows users to view only those documents to which they are entitled based on their access rights. Additionally, Surety.com Inc. provides digital notarization services to allow users to verify document integrity.

Our services operate on redundant, high availability Windows NT servers hosted by IBM Global Services. IBM houses the servers, maintains the Windows NT operating systems, and deploys Lotus Domino technology. IBM's hosting sites are located near major nodes of the Internet, providing high bandwidth to and from the Internet, and have backup electrical service provided by their own on-site diesel generators. IBM performs daily backups and houses the backup data in multiple locations. IBM provides high levels of security, including hardened servers and firewalls, to protect against intrusion. Also, because IntraLinks is an IBM business partner, the IBM Ethical Hacking Team performs various levels of intrusion tests on our applications to ensure their integrity.

Our technology is easily scalable. Our software currently runs on a Windows NT platform, but can also operate on other platforms, such as the IBM AS-400 midrange and SP-2 mainframe computers.

Competition

The market for managing business-critical information is intensively competitive, rapidly evolving and subject to swift technological change. Our services currently compete with a variety of other services, including courier services, overnight delivery services such as Federal Express, United Parcel Service and the United States Postal Service, telecopy, e-mail and financial printers, some of whom have announced or introduced Internet strategies. We also compete against other existing and emerging online transaction management companies, as well as entities that develop internal systems for management of their business-critical communication. As of now, we have not had significant direct competition from other companies offering a service for distributing documents to financial institutions over the Internet or an intranet with features comparable to those of our products and services. However, we expect that such competition will develop in the financial services market as well as other markets we intend to enter, and this may have an adverse impact on our business. Many of our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements, and to devote greater resources to the development, promotion and sale of their products and services than we can. Many of our competitors may also have substantially greater financial resources than ours. See "Risk Factors--Our prospects depend on our ability to succeed against intense competition in the electronic business-to-business communication management market."

We believe that we compete based on a number of factors, including:

  .  industry knowledge and expertise;

  .  customer service and support;

  .  scope, quality and cost effectiveness of our services;

  .  product performance and technical features; and

  . integration of services with the prospective client's information technology infrastructure.

Intellectual Property

We regard substantial elements of our Web site and underlying technology as proprietary and attempt to protect them by relying on intellectual property laws. We generally enter into confidentiality agreements with our employees, consultants and those third parties who gain access to our trade secrets. In addition, we seek to control physical and electronic access to and distribution of our technology, documentation and other proprietary information. Despite these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our proprietary information or to develop independently similar technology.

We currently have three U.S. patent applications pending relating to our proprietary technology. However, there can be no assurance that the Patent Office will issue any patents to us. Furthermore, we cannot guarantee that any patents issued to us will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us. In addition, there can be no assurance that our patents will not be challenged, invalidated or circumvented.

We have also registered the copyright in our IntraLoan service website and have applied to register the trademarks "IntraLoan," "IntraLinks It!," "IntraLinks It! and Design" and "Pyramid Design." We cannot assure you that these trademarks will register or that they will not be infringed.

Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are currently distributed or made available in the future over the Internet. In addition, although we believe that none of our intellectual property infringes on the rights of others, there can be no assurance that we do not and will not infringe or that third parties will not assert infringement claims against us in the future. See "Risk Factors Possible Infringement of Intellectual Property Rights Could Harm Our Business" and "Business--Legal Proceedings."

Employees

As of June 30, 1999, IntraLinks had 64 full time and seven part time employees. IntraLinks also employs a limited number of independent contractors and temporary employees on a periodic basis. None of our employees is represented by a labor union, and we consider our labor relations to be good.

Facilities

We are headquartered in New York, New York where we lease approximately 9,300 square feet pursuant to a lease that expires on March 31, 2008 and provides for annual rent of approximately $276,000, subject to customary escalation clauses. We use these facilities for executive office space, sales and marketing, finance, administration and client support. We are currently seeking additional space. In addition, we maintain a European sales office in London, England.

Legal Proceedings

In March 1999, a third party filed a complaint against us for patent infringement, alleging that our IntraLoan service infringes upon U.S. Patent No. 5,699,527, which covers claims relating to a system for processing loans. We believe this claim to be without merit and plan to defend vigorously against it. In addition, we have filed an action for declaratory judgment against a third-party owner of U.S. Patent No. 5,699,527. We cannot assure you that we will be successful in this action.

We cannot assure you that this third party or other third parties will not continue to assert claims of patent infringement against us, nor can we assure you that such party's claims will not be successful or that any such suit or prosecution will not have a material adverse effect on our business, financial condition or results of operations. We may also receive in the future notice of claims of infringement of other parties' proprietary rights. Third parties may assert exclusive patent, trademark, copyright and other intellectual property rights to technologies that are important to us. We, therefore, can give no assurance that we will not have such third party rights asserted against us, and if such assertions are made, even if untrue, there could be a material adverse effect on our business.

Regardless of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute or market our products and services in the United States or abroad. Any such judgment could have a material adverse effect on our business, financial condition and results of operations.

In circumstances where claims relating to proprietary technology or information are asserted against us, we may seek licenses to such intellectual property. We cannot assure you, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could preclude the offering of our products and services, and, therefore, could have a material adverse effect on our business, financial condition and results of operations.

                                   Management

Executive Officers and Directors

The following sets forth certain information with respect to our directors and executive officers as of the date of this prospectus.

Name                        Age                    Positions
----                        ---                    ---------
Mark S. Adams..............  48 President, Chief Executive Officer and Director
John M. Muldoon............  44 Chief Financial Officer and Treasurer
Patrick J. Wack, Jr........  32 Chief Operating Officer and Assistant Secretary
Leonard G. Goldstein,
 Ph.D......................  50 Chief Information Officer
Robert T. Garrigan.........  38 Executive Vice President of Sales and Marketing
Arthur B. Sculley..........  54 Chairman of the Board of Directors
William B. Ford*...........  36 Director
Thomas P. Hirschfeld+......  36 Director
Julie Kunstler*............  44 Director
Carolyn Buck Luce+.........  47 Director
Stephen D. Oesterle*.......  46 Director
Milton J. Pappas*+.........  70 Director
J. Douglas Phillips........  58 Director
Devin N. Wenig.............  32 Director
Stephen M. Davis...........  45 Secretary

--------
* Member of Compensation Committee
+ Member of Audit Committee

Mark S. Adams, a founder of IntraLinks, has served as our Chief Executive Officer and President and as a director since June 1996. From March 1995 until October 1996, Mr. Adams was the co-founder and was President and Chief Executive Officer of Prospectus Plus, Inc., a company which saved and distributed capital markets prospectuses on CD-ROM. Prior to founding Prospectus Plus, from December 1993 until December 1994, Mr. Adams served as a vice president of the asset-backed securities group at Kidder Peabody & Co. Incorporated.

John M. Muldoon, C.P.A., a founder of IntraLinks, has served as our Chief Financial Officer and Treasurer since June 1996 and as a director until November 1998. From February 1996 until September 1996, Mr. Muldoon served as the Chief Financial Officer for Prospectus Plus, Inc., a company which saved and distributed capital markets prospectuses on CD-ROM. From February 1995 until August 1995 he served as Chief Financial Officer for The American Business Journal, a television production company. From March 1994 until January 1995, Mr. Muldoon was Chief Financial Officer for Perry Corporation, a trading advisor and hedge fund manager.

Patrick J. Wack, Jr. has served as our Chief Operating Officer since April 1997 and served as Director from June 1997 until November 1998. From May 1991 until August 1996, Mr. Wack was co-founder, Chief Operating Officer, and Director of Professional Sports Care Management, Inc., the greater New York metro area's largest provider of outpatient physical therapy, and from August 1996 until May 1997 he served as a consultant to HealthSouth Corp., which acquired PSCM in August 1996. Mr. Wack is the son-in-law of John Sculley, a consultant to IntraLinks who is the brother of Arthur B. Sculley, Chairman of our Board of Directors.

Leonard G. Goldstein, Ph.D. has served as our Chief Information Officer since May 1997. From April 1987 until May 1997, Mr. Goldstein served as Vice President of the Investment Research Department at Goldman, Sachs & Company, where he was responsible for the development, implementation and operation of a large scale research delivery system.

Robert T. Garrigan has served as our Executive Vice President of Sales and Marketing since December 1998 and served as our Senior Vice President of Business Development from March 1998 until December 1998. Prior to joining IntraLinks, Mr. Garrigan served as the Executive Vice President of Broker Sales at First Call (a Thomson Financial company) from November 1996 until March 1998. From March 1990 until November, 1996, Mr. Garrigan held various sales and management positions with Thomson, including serving as Managing Director of First Call International in London from December 1993 until February 1996.

Arthur B. Sculley, a founder of IntraLinks, has served as Chairman of IntraLinks's Board since our inception. From June 13, 1996 until March 15, 1998, Mr. Sculley's role as chairman included various executive responsibilities. Mr. Sculley is a founder of, and since March 1995 has been a partner in, Sculley Brothers LLC, a New York based private investment and strategic advisory firm, which serves the financial services, communication and media/entertainment industries. From November 1970 until March 1995, Mr. Sculley served at J.P. Morgan & Co. in various capacities, including as a Managing Director in the Private Banking area. Mr. Sculley also serves as Chairman of the Bermuda Stock Exchange. Mr. Sculley is the brother of John Sculley, a consultant to IntraLinks.

William B. Ford has served as a director of IntraLinks since October 1998. Mr. Ford has served as a Managing Director of Perseus L.L.C., a merchant banking firm, since November 1997. Prior to that, Mr. Ford was Director of Acquisitions for Fisher Scientific International from April 1997 until September 1997. From July 1992 until September 1996, Mr. Ford was a Vice President of Butler Capital Corporation, a private equity investment firm. Mr. Ford also serves as a director of Fisk Corporation.

Thomas P. Hirschfeld has served as a director of IntraLinks since October 1998. Since March 1999, Mr. Hirschfeld has been a managing director of Patricof & Co. Ventures, a venture capital firm where he was a principal from January 1995 to March 1999. From January 1994 to December 1994, Mr. Hirschfeld was assistant to the Mayor of the City of New York. Mr. Hirschfeld also serves as a director of Audible, Inc., Talk City, Inc., PNV.net, Inc. and various privately held companies.

Julie Kunstler has served as a director of IntraLinks since October 1998. Since June 1999, Ms. Kunstler has served as a Managing Director of HK Catalyst Strategy & Finance Ltd. a firm that provides management services to investment companies and strategic advisory services to high technology companies in Israel, Europe, and the U.S, including Catalyst Investments (Belgium) N.V. Ms. Kunstler served in a variety of capacities at HK Catalyst Strategy & Finance Ltd. since June 1991.

Carolyn Buck Luce has been a director since April 1999. Since October 1998 she has served as Partner and National Director of Electronic Commerce at Ernst & Young LLP. From October 1996 until September 1998, Ms. Buck Luce Served as Co-National Director of Ernst & Young's Center for Strategic Transactions. Ms. Buck Luce has served in a variety of capacities at Ernst & Young since 1991.

Stephen D. Oesterle has served as a director of IntraLinks since April 1999. Since October 1998, Mr. Oesterle has served as a Partner and as National Director--National Specialty Practices at Ernst & Young LLP. From October 1996 until September 1998, he served as Co-National Director of Ernst & Young's Center for Strategic Transactions. From October 1986 until October 1996, he served as a partner in Ernst & Young's Financial Advisory Services practice.

Milton J. Pappas has served as a director of IntraLinks since January 1998. Since 1983, Mr. Pappas has been Chairman of Euclid Partners Corporation, a management company providing services to Euclid Partners, a venture capital investment fund. From 1983 to the present, he has been a General Partner of Euclid Partners Associates II, L.P., Euclid Partners Associates III, L.P. and Euclid Partners Associates IV, L.P., private venture capital investment funds. Mr. Pappas also serves on the Boards of Directors of JuniorNet Corporation and Xeyex Corporation.

J. Douglas Phillips has served as a director of IntraLinks since April 1999. Since October 1994, Mr. Phillips has served as Vice Chair--Assurance & Advisory Business Services at Ernst & Young LLP. Mr. Phillips has served in a variety of capacities at Ernst & Young since 1963.

Devin N. Wenig has served as a director of IntraLinks since July 1999. Since October 1998, Mr. Wenig has served as Executive Vice President, Marketing for Reuters Holding Switzerland SA. From June 1997 to October 1998, he served as Director--Third Party Data for Reuters. From April 1994 to June 1997, he served as Corporate Counsel for Reuters.

Stephen M. Davis has served as our Secretary since June 1996. Mr. Davis has been a shareholder of Heller Ehrman White & McAuliffe since April 1999 and was a partner of a predecessor firm, Werbel & Carnelutti, from January 1987 until March 1999. Mr. Davis also serves as a director of National R.V. Holdings, Inc.

Board of Directors and Officers

Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Our current directors were nominated and elected in accordance with the Second Amended and Restated Shareholders' Agreement, dated June 30, 1999, which will terminate upon the closing of this offering.

Our executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified.

We are in the process of obtaining directors' and officers' liability insurance and our certificate of incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the liability of our directors or stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock Certain Delaware Law Provisions."

Committees of the Board of Directors

Our board of directors has established a compensation committee and an audit committee.

Compensation Committee. The members of the compensation committee are William
B. Ford, Julie Kunstler, Stephen D. Oesterle and Milton J. Pappas. The compensation committee is responsible for reviewing and approving all compensation arrangements and benefit plans for our officers and for administering our stock incentive plan.

Audit Committee. The members of the audit committee are Thomas P. Hirschfeld, Carolyn Buck Luce and Milton J. Pappas. The audit committee does the following:

  . reviews and approves our financial statements, as audited, prior to issuance each year;

  . recommends appointment of our independent auditors and meets with our auditors to discuss the scope of their annual examination;

  . reviews the annual report of our auditors, including the financial statements and any management letters or recommendations on internal control;

  . meets with our treasurer to discuss and review our system of internal controls and procedures, the quality of his staff and our financial statements;

  .  directs and supervises special investigations of our accounting affairs;
     and

  .  makes a report of the committee's activities at each annual meeting.

Compensation of Directors

Directors do not receive salaries or cash fees for serving as directors or for serving on committees. All members of the board of directors who are not employees or consultants are reimbursed for their expenses for each meeting attended and are eligible to receive stock options pursuant to our stock incentive plan. We have not granted any options to any of our directors, although we intend to adopt a customary compensation plan for directors after this offering closes.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation and audit committees of the board of directors is an officer or employee of IntraLinks. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the year ended December 31, 1998 for our Chief Executive Officer and our other executive officers whose total salary and bonus exceeded $100,000 for services rendered to us and our subsidiaries during 1998. For disclosure regarding terms of the stock options, see "Management--Stock Incentive Plan."

                         -----------------------------------------------------------
                                 Annual                      Long-term
                              Compensation                  Compensation
                              ----------------              ------------
                                                             Number of
                                                             Securities
                                                             Underlying
                                               Other Annual   Options     All Other
Name and Position(s)     Year Salary     Bonus Compensation  Granted (1) Compensation
--------------------     ---- -------    ----- ------------ ------------ ------------
Mark S. Adams........... 1998 157,924     $--      $--        275,000         --
 Chief Executive
 Officer, President and
  Director
John M. Muldoon ........ 1998 161,563      --       --        115,000         --
 Chief Financial Officer
 and Treasurer
Patrick J. Wack, Jr..... 1998 166,667      --       --        115,000         --
 Chief Operating Officer
 and Assistant Secretary
Leonard G. Goldstein ... 1998 145,250      --       --        122,500         --
 Chief Information
 Officer
Robert T. Garrigan ..... 1998 114,542(2)   --       --         15,000         --
 Executive Vice
 President of Sales and
  Marketing

--------
(1) These options were granted pursuant to our 1997 Stock Incentive Plan and are options to purchase our common stock.
(2) Mr. Garrigan joined IntraLinks in March 1998. The amount shown in the salary column reflects amounts actually paid to Mr. Garrigan in 1998.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning stock options granted to each of the officers named in the Summary Compensation Table that received such options during 1998.

                               Individual Grants

                        ------------------------------------------------------------
                                                                Potential Realizable
                                                                  Value at Assumed
                                                                   Annual Rates of
                         Number of  % of Total                       Stock Price
                         Securities  Options                       Appreciation for
                         Underlying Granted to Price                Option Term(2)
                          Options   Employees   Per  Expiration ---------------------
Name                     Granted(1)  in 1998   Share   Dates        5%        10%
----                     ---------- ---------- ----- ---------- ---------- ----------
Mark S. Adams...........  275,000      37.1%   $4.55  6/25/08
John M. Muldoon.........  115,000      15.5%    4.55  6/25/08
Patrick J. Wack, Jr.....  115,000      15.5%    4.55  6/25/08
Leonard G. Goldstein....   70,000       9.4%    4.55  6/25/08
                           52,500       7.1%    4.00   1/6/08
Robert T. Garrigan......   15,000       2.0%    4.00  3/19/08

--------
(1) These options were granted pursuant to our 1997 Stock Incentive Plan and are options to purchase our common stock. Shares underlying options generally vest over a three-year period, unless accelerated in accordance with the stock option agreements governing such stock options. For information regarding terms of the stock options, see "Management--Stock Incentive Plan."
(2) Assumes increases in the fair market value of the common stock of 5% and
    10% per year from $    , the mid-point of the range set forth on the cover
    of this prospectus, over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission, and does not represent our estimate or projection of the future value of the common stock. These values do not take into account any amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. The actual value realized may be greater or less than the potential realizable values set forth in the table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal year-end Option
Values

The following table sets forth certain information concerning option holdings at December 31, 1998 with respect to each of the officers named in the Summary Compensation Table. None of the options granted to date were exercisable on December 31, 1998.


                         -----------------------------------------------------------------------------
                             Shares                   Number of Securities
                            Acquired                 Underlying Unexercised     Value of Unexercised
                               on          Value           Options at          In-the-Money Options at
                         Exercise(#)(1) Realized($)     December 31, 1998(2)      December 31, 1998(3)
                         -------------- ----------- ------------------------- -------------------------
Name                                                Exercisable Unexercisable Exercisable Unexercisable
----                                                ----------- ------------- ----------- -------------
Mark S. Adams...........       --            --          --        275,000         --
John M. Muldoon.........       --            --          --        115,000         --
Patrick J. Wack, Jr.....       --            --          --        115,000         --
Leonard G. Goldstein....       --            --          --        122,500         --
Robert T. Garrigan......       --            --          --         15,000         --

--------
(1) There were no option exercises during 1998.
(2) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.
(3) Value is determined by subtracting the exercise price per share from $    ,
    the mid-point of the range set forth on the cover page of this prospectus, and multiplying the result by the number of shares underlying the options.

Employment and Non-Competition Agreements

We have entered into employment agreements with Mark Adams, John Muldoon, Patrick Wack and Leonard Goldstein. The material terms of such employment agreements generally are as follows:

  . the employment term runs through July 7, 2000, except for Mr. Goldstein, whose term runs through January 19, 2001; each agreement is automatically renewable for successive one-year terms unless either party gives written notice to the other at least 90 days prior notice of its intention not to renew.

  . Mr. Adams receives an annual base salary of $185,000, Mr. Muldoon and Mr. Wack receive annual base salaries of $175,000, and Mr. Goldstein receives an annual base salary of $150,000;

  . each executive is entitled to receive annual grants of incentive stock options at the discretion of the board of directors. Mr. Goldstein's grants are fixed at options to purchase 45,000 shares of common stock awarded upon signing of his employment agreement (one-third of which will vest each year for three years) and options to purchase 2,500 shares of common stock per year afterwards;

  . we may terminate the agreement at any time with or without cause, as defined in the agreement; if an executive is terminated without cause, he will receive severance pay in an amount generally equal to up to twelve months' base salary and bonus, based upon his service time with IntraLinks, plus continued health plan and other benefits and, if termination is without cause by reason of a change of control (as defined in the agreement) of IntraLinks acceleration of all outstanding options;

  . if termination is the result of the executive's death or disability, we will pay to the executive or his estate an amount equal to his annual base salary plus any bonus compensation; and

  .  we will indemnify the executive to the fullest extent permitted by law.

Messrs. Adams, Muldoon, Wack and Goldstein are each parties to confidentiality and non-competition agreements with us under which they have agreed to under which they have agreed not to compete with our business or solicit our customers or employees for a period of two years after termination of employment, regardless of the reason for termination. In addition, all proprietary information must be kept confidential during or after the term of each executive's employment.

We have also entered into separate assignments of inventions and work for hire agreements with Messrs. Adams, Muldoon, Wack and Goldstein.

Stock Incentive Plan

Our 1997 Stock Incentive Plan was adopted by the Board of Directors and our stockholders in May 1997. All of our employees, consultants and non-employee directors that satisfy certain requirements are eligible to receive awards under the stock 1997 Stock Incentive Plan. 2,000,000 shares of common stock are reserved for issuance under the 1997 Stock Incentive Plan. The types of awards that may be made under the 1997 Stock Incentive Plan are incentive or non-qualified options to purchase shares of common stock and restricted stock.

The 1997 Stock Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee has full authority, subject to the terms of the plan, to make all decisions relating to the interpretation and operation of the 1997 Stock Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, determine the type, number, vesting requirements and other features and conditions of each award. Terms and conditions of awards are set forth in written award agreements. The exercise price of options granted under this plan may not be less than 100% of the fair market value of our common stock at the time of the original grant or 110%, in the case of incentive stock options granted to a holder of more than 10% of the total voting power of our outstanding stock. All options granted under the plan expire no more than ten years from the date of the grant. The Stock Incentive Plan terminates on December 31, 2000, unless terminated sooner by our board of directors with our stockholders' approval.

In the event of a merger or other reorganization, the compensation committee will make adjustments to the exercise price of the options and the type of securities which may be issued pursuant to the option in order to preserve the value of the option for the option holder.

The stock incentive plan may be amended by our board of directors, except where stockholder approval is required by law. Present stockholder approval requirements for amending the plan are contained in our shareholders' agreement, which will terminate upon the closing of this offering.

As of June 30, 1999, no shares had been issued upon exercise of options granted under the 1997 Stock Incentive Plan, options for 1,180,663 shares were outstanding and options to purchase 819,337 shares were available for future grant under this plan. No restricted stock has been granted under the plan.

                 Certain Relationships and Related Transactions

It is our policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience in the business segments in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met our policy standards at the time they occurred.

Private Placements

Series A Preferred Stock

We issued 75,000 shares of our Series A Preferred Stock in October 1996, an additional 45,000 shares in January 1997 and an additional 262,500 shares in June 1997, all at a price of $3.33 per share. The purchasers of Series A Preferred Stock in these transactions included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Duncan W. Brown..................     60,000    Father-in-law of Mark Adams*,
                                                 our chief executive officer
 Arthur B. Sculley*...............     45,000    Chairman of our board of
                                                 directors
 David W. Sculley.................     45,000    Brother of Arthur Sculley*,
                                                 chairman of our board of
                                                 directors
 John Sculley.....................     45,000    Brother of Arthur Sculley*,
                                                 chairman of our board of
                                                 directors
 Eugene A. Tomei..................     30,000    Father-in-law of John
                                                 Muldoon*, our chief financial
                                                 officer

--------
* Denotes a 5% or greater owner of our common stock.

Series B Preferred Stock

On September 9, 1997, we sold promissory notes for an aggregate principal amount of $600,000, together with warrants to purchase 26,750 shares of common stock at an exercise price of $3.33 per share for an aggregate price of $600,000. On December 18, 1997, the entire principal amount of these notes were converted into a total of 92,307 shares of Series B Preferred Stock, reflecting a conversion price of $6.50 per share. Simultaneously on December 18, 1997, we sold 676,923 shares of Series B Preferred Stock at a price of $6.50 per share, together with warrants to purchase 192,305 shares of common stock (which were distributed ratably to purchasers of the shares, including those listed below). On October 9, 1998, the warrants issued on December 18, 1997 were exchanged by their holders for a total of 11,000 shares of Series B Preferred Stock. The purchasers of Series B Preferred Stock in these transactions, including those who received their shares upon conversion of these promissory notes or exchange of their warrants, included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Catalyst Investment (Belgium)         78,023    Right to appoint member(s) to
  N.V.*...........................               our board of directors
 Euclid Partners IV, L.P..........    312,092    Right to appoint member(s) to
                                                 our board of directors
 Perseus Capital, LLC.............    234,070    Right to appoint member(s) to
                                                 our board of directors
 Sculley Brothers LLC.............     23,407    Limited liability company
                                                 controlled by Arthur Sculley*,
                                                 chairman of our board of
                                                 directors
 John Sculley, including a related
  limited partnership and trusts
  for the benefit of members of       109,232    Brother of Arthur Sculley*,
  his family......................               chairman of our board of
                                                 directors

--------
* Denotes a 5% or greater owner of our common stock.

Series C Preferred Stock

On August 20, 1998, we sold promissory notes in an aggregate principal amount of $2,000,000, together with warrants to purchase 108,000 shares of Series B Preferred Stock at an exercise price of $6.50, for an aggregate purchase price of $2,000,000. On October 9, 1998, these promissory notes were converted into 307,692 shares of Series C Preferred Stock. Simultaneously, we sold an additional 2,153,846 shares of Series C Preferred Stock in connection with a private placement to investors. An additional 38,462 shares of Series C Preferred Stock were issued to C.E. Unterberg, Towbin LLC as partial payment for their placement agency fee in connection with this private placement. The purchasers of Series C Preferred Stock in these transactions, including those who received their shares upon conversion of these promissory notes, included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Duncan W. Brown..................      15,385   Father-in-law of Mark Adams*,
                                                 our chief executive officer
 Catalyst Investment (Belgium)         461,537   Right to appoint member(s) to
  N.V.*...........................               our board of directors
 Euclid Partners IV, L.P..........     153,846   Right to appoint member(s) to
                                                 our board of directors
 Funds managed by Patricof & Co.
  Ventures, Inc.*.................   1,384,616   Right to appoint member(s) to
                                                 our board of directors
 Perseus Capital, LLC.............      76,923   Right to appoint member(s) to
                                                 our board of directors
 Sculley Brothers LLC.............      46,154   Limited liability company
                                                 controlled by Arthur Sculley*,
                                                 chairman of our board of
                                                 directors

--------
* Denotes a 5% or greater owner of our common stock.

Series D Preferred Stock and related transactions with Ernst & Young

In April 1999, we sold to Ernst & Young U.S. LLP 660,000 shares of Series D Preferred Stock, together with warrants to purchase an additional 660,000 shares of Series D Preferred Stock at a purchase price of $10.00 per share. These warrants were exercised by Ernst & Young in June 1999 upon completion of our private placement of Series E Preferred Stock.

In addition, in connection with a joint marketing agreement with Ernst & Young, we issued to them warrants to purchase an additional 468,000 shares of Series D Preferred Stock at an exercise price of $10.00 per share. These warrants become exercisable upon the earlier of the closing of this offering or our achieving certain defined revenue targets. In exchange for services rendered to IntraLinks in connection with the establishment of DealSpace, on April 13, 1999 we also issued to Ernst & Young warrants to purchase 192,308 shares of Series C Preferred Stock at an exercise price of $6.50 per share.

In April 1999, the holders of the Series C Preferred Stock received, pro rata to their ownership of the Series C Preferred Stock, cash payments totalling $800,000 and warrants to purchase a total of 160,000 shares of Series D Preferred Stock at an exercise price of $10.00 per share. These warrants were issued in exchange for the Series C Preferred Stock holders cancellation of quarterly payment of dividends. These warrants were exercised by the holders in June 1999 upon completion of our private placement of Series E Preferred Stock.

Series E Preferred Stock

In June 1999, we sold 1,068,890 shares of Series E Preferred Stock at a purchase price of $13.00 per share. Of these shares, 399,660 were purchased by existing stockholders pursuant to pre-emptive rights granted to all of our stockholders under a shareholders' agreement. Purchasers pursuant to these pre-emptive rights included:

--------------------------------------------------------------------------------

                                    Total Shares
             Purchaser               Purchased     Relationship to IntraLinks
             ---------              ------------   --------------------------
 Catalyst Investment (Belgium)         38,462    Right to appoint member(s) to
  N.V.*...........................               our board of directors
 Funds managed by Patricof & Co.
  Ventures, Inc.*.................    239,527    Right to appoint member(s) to
                                                 our board of directors
 Reuters Holding Switzerland SA...    384,615    Right to appoint member(s) to
                                                 our board of directors

--------
* Denotes a 5% or greater owner of our common stock.

Rights to appoint directors

In connection with their purchases of our securities, John M. Muldoon, Patrick
J. Wack, Jr., their related parties and parties related to Mark S. Adams received the right to collectively appoint one member of our board of directors. Mark S. Adams is the current director appointed by these holders. In addition, Arthur B. Sculley, John Sculley, David Sculley and their related parties also received the right to collectively appoint one member of our board of directors. Arthur B. Sculley is the current director appointed by these holders.

In connection with their purchases of Series B Preferred Stock, the holders of the Series B Preferred Stock received the right to appoint two members of our board of directors. Milton J. Pappas, chairman of the parent of Euclid Partners IV, L.P., and William B. Ford, a managing director of Perseus Capital, LLC, are the current directors appointed by the Series B Preferred Stock holders.

In connection with their purchases of Series C Preferred Stock, each of Catalyst Investments (Belgium) N.V. and APA Excelsior V, L.P. (together with related funds managed by Patricof & Co. Ventures, Inc.), holders of the Series C Preferred Stock, received the right to appoint two members of our board of directors. Thomas P. Hirschfeld, a managing director of Patricof & Co. Ventures, Inc., and Julie Kunstler, a managing director of the company that manages Catalyst Investments, are the current directors appointed by the Series C Preferred Stock holders.

In connection with its purchases of Series D Preferred Stock, Ernst & Young received the right to appoint three members of our board of directors. Carolyn Buck Luce, Stephen D. Oesterle and J. Douglas Phillips are the current directors appointed by Ernst & Young.

In connection with its purchase of Series E Preferred Stock, Reuters Holding Switzerland SA received the right to appoint one member of our board of directors. Devin N. Wenig is the current director appointed by Reuters.

All of these rights to appoint directors are pursuant to an Amended and Restated Shareholders' Agreement dated June 30, 1999, which will expire upon the closing of this offering. For a further description of the beneficial ownership and relationships to IntraLinks of persons described in this section, see "Management" and "Principal Stockholders."

Other Relationships and Transactions

On September 1, 1997, we entered into a three-year consulting agreement with John Sculley. Mr. Sculley provides consulting services to IntraLinks in the areas of marketing, financing, public relations and business strategy. Mr. Sculley is the brother of Arthur B. Sculley, chairman of our board of directors. As compensation for his services under this agreement, we granted to Mr. Sculley five-year warrants to purchase 40,000 shares of common stock at an exercise price of $3.33 per share. These warrants are currently exercisable and expire on September 1, 2002. Mr. Sculley would forfeit a portion of these warrants if his consulting agreement is terminated for any reason prior to the end of its three-year term.

All current shareholders of IntraLinks are party to an Amended and Restated Shareholders' Agreement dated June 30, 1999. The shareholders' agreement will terminate upon the closing of this offering. Under the shareholders' agreement, in addition to the rights to appoint directors described above, shareholders and classes of shares have rights with respect to election of members of the compensation and audit committees of our board of directors, limited observation rights, pre-emptive rights, rights of first refusal, tag-along, and bring-along rights. The shareholders' agreement restricts the transfer of any class of shares by the shareholders. The shareholders' agreement requires stockholder approval for certain events and requires approval by seven out of our ten directors for certain corporate actions, including debt or equity financings, certain related-party transactions and the payment of dividends.

In addition, all of our directors, executive officers and 5% shareholders are parties to registration rights agreements with us which are described under "Description of Capital Stock--Registration Rights."

                             Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of the common stock as of June 30, 1999 by:

  . each person who is known by us to own beneficially more than five percent of the outstanding common stock;

  . each of our directors and the executive officers named under "Management--Executive Compensation"; and

  .  all of our current executive officers and directors as a group.

The table has been prepared on a pro forma basis assuming the:

  . conversion of all outstanding shares of preferred stock into common stock and warrants to purchase preferred stock into warrants to purchase common stock;

  . exercise of all options that, by their terms, are exercisable within 60 days of June 30, 1999; shares subject to such options are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person; and

  .  where indicated, the sale of               shares in this offering,
     assuming no exercise of the underwriters' over-allotment option.

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. Unless otherwise indicated, the address of each person or party is c/o IntraLinks, Inc., 1372 Broadway, Floor 12A, New York, New York, 10018, our principal place of business.

--------------------------------------------------------------------------------

                             Shares Beneficially   Percentage of Common Stock
                                    Owned              Beneficially Owned
                             ------------------- ------------------------------
Beneficial Owner                   Number        Before Offering After Offering
----------------             ------------------- --------------- --------------
Arthur B. Sculley(1)........        388,462            5.3%
Mark S. Adams(2)............        615,394            8.0%
John M. Muldoon(3)..........        438,576            5.8%
Patrick J. Wack, Jr.(4).....        303,526            4.0%
Leonard G. Goldstein........        138,076            1.8%
Robert T. Garrigan..........         56,831              *
William Ford(5).............        342,916            4.6%
Thomas P. Hirschfeld(6).....      1,712,758           23.2%
Julie Kunstler(7)...........        634,560            8.6%
Stephen D. Oesterle(8)......      1,980,308           24.6%
Carolyn Buck Luce(8)........      1,980,308           24.6%
Milton J. Pappas(9).........        502,784            6.8%
J. Douglas Phillips(8)......      1,980,308           24.6%
Devin N. Wenig(10)..........        384,615            5.2%
Ernst & Young U.S. LLP(11)..      1,980,308           24.6%
Patricof & Co. Ventures,
 Inc.(12)...................      1,712,758           23.2%
Catalyst Investment
 (Belgium) N.V. (13)........        634,560            8.6%
All executive officers and
 directors
 as a group (14 persons)....      7,498,806           84.1%

--------
*Less than 1%.
(1) Includes 122,515 shares and warrants to purchase 16,200 shares held by Sculley Brothers LLC, a limited liability company which Mr. Sculley controls, and 14,650 shares held by a trust for the benefit of members of Mr. Sculley's family. Excludes 45,000 shares held by David Sculley,
    Mr. Sculley's brother, 204,311 shares held by John Sculley, Mr. Sculley's brother, and 12,171 shares held by entities for the benefit of John Sculley and his immediate family. Mr. Sculley disclaims beneficial ownership of all of these shares.

(2) Includes options to purchase 311,894 shares held by Mr. Adams, 288,850 shares held by Sarah S. Brown-Adams, Mr. Adams' wife, and 14,650 shares held by a trust for the benefit of Mr. Adams' daughter. Excludes 123,322 shares held by Duncan W. Brown, Mr. Adams' father-in-law. Mr. Adams disclaims beneficial ownership of all of these shares.
(3) Includes options to purchase 130,576 shares held by Mr. Muldoon, and 15,000 shares held by three trusts for the benefit of Mr. Muldoon's children. Excludes 32,714 shares held jointly by Frederick Benjamin and Ruth Lohr-Benjamin, Mr. Muldoon's uncle and aunt, and 56,477 shares held by Eugene A. Tomei, Mr. Muldoon's father-in-law. Mr. Muldoon disclaims beneficial ownership of all of these shares.
(4) Includes options to purchase 130,576 shares held by Mr. Wack, and 20,250 shares and warrants to purchase 2,700 shares held by a trust for the benefit of members of Mr. Wack's immediate family. Mr. Wack disclaims beneficial ownership of all of these shares.
(5) Includes 315,916 shares and warrants to purchase 27,000 shares held by Perseus Capital, LLC, of which Mr. Ford is a Managing Director. Mr. Ford disclaims beneficial ownership of all of these shares. Mr. Ford's address is c/o Perseus Capital LLC, 1627 I Street, N.W., Suite 610, Washington, D.C. 20006.
(6) Includes 1,391,368 shares held by APA Excelsior V L.P., 304,491 shares held by P/A Fund III, L.P., and 16,899 shares held by Patricof Private Investment Club II, L.P. Mr. Hirschfeld is a managing director of Patricof & Co. Ventures, Inc., which manages each of these entities. Mr. Hirschfeld disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest in these shares. Mr. Hirschfeld's address is c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, New York 10022.
(7) Includes 607,560 shares and warrants to purchase 27,000 shares held by Catalyst Investment (Belgium) N.V. Ms. Kunstler is a Managing Director of HK Catalyst Strategy & Finance Ltd., a firm that manages Catalyst Investment (Belgium) N.V.. Ms. Kunstler disclaims beneficial ownership of all of these shares. Ms. Kunstler's address is c/o HK Strategy & Finance Ltd., 10 Hayetsira Street, P.O. Box 2197, Ra'anana 43650, Israel.
(8) Information for each of these individuals includes 1,320,000 shares and warrants to purchase 660,308 shares held by Ernst & Young U.S. LLP. Each of Ms. Buck Luce, Mr. Oesterle and Mr. Phillips is a partner in Ernst & Young. Each of Ms. Buck Luce, Mr. Oesterle and Mr. Phillips disclaims beneficial ownership of all of these shares. Each of Ms. Buck Luce, Mr. Oesterle and Mr. Phillips' addresses is c/o Ernst & Young, 787 Seventh Avenue, New York, New York 10019.
(9) Includes 475,784 shares and warrants to purchase 27,000 shares held by Euclid Partners IV L.P. Mr. Pappas is chairman of Euclid Partners Corporation, which manages Euclid Partners IV L.P. Mr. Pappas disclaims beneficial ownership of all of these shares. Mr. Pappas' address is c/o Euclid Partners Corporation, 50 Rockefeller Plaza, Suite 1022, New York, New York 10020.
(10) Includes 384,615 shares held by Reuters Holding Switzerland SA, of which Mr. Wenig is Executive Vice President, Marketing. Mr. Wenig disclaims beneficial ownership of all of these shares. Mr. Wenig's address is c/o Reuters, 40 East 52nd Street, 14th Floor, New York, New York 10022.
(11) Includes warrants to purchase 660,308 shares. Ernst & Young U.S. LLP's address is 787 Seventh Avenue, New York, New York 10019.
(12) Includes 1,391,368 shares held by APA Excelsior V L.P., 304,491 shares held by P/A Fund III, L.P., and 16,899 shares held by Patricof Private Investment Club II, L.P. Patricof & Co. Ventures, Inc. manages each of these entities. Patricof & Co. Ventures, Inc.'s address is 445 Park Avenue, New York, New York 10022.
(13) Includes warrants to purchase 27,000 shares. Catalyst Investment (Belgium) N.V.'s address is Desguinlei 50, bus 6, 2018 Antwerp, Belgium.

                          Description of Capital Stock

Upon the closing of this offering, the authorized capital stock of IntraLinks
will consist of            shares of common stock, $.01 par value per share,
and            shares of preferred stock, $.01 par value per share, whose rights and designation have not yet been established. Prior to this offering, there was no established public trading market for our common stock. There will be no preferred stock outstanding immediately after the closing of this offering. The description in the sections below of our certificate of incorporation and by-laws refers to our Amended and Restated Certificate of Incorporation that will be in effect at the closing of this offering.

Common Stock

As of June 30, 1999, there were 7,386,620 shares of common stock outstanding (as adjusted to reflect the conversion of all outstanding shares of our preferred stock into common stock immediately prior to the closing of this offering) and held by 47 stockholders.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and are not entitled to vote cumulatively when electing directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends in proportion to the number of shares they hold, if they are declared by our board of directors out of funds that are legally available for that purpose. Upon the liquidation, dissolution or winding up of IntraLinks, the holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of the common stock have no preferential right to participate in any future debt or equity offerings, right to have their shares redeemed or right to convert their shares into any other type of security. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. In the event that we issue shares of preferred stock in the future, the rights of the holders of IntraLinks's common stock may be adversely affected by that issuance. This is because it is probable that any preferred stock issued will have certain rights and preferences that entitle the holders of such shares to have priority over the holders of the common stock with respect to certain matters. These matters include the right to receive dividends and the right to receive the assets of IntraLinks in the event of a bankruptcy or similar type event. There will be no shares of preferred stock outstanding immediately after the closing of this offering.

Preferred Stock

Under our certificate of incorporation, IntraLinks's board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the shareholders. These rights, designations and preferences include:

  .number of shares to be issued;

  .dividend rights;

  .dividend rates;

  .right to convert the preferred shares into a different type of security;

  .voting rights attributable to the preferred shares;

  .right to set aside a certain amount of assets for payments relating to the preferred shares; and

  .prices to be paid upon redemption of the preferred shares or a voluntary or involuntary liquidation.

If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of IntraLinks. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no present plans to issue any shares of preferred stock.

Delaware Law Business Combination Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date that the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

Registration Rights

Under the terms of the registration rights agreements between us and all of our current stockholders and warrant holders and some of our option holders are entitled, following this offering, to request that we effect the registration of their IntraLinks shares under the Securities Act.

The holders of at least 30% of all of our currently issued and outstanding common stock, Series A Preferred Stock and Series B Preferred Stock, and the holders of the options and warrants listed in the registration rights agreement dated December 18, 1997, as amended on October 9, 1998, may request that we use our best efforts to register their shares of common stock that are not freely tradable under the Securities Act. They may make this request after the later of (x) 18 months following this offering and (y) six months after the effectiveness of the first registration statement pursuant to the Amended and Restated Registration Rights Agreement dated June 30, 1999, which is discussed below. We will only be obligated to register the shares if the minimum aggregate offering price of the shares is at least $2 million. Other IntraLinks shareholders, as well as IntraLinks itself, will have the right to include their shares in these registrations, subject to certain limitations.

In addition, pursuant to the Amended and Restated Registration Rights Agreement dated June 30, 1999, the holders of at least 30% of the outstanding common stock converted from our Series C, Series D and Series E Preferred Stock may request that we use our best efforts to register their shares of common stock that are not freely tradable under the Securities Act, provided that the minimum aggregate offering price of the securities to be registered is at least $2 million. They may make this request any time at least one year following this offering, and we will only be required to effect two of these types registrations. Other IntraLinks shareholders, as well as IntraLinks itself, will have the right to include their shares in these registration, subject to certain limitations.

At any time when we are eligible to register securities on Form S-3, our current stockholders will have the right to request that we register those shares of common stock which are covered by these registration rights agreements and not freely tradable under the Securities Act, provided that the minimum aggregate offering price of the securities to be registered is at least $2 million (if the request is made by the former holders of the Series C, Series D or Series E Preferred Stock), or $1.5 million (if the request is made by any of our other current stockholders).

Our current stockholders will also have the right to include their shares in any registration statements filed by us for purposes of a public offering, subject to certain limitations. An underwriter participating in an offering may limit the number of shares offered for marketing reasons, in which case the number of shares to be registered would be reduced pro rata among the holders requesting registration of their shares.

We will not be required to file a registration statement within six months after the effective date of any other registration statement filed by us pursuant to these registration rights agreements. We will pay all expenses in connection with any registration, other than underwriting discounts, selling commissions and expenses of the counsel for any selling stockholders. The foregoing registration rights are transferable under specified circumstances and may be amended or waived only with the written consent of IntraLinks and a specified number of the affected holders. Our current stockholders have agreed to lock-up periods of up to 180 days after the effective date of any registration statement in which they could have included, but did not include, their shares pursuant to these rights.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is
                        .

Listing

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the trading symbol of "ILNX".

                                  Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities Inc., Banc of America Securities LLC and Volpe Brown Whelan & Company, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.

                                                                ----------------
      Underwriters                                              Number of Shares
      ------------                                              ----------------
      J.P. Morgan Securities Inc...............................
      Banc of America Securities LLC...........................
      Volpe Brown Whelan & Company, LLC........................
                                                                  ------------
        Total..................................................
                                                                  ============

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock, if any are taken.

The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $        per share. The underwriters may allow, and such dealers may
reallow, a concession not in excess of $       per share to certain other
dealers. After the initial public offering of the common stock, the offering price and other selling terms may be changed from time to time by the Underwriters.

According to the terms of the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date hereof, to
purchase up to          additional shares of common stock, on the same terms
and conditions as set forth on the cover page hereof. If such option is
exercised in full, the total price to the public will be $        ,
underwriting discounts and commissions will be         , and proceeds to
IntraLinks will be $      . The underwriters may exercise such option solely to
cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby. To the extent that option is exercised, each of the underwriters will have a commitment, subject to certain conditions, to purchase approximately the same percentage of those additional shares as the number of shares of common stock to be purchased by it as shown in the table above bears to the total number of shares of common stock initially offered hereby.

At our request, the underwriters have reserved up to        shares of common
stock to be sold in the offering and offered hereby for sale, at the public offering price, to our directors, officers, employees, business associates and other related parties. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis the other shares offered hereby.

IntraLinks and certain of its stockholders, option holders, warrant holders, officers and directors have agreed that during the period beginning on the date of this prospectus and continuing to and including the date [180] days after the date of this prospectus they will not:

  . offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of IntraLinks which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities; or

  . enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock without the prior written consent of J.P. Morgan Securities Inc.

These restrictions do not apply to:

  . our employee stock incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus; or

  . the issuance of common stock in connection with the transactions described in this prospectus.

We and the underwriters have agreed to indemnify each other against specified liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in connection with such liabilities.

Certain of the underwriters and their affiliates, including an affiliate of J.P. Morgan Securities Inc., engage in transactions with, or have services performed by, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, for which they or we may receive customary compensation.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered hereby has been determined by agreement between IntraLinks and the underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which we compete, an assessment of our management, our present operations, our historical results and the trend of its revenue and earnings, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market at or above the initial public offering price.

It is expected that delivery of the shares sold in this offering will be made
to investors on or about               , 1999.

                        Shares Eligible For Future Sale

Upon completion of this offering, we will have outstanding      shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no further exercise of outstanding stock purchase warrants or options under IntraLinks's stock incentive plan or other agreements. Of these shares, the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of IntraLinks, as such term is defined
by Rule 144 under the Securities Act. The remaining      shares, and any shares
purchased by affiliates in this offering, will be "restricted shares" as defined in Rule 144.

In addition, substantially all of our option holders, warrant holders and stockholders, and all of our officers and directors, have agreed under written "lock-up" agreements not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting."

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from IntraLinks or any affiliate at least one year previously is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of the common stock, which will equal
     approximately          shares immediately after the completion of this
     offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made with the required notice and the availability of current public information about IntraLinks.

Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of IntraLinks at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from IntraLinks or any affiliate at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements, or notice requirements.

Rule 701 may be relied upon with respect to the resale of securities originally purchased from IntraLinks by its employees, directors, officers, consultants or advisers prior to this offering. In addition, the Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by:

  .  persons other than affiliates, in ordinary brokerage transactions; and

  . by affiliates under Rule 144 without compliance with its one-year holding period requirement.

As a result of the foregoing regulations, beginning 90 days after the closing
of this offering, we expect that            shares of common stock will be
eligible for resale without restriction under Rule 144(k) or Rule 701, all of which shares are subject to lock-up agreements. In addition, upon the expiration of the lock-up agreements 180 days after the date of this
prospectus, an additional           shares of common stock, including
shares of common stock held by affiliates of IntraLinks, will become eligible for sale under Rule 144, subject to the volume and other limitations of such
rule. The remaining           shares of common stock will be eligible for sale
under Rule 144 on the first anniversary of their respective dates of issuance,
beginning on                      .

IntraLinks has agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting."

After the completion of this offering, the holders of             shares of
common stock or their transferees would be entitled to have their shares registered under the Securities Act. See "Description of Capital Stock-- Registration Rights." Registration of such shares under the Securities Act would cause such shares to be freely tradable without restriction under the Securities Act, except for shares purchased by Affiliates, immediately upon the effectiveness of such registration, which could result in some of such shares becoming eligible for sale in advance of the dates set forth above.

In addition, we intend to file one or more registration statements under the Securities Act covering approximately 2,000,000 shares of common stock reserved for issuance under our 1997 Stock Incentive Plan. See "Management--Stock Incentive Plan." Such registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following such filing, shares registered under such
registration statements will, subject to the   -day lock-up agreements
described above and Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this prospectus. As of the date of this
prospectus, options to purchase an aggregate of           shares were issued
and outstanding under our stock incentive plan.

                                 Legal Matters

The validity of the common stock offered in this prospectus will be passed upon for IntraLinks by Heller Ehrman White & McAuliffe, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    Experts

The consolidated balance sheets as of December 31, 1997 and 1998, and the consolidated statements of operations, stockholders' deficit and cash flows for the period from June 13, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, included in this prospectus and the Registration Statement of which this prospectus is a part have been included herein in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             Available Information

We have filed with the Commission a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock, see the registration statement, and its exhibits. Descriptions in this prospectus of any contract or other document are not necessarily complete and, where the contract or document is an exhibit to the registration statement, any such description is qualified in all respects by the exhibit. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

As a result of this offering, IntraLinks will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                                INTRALINKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report...............................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31,
 1999 (unaudited)..........................................................  F-3
Consolidated Statements of Operations for the period from June 13, 1996
 (inception) to December 31, 1996 and the years ended December 31, 1997 and
 1998, and for the three months ended March 31, 1998 (unaudited) and March
 31, 1999 (unaudited)......................................................  F-4
Consolidated Statements of Stockholders' Deficit for the period from June
 13, 1996 (inception) to December 31, 1996 and for the years ended December
 31, 1997 and 1998, and for the three months ended March 31, 1999
 (unaudited)...............................................................  F-5
Consolidated Statements of Cash Flows for the period from June 13, 1996
 (inception) to December 31, 1996 and the years ended December 31, 1997 and
 1998, and for the three months ended March 31, 1998 (unaudited) and March
 31, 1999 (unaudited)......................................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
IntraLinks, Inc.:

We have audited the accompanying consolidated balance sheets of IntraLinks, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from June 13, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IntraLinks, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from June 13, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
June 30, 1999

                                INTRALINKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                              December 31,                          Pro Forma
                         ------------------------   March 31,    (See Note 1(b))
                            1997         1998          1999      March 31, 1999
                         -----------  -----------  ------------  ---------------
                                                   (unaudited)     (unaudited)
         ASSETS
Current assets:
 Cash and cash
  equivalents........... $ 2,618,000  $11,188,000  $  8,471,000   $ 36,167,000
 Accounts receivable,
  less allowance for
  doubtful accounts of
  $0, $96,000 and
  $117,000 at December
  31, 1997 and 1998 and
  March 31, 1999,
  respectively..........      27,000      557,000       620,000        620,000
 Stock subscription
  receivable -- Series
  B.....................   1,500,000          --            --             --
 Prepaid expenses and
  other current assets..       8,000       69,000        51,000         51,000
                         -----------  -----------  ------------   ------------
   Total current assets.   4,153,000   11,814,000     9,142,000     36,838,000
Property and equipment,
 net....................     151,000    1,696,000     1,942,000      1,942,000
Security deposits.......      26,000      111,000       179,000        179,000
Intangible assets, net
 of accumulated
 amortization of $5,000
 and $6,000 at December
 31, 1998 and March 31,
 1999, respectively.....         --        20,000        19,000         19,000
                         -----------  -----------  ------------   ------------
   Total assets......... $ 4,330,000  $13,641,000  $ 11,282,000   $ 38,978,000
                         ===========  ===========  ============   ============
    LIABILITIES AND
  STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable....... $   247,000  $   969,000  $    602,000   $    602,000
 Accrued expenses.......      20,000      387,000       872,000        872,000
 Deferred revenue.......     232,000       25,000        54,000         54,000
 Deferred development
  fees..................         --       150,000       360,000            --
 Current installments
  of obligations under
  capital leases........       4,000        5,000         5,000          5,000
                         -----------  -----------  ------------   ------------
   Total current
    liabilities.........     503,000    1,536,000     1,893,000      1,533,000
Obligations under
 capital leases,
 excluding current
 installments...........       9,000        4,000         2,000          2,000
Deferred rent...........       4,000       98,000       130,000        130,000
Redeemable convertible
 preferred stock:
 Series B-$0.01 par
  value; 887,992 shares
  authorized; 769,230,
  780,230, and 780,230
  shares issued and
  outstanding, at
  December 31, 1997 and
  1998, and March 31,
  1999 respectively,
  with an aggregate
  liquidation
  preference of
  $5,014,000,
  $5,451,000 and
  $5,514,000 at
  December 31,1997,
  1998, and March 31,
  1999, respectively,
  no shares issued and
  outstanding pro
  forma.................   5,014,000    5,451,000     5,514,000            --
 Series C-$0.01 par
  value; 3,901,000
  shares authorized;
  2,500,000 shares
  issued and
  outstanding at
  December 31, 1998 and
  March 31, 1999, with
  an aggregate
  liquidation
  preference of
  $16,250,000, no
  shares issued and
  outstanding proforma..         --    16,250,000    16,250,000            --
Stockholders' deficit:
 Series A-Convertible
  preferred stock,
  $0.01 par value;
  382,500 shares
  authorized, issued
  and outstanding at
  December 31, 1997 and
  1998, and March 31,
  1999, with an
  aggregate liquidation
  preference of
  $1,277,000, no shares
  issued and
  outstanding pro
  forma.................       4,000        4,000         4,000            --
 Common stock, $0.01
  par value; 11,000,000
  shares authorized;
  1,175,000 shares
  issued and
  outstanding at
  December 31, 1997 and
  1998 and March 31,
  1999, respectively,
  and 7,386,620 shares
  issued and
  outstanding on a pro
  forma basis...........      12,000       12,000        12,000         74,000
 Additional paid-in
  capital...............   1,420,000      (88,000)     (517,000)    51,917,000
 Accumulated deficit....  (2,581,000)  (9,581,000)  (11,965,000)   (14,637,000)
 Deferred compensation..     (55,000)     (39,000)      (32,000)       (32,000)
 Other comprehensive
  loss..................         --        (6,000)       (9,000)        (9,000)
                         -----------  -----------  ------------   ------------
   Total stockholders'
    deficit.............  (1,200,000)  (9,698,000)  (12,507,000)    37,313,000
                         -----------  -----------  ------------   ------------
Commitments and
 contingencies
   Total liabilities and
    stockholders'
    deficit............. $ 4,330,000  $13,641,000  $ 11,282,000   $ 38,978,000
                         ===========  ===========  ============   ============

          See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           Period from
                          June 13, 1996                              Three months ended
                          (inception) to Year ended December 31,          March 31,
                           December 31,  ------------------------  ------------------------
                               1996         1997         1998         1998         1999
                          -------------- -----------  -----------  -----------  -----------
                                                                   (unaudited)  (unaudited)
Net revenues............    $     --     $   115,000  $   992,000  $    97,000  $   475,000
Cost of revenues........          --         374,000    1,776,000      142,000      793,000
                            ---------    -----------  -----------  -----------  -----------
    Gross loss..........          --        (259,000)    (784,000)     (45,000)    (318,000)
Operating expenses:
  General and
   administrative.......      202,000      1,140,000    2,178,000      349,000      767,000
  Sales and marketing...          --         208,000    2,155,000      311,000      889,000
  Product development...      300,000        439,000    1,956,000      427,000      520,000
                            ---------    -----------  -----------  -----------  -----------
    Total operating
     expenses...........      502,000      1,787,000    6,289,000    1,087,000    2,176,000
                            ---------    -----------  -----------  -----------  -----------
    Loss from
     operations.........     (502,000)    (2,046,000)  (7,073,000)  (1,132,000)  (2,494,000)
                            ---------    -----------  -----------  -----------  -----------
Interest income
 (expense):
  Interest income.......          --           8,000      187,000       42,000      110,000
  Interest expense......          --         (41,000)    (114,000)         --           --
                            ---------    -----------  -----------  -----------  -----------
    Total interest
     income (expense),
     net................          --         (33,000)      73,000       42,000      110,000
                            ---------    -----------  -----------  -----------  -----------
Net loss................     (502,000)    (2,079,000)  (7,000,000)  (1,090,000)  (2,384,000)
Cumulative dividends on
 redeemable convertible
 preferred stock........          --         (14,000)    (702,000)     (99,000)    (429,000)
                            ---------    -----------  -----------  -----------  -----------
Net loss attributable to
 common shareholders....    $(502,000)   $(2,093,000) $(7,702,000) $(1,189,000) $(2,813,000)
                            =========    ===========  ===========  ===========  ===========
Basic and diluted net
 loss per common share..    $   (0.97)   $     (1.90) $     (6.55) $     (1.01) $     (2.39)
                            =========    ===========  ===========  ===========  ===========
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per share
 calculation............      515,000      1,102,500    1,175,000    1,175,000    1,175,000
                            =========    ===========  ===========  ===========  ===========







          See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                   Series A Convertible
                      preferred stock       Common stock    Additional                                             Other
                   ----------------------------------------  paid-in    Subscription Accumulated     Deferred     compre-
                     Shares      Amount    Shares   Amount   capital     receivable    deficit     compensation hensive loss
                   -----------  ------------------- ------- ----------  ------------ ------------  ------------ ------------
Balance at June
13, 1996.........          --   $     --        --  $   --  $     --      $    --    $        --     $    --      $   --
Issuance of
common stock to
officers and
founders.........          --         --  1,030,000  10,000    25,000      (10,000)           --          --          --
Issuance of
Series A
convertible
preferred stock,
net of offering
cost of $36,000..       75,000      1,000       --      --    213,000          --             --          --          --
Net loss.........          --         --        --      --        --           --        (502,000)        --          --
                   -----------  --------- --------- ------- ---------     --------   ------------    --------     -------
Balance at
December 31,
1996.............       75,000      1,000 1,030,000  10,000   238,000      (10,000)      (502,000)        --          --
Issuance of
common stock.....          --                30,000   1,000    99,000       10,000            --          --          --
Issuance of
common stock to
officers.........          --         --    115,000   1,000    52,000          --             --      (17,000)        --
Issuance of stock
options to
officer in lieu
of compensation..          --         --                --     22,000          --             --      (18,000)        --
Issuance of
warrants in lieu
of compensation..          --         --        --      --     47,000          --             --      (20,000)        --
Issuance of
warrants in
connection with
bridge loans.....          --         --        --      --     14,000          --             --          --          --
Issuance of
Series A
convertible
preferred stock
upon conversion
of notes payable.       45,000        --        --            150,000          --             --          --          --
Issuance of
Series A
convertible
preferred stock..      262,500      3,000       --      --    872,000          --             --          --          --
Offering costs in
connection with
Series B
redeemable
convertible
preferred stock..          --         --        --      --    (60,000)         --             --          --          --
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock..          --         --        --      --    (14,000)                        --          --          --
Net loss.........          --         --        --      --        --           --      (2,079,000)        --          --
                   -----------  --------- --------- ------- ---------     --------   ------------    --------     -------
Balance at
December 31,
1997.............   382,500         4,000 1,175,000  12,000 1,420,000          --      (2,581,000)    (55,000)        --
Amortization of
deferred
compensation.....          --         --        --      --        --           --             --       23,000         --
Issuance of
warrants in
connection with
bridge loans.....          --         --        --      --     89,000          --             --          --          --
Issuance of stock
options to
consultant in
lieu of
compensation.....          --         --        --      --     14,000          --             --       (7,000)        --
Conversion of
warrants into
shares of Series
B redeemable
convertible
preferred stock..          --         --        --      --    (72,000)         --             --          --          --
Offering costs in
connection with
Series C
redeemable
convertible
preferred stock..          --         --        --      --   (837,000)         --             --          --          --
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock..          --         --        --      --   (365,000)         --             --          --          --
Accrual of
cumulative
dividend on
Series C
redeemable
convertible
preferred stock..          --         --        --       -    (65,000)         --             --          --          --
Dividend payments
to holders of
Series C
redeemable
convertible
preferred stock..          --         --        --      --   (272,000)         --             --          --          --
Foreign currency
translation
adjustment.......          --         --        --      --        --           --             --          --       (6,000)
Net loss.........          --         --        --      --        --            -      (7,000,000)        --          --
 Total
 comprehensive
 loss............          --         --        --      --        --           --             --          --          --
                   -----------  --------- --------- ------- ---------     --------   ------------    --------     -------
Balance at
December 31,
1998.............   382,500         4,000 1,175,000  12,000   (88,000)         --      (9,581,000)    (39,000)     (6,000)
Amortization of
deferred
compensation
(unaudited)..              --         --        --      --        --           --             --        7,000         --
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock
(unaudited)......          --         --        --      --    (63,000)         --             --          --          --
Dividend payments
to holders of
Series C
redeemable
convertible
preferred stock
(unaudited)......          --         --        --      --   (366,000)         --             --          --          --
Foreign currency
translation
adjustment
(unaudited)......          --         --        --      --        --           --             --          --       (3,000)
Net loss
(unaudited)......          --         --        --      --        --           --      (2,384,000)        --          --
 Total
 comprehensive
 loss
 (unaudited).....          --         --        --      --        --           --             --          --          --
                   -----------  --------- --------- ------- ---------     --------   ------------    --------     -------
Balance at March
31, 1999
(unaudited)......      382,500  $   4,000 1,175,000 $12,000 $(517,000)    $    --    $(11,965,000)   $(32,000)    $(9,000)
                   ===========  ========= ========= ======= =========     ========   ============    ========     =======
                       Total
                   stockholders'
                      deficit
                   --------------
Balance at June
13, 1996.........  $        --
Issuance of
common stock to
officers and
founders.........        25,000
Issuance of
Series A
convertible
preferred stock,
net of offering
cost of $36,000..       214,000
Net loss.........      (502,000)
                   --------------
Balance at
December 31,
1996.............      (263,000)
Issuance of
common stock.....       110,000
Issuance of
common stock to
officers.........        36,000
Issuance of stock
options to
officer in lieu
of compensation..         4,000
Issuance of
warrants in lieu
of compensation..        27,000
Issuance of
warrants in
connection with
bridge loans.....        14,000
Issuance of
Series A
convertible
preferred stock
upon conversion
of notes payable.       150,000
Issuance of
Series A
convertible
preferred stock..       875,000
Offering costs in
connection with
Series B
redeemable
convertible
preferred stock..       (60,000)
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock..       (14,000)
Net loss.........    (2,079,000)
                   --------------
Balance at
December 31,
1997.............    (1,200,000)
Amortization of
deferred
compensation.....        23,000
Issuance of
warrants in
connection with
bridge loans.....        89,000
Issuance of stock
options to
consultant in
lieu of
compensation.....         7,000
Conversion of
warrants into
shares of Series
B redeemable
convertible
preferred stock..       (72,000)
Offering costs in
connection with
Series C
redeemable
convertible
preferred stock..      (837,000)
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock..      (365,000)
Accrual of
cumulative
dividend on
Series C
redeemable
convertible
preferred stock..       (65,000)
Dividend payments
to holders of
Series C
redeemable
convertible
preferred stock..      (272,000)
Foreign currency
translation
adjustment.......        (6,000)
Net loss.........    (7,000,000)
                   --------------
 Total
 comprehensive
 loss............    (7,006,000)
                   --------------
Balance at
December 31,
1998.............    (9,698,000)
Amortization of
deferred
compensation
(unaudited)..             7,000
Accrual of
cumulative
dividend on
Series B
redeemable
convertible
preferred stock
(unaudited)......       (63,000)
Dividend payments
to holders of
Series C
redeemable
convertible
preferred stock
(unaudited)......      (366,000)
Foreign currency
translation
adjustment
(unaudited)......        (3,000)
Net loss
(unaudited)......    (2,384,000)
                   --------------
 Total
 comprehensive
 loss
 (unaudited).....    (2,387,000)
                   --------------
Balance at March
31, 1999
(unaudited)......  $(12,507,000)
                   ==============

          See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          Period from
                         June 13, 1996                              Three months ended
                         (inception) to Year ended December 31,          March 31,
                          December 31,  ------------------------  ------------------------
                              1996         1997         1998         1998         1999
                         -------------- -----------  -----------  -----------  -----------
                                                                  (unaudited)  (unaudited)
Cash flows from
 operating activities:
 Net loss..............   $ (502,000)   $(2,079,000) $(7,000,000) $(1,090,000) $(2,384,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Noncash compensation
    expense............         1,000        67,000       30,000        6,000        7,000
   Depreciation and
    amortization.......         1,000        26,000      118,000       13,000       76,000
   Amortization of debt
    discount...........           --         14,000       89,000          --           --
   Provision for
    doubtful accounts..           --            --        96,000          --        21,000
   Changes in operating
    assets and
    liabilities:
     Accounts
      receivable.......           --        (27,000)    (626,000)     (28,000)     (84,000)
     Prepaid expenses
      and other assets.           --         (8,000)     (61,000)     (21,000)      18,000
     Security deposits.       (14,000)      (12,000)     (85,000)     (86,000)     (68,000)
     Accounts payable
      and accrued
      expenses..              190,000        77,000    1,024,000      142,000      118,000
     Due to officers...        19,000       (19,000)         --           --           --
     Deferred revenue..           --        232,000     (207,000)     (68,000)      29,000
     Deferred
      development fees.           --            --       150,000          --       210,000
     Deferred rent.....           --          4,000       94,000          --        32,000
                          -----------   -----------  -----------  -----------  -----------
      Net cash used in
       operating
       activities......      (305,000)   (1,725,000)  (6,378,000)  (1,132,000)  (2,025,000)
                          -----------   -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Intangible assets.....           --            --       (25,000)         --           --
 Capital expenditures..       (46,000)     (108,000)  (1,658,000)    (159,000)    (321,000)
                          -----------   -----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities......       (46,000)     (108,000)  (1,683,000)    (159,000)    (321,000)
                          -----------   -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Principal payments
  under capital lease
  obligations                     --        (11,000)      (4,000)      (1,000)      (2,000)
 Proceeds from issuance
  of convertible notes
  payable-- related
  parties..............       150,000           --           --           --           --
 Proceeds from issuance
  of Series A
  convertible preferred
  stock................       250,000       875,000          --           --           --
 Proceeds from issuance
  of Series B
  redeemable
  convertible preferred
  stock.                          --      2,900,000    1,500,000    1,500,000          --
 Proceeds from issuance
  of Series C
  redeemable
  convertible preferred
  stock.                          --            --    14,000,000          --           --
 Offering costs........       (36,000)      (60,000)    (587,000)         --           --
 Proceeds from issuance
  of bridge loans......           --        600,000    2,000,000          --           --
 Proceeds from issuance
  of common stock......        24,000       110,000          --           --           --
 Dividends paid to
  Series C redeemable
  convertible preferred
  stockholders.........           --            --      (272,000)         --      (366,000)
                          -----------   -----------  -----------  -----------  -----------
 Net cash provided by
  financing activities.       388,000     4,414,000   16,637,000    1,499,000     (368,000)
                          -----------   -----------  -----------  -----------  -----------
 Effect of foreign
  exchange rate changes
  on cash and cash
  equivalents..........           --            --        (6,000)         --        (3,000)
                          -----------   -----------  -----------  -----------  -----------
 Net change in cash and
  cash equivalents.....        37,000     2,581,000    8,570,000      208,000   (2,717,000)
Cash and cash
 equivalents at
 beginning of period...           --         37,000    2,618,000    2,618,000   11,188,000
                          -----------   -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................   $    37,000   $ 2,618,000  $11,188,000  $ 2,826,000  $ 8,471,000
                          ===========   ===========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                                INTRALINKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

IntraLinks, Inc. (the "Company" or "IntraLinks"), a Delaware corporation, was formed on June 13, 1996. On September 17, 1996, the Company formed IntraLoan, Inc., a Delaware corporation subsidiary, which had no activity during 1997 and 1998. During 1998, the Company formed IntraLinks, Ltd., a wholly owned subsidiary of the Company. This subsidiary, located in London, England, was formed for the purpose of marketing and selling the IntraLinks services in the United Kingdom and Europe.

IntraLinks is a provider of services that allow companies to manage business communication over the Internet. The Company's services, built upon its proprietary applications, provide an Internet-based environment in which business-critical communication can be posted, accessed and organized for use by collaborating parties worldwide.

 (b) Initial Public Offering and Pro Forma Balance Sheet--Unaudited

In July 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of its common stock in connection with a proposed initial public offering ("IPO").

The accompanying pro forma data as of March 31, 1999 gives effect to:

  . the issuance of 660,000 shares of Series D redeemable convertible Preferred Stock to Ernst & Young at $10.00 per share on April 13, 1999 for net proceeds of $6.6 million (see note 4);

  . the contribution to capital of $360,000 in net deferred development fees from Ernst & Young LLP ("E&Y" or "Ernst & Young") on April 13, 1999 in connection with the Series D redeemable convertible preferred stock offering (see note 4);

  . the recording of a one-time dividend of approximately $1.2 million on April 13, 1999 to Series C preferred stockholders in consideration for modifying their dividend terms in connection with the Series D redeemable convertible preferred stock offering (see note 4). The $1.2 million dividend represented $800,000 in cash and warrants to purchase 160,000 shares of Series D preferred stock at $10.00 per share;

  . the recording of approximately $1.9 million non-cash dividend in connection with the beneficial conversion feature associated with the private placement to Ernst & Young of the Series D redeemable convertible preferred stock on April 13, 1999 (see note 4);

  . the issuance of 1,068,890 shares of Series E redeemable convertible preferred stock at $13.00 per share on June 30, 1999 for net proceeds of approximately $13.7 million (see note 4);

  . the exercise on June 30, 1999, of warrants to purchase an aggregate of 820,000 shares of Series D redeemable convertible preferred stock at a purchase price of $10.00 per share for net proceeds of $8.2 million in connection with the of Series E redeemable convertible preferred stock offering (see note 4);

  . the conversion on a one-for-one basis of all outstanding shares of convertible preferred stock into 6,211,620 shares of common stock upon the closing of the IPO (see note 4); and

  . the recognition of approximately $2,672,000 of expense at the closing of the offering in connection with the immediate vesting of previously contingent warrants (see note 4) to purchase 468,000 common shares. Such amount will be recorded as a non-cash dividend to the Company's Series D preferred stockholder. For purposes of the pro forma data, the amount of the dividend using a Black Scholes pricing model is based on a value of $13.00 per share, which is the price paid in the Company's recent private placement. The actual amount of the dividend will be determined using the initial public offering price upon the consummation of the offering.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


 (c) Unaudited Interim Financial Information

The interim financial statements of the Company as of March 31, 1999, and for the three months ended March 31, 1998 and 1999, are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC relating to interim financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and the results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the three months ended March 31, 1998 and 1999, are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 1999.

 (d) Principles of Consolidation

The consolidated financial statements include the financial statements of IntraLinks, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 (e) Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (f) Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents, which principally consist of money market accounts.

 (g) Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which generally range between five and seven years. Property and equipment under capital leases are stated at the present value of minimum lease payments, and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

 (h) Intangible Assets

Intangible assets represent the purchase of a domain name, which is being amortized on a straight-line basis over five years.

 (i) Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no impairment has occurred.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


 (j) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax rate change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 (k) Revenue Recognition

The Company establishes a secure internet site (the "deal space") for each transaction or project ("deal") on the IntraLinks services and posts various business communications to the deal space based on client specific requirements. The Company provides a user name and password for each user who has access to the deal space. The Company's prices are based on the number of users who have access to the deal space and, if the project extends longer than anticipated, other additional fees. The Company considers the period devoted to establishing and developing the deal space its "prelaunch phase". Once a deal is functional on the deal space, it is considered to be in its "launch phase". The average length of a deal from the prelaunch phase until the deal closes is approximately three months. The Company recognizes revenue ratably over the average length of a deal provided that no significant Company obligations remain and collection of the resulting receivable is probable. The Company adjusts its estimates if a deal does not last as long as expected. The Company provides an allowance for deals that do not reach the launch phase based on historical experience.

Deferred revenue consists of billings in excess of recognized revenues.

 (l) Product Development

Product development costs include consultant costs associated with the design, development and testing of the company's systems and amortization of capitalized software costs. Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. Product development costs are expensed as incurred, except for costs capitalized in accordance with SOP 98-1 beginning in 1999 (see note 1(r)). Product development costs amounted to $300,000, $439,000 and $1,956,000, and $427,000 and $520,000,
for the period from June 13, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, respectively.

 (m) Advertising Expenses

The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled $0, $58,000, and $236,000, and $49,000 and $90,000, for the period from June 13,
1996 (inception) to December 31, 1996, the years ended December 31, 1997, and 1998 and the three months ended March 31, 1998 and 1999, respectively.

 (n)Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. At December 31, 1997 and 1998, the fair value of these instruments approximated their financial statement carrying amount because of the short-term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in money market accounts.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


The Company's revenues are primarily derived from companies located in the United States and United Kingdom. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. Accounts receivable are due principally from large U.S. companies under stated contract terms and the Company provides for estimated credit losses at the time of sale. Such losses have not been significant to date. The Company did not generate revenue until 1997. The Company's largest single customer accounted for 49% and 30% of revenues in 1997 and 1998, respectively, and 51% and 47% of revenues for the three months ended March 31, 1998 and 1999, respectively. The Company's largest single customer accounted for 95%, 23% and 33% of accounts receivable in 1997, 1998 and for the three months ended March 31, 1999, respectively. Revenues from the Company's five largest customers accounted for an aggregate of 100% and 83% of revenues in 1997 and 1998, and 100% and 84% of revenues for the three months ended March 31, 1998 and 1999, respectively.

 (o) Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price of the stock option. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured.

 (p) Basic and Diluted Net Loss Per Share

Loss per share is presented in accordance with the provisions of SFAS No. 128. "Computation of Earnings Per Share," and SEC Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic earnings per share excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic loss per share since all common stock equivalents are anti-dilutive for each of the periods presented.

Diluted net loss per common share for the period from June 13, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, does not include the effects of employee options to purchase 0, 30,000, 783,500, 154,000 and 888,000 shares of common stock, respectively, 0, 304,489, 220,184, 304,489 and 220,184, common and preferred stock warrants, respectively and 75,000, 1,151,730, 3,662,730, 1,151,730 and 3,662,730 shares of convertible preferred stock on an "as if" converted basis, respectively.

 (q) Foreign Currency Translation Adjustments

Cumulative translation adjustments include the effects of using current rates in translating the financial statements of the Company's foreign subsidiary located in the United Kingdom. The net foreign currency translation loss affecting comprehensive loss was $0, $0 and $6,000 and $0 and $3,000 for the period from

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

June 13, 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively, and is included as a component of stockholders' deficit.

 (r)Recent Accounting Pronouncements

In April 1998, the American Institute of Certified Public Accounts issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted SOP 98-1 in the first quarter of 1999 and capitalized approximately $193,000 as of March 31, 1999.

The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. As a result, the Company has reported its foreign currency translation adjustments in other comprehensive loss in the statement of stockholders' deficit.

In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic area and major customers. The Company has determined that it does not have any separately reportable segments. As of and for the period and years ended December 31, 1996, 1997 and 1998 and March 31, 1999, substantially all of the Company's assets were located in the United States and the Company derived substantially all of its revenue from business located in the United States.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to effect the Company, as the Company currently does not have any derivative instruments or hedging activities.

 (s) Stock Split

In June 1997, the Board of Directors approved a 1.428571-for-one split of the Company's Series A convertible preferred stock ("Series A"). Accordingly, all Series A share and per share information in the accompanying consolidated financial statements has been retroactively restated to reflect the effect of the Series A stock split.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


(2) Balance Sheet Components

Property and equipment, including equipment under capital leases, are stated at cost and are summarized as follows:

                                                 December 31,        March 31,
                                              --------------------  -----------
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                                    (unaudited)
Computer and office equipment and software,
 including amounts related to capital leases
 of $24,000.................................. $121,000  $  467,000  $  582,000
Furniture and fixtures.......................   13,000     446,000     452,000
Leasehold improvements.......................   44,000     923,000     930,000
Capitalized software.........................      --          --      193,000
                                              --------  ----------  ----------
                                               178,000   1,836,000   2,157,000
                                              --------  ----------  ----------
Less accumulated depreciation and
 amortization, including amounts related to
 capital leases of $0, $24,000 and $24,000...  (27,000)   (140,000)   (215,000)
                                              --------  ----------  ----------
  Total...................................... $151,000  $1,696,000  $1,942,000
                                              ========  ==========  ==========

Accrued expenses consist of the following:

                                                 December 31,        March 31,
                                              --------------------  -----------
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                                    (unaudited)
Product development.......................... $    --   $  164,000  $  536,000
Professional fees............................      --       56,000     101,000
Dividends....................................      --       65,000      61,000
Other........................................   20,000     102,000     174,000
                                              --------  ----------  ----------
  Total...................................... $ 20,000  $  387,000  $  872,000
                                              ========  ==========  ==========

(3) Bridge Loans

During September 1997, the Company received bridge loans from three related party investors amounting to $600,000 at an interest rate of 12% per annum due on December 31, 1998. In connection with the bridge loans, the Company granted the investors warrants to purchase 26,750 shares of common stock at $3.33 per share, exercisable over a five-year period. The Company recorded a $14,000 debt discount on the date of issuance. On December 18, 1997, these bridge loans converted into 92,307 shares of Series B redeemable convertible preferred stock (note 6).

During August 1998, the Company received bridge loans from seven related party investors amounting to $2,000,000 at an interest rate of 8% per annum due on October 19, 1998. In connection with the bridge loan offering, the Company granted the investors warrants to purchase 108,000 shares of Series B redeemable convertible preferred stock at $6.50 per share, exercisable over a five-year period. The Company recorded a $89,000 debt discount on the date of issuance. On October 9, 1998, these bridge loans converted into 307,692 shares of Series C redeemable convertible preferred stock.

Interest expense, including amortization of debt discount, on the bridge loans amounted to $0, $41,000, and $114,000, and $0 and $0, for the period from June 13, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively.

(4) Capitalization

Common Stock

During 1996, the Company issued 1,000,000 shares of common stock to its founders, who were also officers and directors of the Company, at $0.0342 per share.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


During August 1996, the Board of Directors authorized the issuance of 50,000 shares to an officer of the Company at no cost to the officer. Of the amount authorized, 30,000 and 10,000 shares were issued in 1996 and 1997, respectively. Upon termination of the officer's employment with the Company in July 1997, the remaining 10,000 authorized shares were forfeited.

During April 1997, the Board of Directors approved the issuance of 105,000 shares to an executive of the Company. Of the total shares issued, 60,000 shares vested immediately. In April 1998, 15,000 additional shares vested. In April 1999 and 2000, the remaining 30,000 shares shall vest in 15,000 share increments. The Company recorded the issuance of the shares at $0.4995 per share, the fair market value of the stock on the grant date as deferred compensation. The Company recorded $36,000 and $9,000, and $2,000 and $2,000, in compensation expense for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, respectively. The Company will record an additional $6,000 of compensation expense over the remaining vesting period.

During May 1997, a founding shareholder of the Company entered into a stock option agreement with an executive of the Company, granting the executive options to purchase up to 45,000 shares of the Company's common stock in consideration for the executive's services to be rendered to the Company. The agreement provided for the vesting of options to purchase 15,000 shares of common stock on each of April 15, 1998, 1999 and 2000, exercisable at $0.4995 per-share. The executive may exercise the options in full or in part at any time prior to their expiration ten years from the grant date. In connection with the options, the Company recorded deferred compensation of $22,000, the difference between the exercise and market price, over the vesting period applicable to the grant. The Company recognized $4,000 and $7,000, and $2,000 and $2,000, as compensation expense for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, respectively. The Company will recognize an additional $9,000 of compensation expense over the remaining vesting period.

During June 1997, Landwell Financial Services Inc. ("Landwell"), a consultant to the Company, purchased 30,000 shares of common stock at $3.33 per share.

Warrants

The following summarizes the Company's issued and outstanding warrants:

                                             Exercise price Preferred  Common
                                               per share      Stock    Stock
                                             -------------- --------- --------
     Balance at December 31, 1996..........
       June 1997 warrants..................      $3.33           --     30,384
       September 1997 warrants.............      $3.33           --     40,000
       September 1997 warrants.............      $3.33           --     26,750
       October 1997 warrants...............      $3.33           --     15,050
       December 1997 warrants..............      $6.50           --    192,305
                                                             -------  --------
     Balance at December 31, 1997..........
                                                                 --    304,489
       Exchange of December 1997 warrants
        for 11,000 shares of Series B
        redeemable convertible preferred
        stock..............................        --            --   (192,305)
       August 1998 warrants................      $6.50       108,000        --
                                                             -------  --------
     Balance at December 31, 1998..........                  108,000   112,184
                                                             =======  ========

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


During June 1997, the Company issued two sets of warrants to Landwell to purchase up to 30,384 shares of common stock at $3.33 per share. The first set of warrants representing the right to purchase 15,000 shares of common stock is exercisable in whole, but not in part, during the five-year period starting July 1, 1997. The latter set of warrants representing the right to purchase 15,384 shares of common stock was exercisable upon the successful private equity placement of the Company's shares which occurred during December 1997. The Company recorded $16,000 in expense during the year ended December 31, 1997 related to the issuance of the warrants.

During September 1997, the Company issued warrants to a related party investor to purchase 40,000 shares of common stock at $3.33 per share, expiring on September 1, 2002. In exchange, the related party investor agreed to provide marketing and advisory services for a three-year period. In connection with the warrants, the Company recorded deferred compensation of $22,000, the difference between the exercise and market price, over the three-year service period applicable to the grant. The Company has recorded compensation expense of approximately $2,000 and $7,000, and $2,000 and $2,000 for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively. The Company will recognize an additional $11,000 of compensation expense over the remaining service period.

During September 1997, the Company received three bridge loans from related party investors. In connection with the bridge loans, the Company granted the investors warrants to purchase 26,750 shares of common stock at $3.33 per share, exercisable over a five-year period.

During October 1997, the Company issued its software development vendor, the Lante Corporation, warrants to purchase 15,050 shares of common stock at $3.33 per share expiring October 2, 2002. In exchange, the vendor provided development services for the Company during 1997, resulting in product development expense of approximately $9,000.

During December 1997, in connection with the issuance of Series B redeemable convertible preferred stock, the Company issued warrants to purchase 192,305 shares of common stock of an exercise price of $6.50 per share. On October 9, 1998, as authorized by the Board of Directors, these warrants were converted into 11,000 shares of Series B redeemable convertible preferred stock.

During August 1998, in connection with the bridge loan financing, the Company issued warrants to purchase 108,000 shares of Series B redeemable convertible preferred stock at $6.50 per share exercisable over a five-year period.

No warrants were issued during the three months ended March 31, 1999.

Immediately prior to the closing of the IPO, all remaining warrants to purchase shares of preferred stock will be converted into warrants to purchase common stock.

Series A Convertible Preferred Stock

During October 1996, the Company issued 75,000 shares of Series A convertible preferred stock ("Series A") for $250,000 or $3.33 per share.

During January 1997, 45,000 shares of Series A stock were issued upon conversion of $150,000 of convertible notes payable.

During June 1997, the Company issued 262,500 shares of Series A stock for $875,000 or $3.33 per share to various existing and new investors.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


The Series A shares are convertible into common stock on a one for one basis, subject to certain anti-dilution provisions, as defined, at any time at the option of the holder. The Company may require the conversion of such shares into common stock upon the earlier of five years from the date of issuance or an initial public offering of the Company's common stock.

Series B Redeemable Convertible Preferred Stock

During December 1997, the Company issued 769,230 shares of Series B redeemable convertible preferred stock (the "Series B") at $6.50 per share of which bridge loans in the amount of $600,000 converted into 92,307 Series B shares (see note
3). Total proceeds, net of offering costs of $61,000, amounted to $2,839,000. In addition, an investor signed a stock subscription agreement dated December 17, 1997 to purchase 230,769 shares at $6.50 per share valued at $1,500,000. Such shares were paid for in January 1998.

During 1998, the Company increased the total authorized shares to 887,922 and exchanged warrants to purchase 192,305 shares of common stock for 11,000 shares of Series B stock at $6.50 per share. The value of the shares was approximately $72,000, which is less than the original value ascribed to the warrants, accordingly, no expense was recorded in 1998.

Through October 5, 1998, Series B stockholders were entitled to receive cash dividends at a rate of $0.52 per share per annum when, and if, declared by the Company's Board of Directors. During October, 1998, as approved by the Series B stockholders, the dividend rate was decreased to $0.325 per share, per annum when and if declared by the Company's Board of Directors. The dividends are cumulative and accrue from the issuance date. During April 1999, as approved by the Board of Directors, the dividend rate was increased to $.0585 per share, per annum. At December 31, 1997 and 1998 and March 31, 1999, accrued and unpaid dividends were $14,000, $379,000, and $443,000, respectively.

The shares are subject to mandatory redemption, in total, by the Company on December 18, 2003, at an amount equal to $6.50 per share plus any accrued and unpaid dividends. The Series B stockholders have the right, at their option, to convert the shares into common stock at $6.50 per share. At the Company's option, the redemption can be made in cash or by the issuance of notes payable. In the event that the Company consummates an IPO at a price per share of not less than $13 per share as adjusted, and net proceeds of at least $10,000,000, all of the then outstanding Series B shares shall automatically convert into common stock at a conversion price of $6.50 per share and the Company will be relieved of its obligation to pay any undeclared accrued dividends.

Series C Redeemable Convertible Preferred Stock

During October 1998, the Company issued 2,500,000 shares of Series C redeemable convertible preferred stock ("Series C") at $6.50 per share. In total, 307,692 shares were issued to bridge loan holders (see note 3) in settlement of the Company's bridge loan, 38,462 shares were issued in partial settlement of issuance costs, and 2,153,846 Series C shares were issued for cash proceeds. Total proceeds from Series C, net of offering costs of $587,000 settled in cash, amounted to $13,413,000.

During the period from October 5, 1998 through April 13, 1999, Series C holders received quarterly cash dividends at a rate of $0.585 per share per annum. In March 1999, as approved by the Board of Directors, the dividend terms were modified to accrete unpaid dividends. Such dividends are cumulative, and accrue from the date of issue. The Company made dividend payments of $272,000 and $366,000 to Series C holders on December 15, 1998 and March 15, 1999, respectively. At December 31, 1998 and March 31, 1999, accrued and unpaid dividends to Series C shareholders amounted to $65,000 and $61,000, respectively.

The Series C shares are subject to mandatory redemption, in total, by the Company on October 9, 2003, at an amount equal to $6.50 per share plus any accrued and unpaid dividends. The Series C holders have the right, at their option, to convert the shares into common stock at $6.50 per share. In the event that the Company

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

consummates an IPO at a price per share of not less than $19.50 per share as adjusted, with net proceeds of at least $25,000,000, all of the then outstanding Series C shares shall automatically convert into common stock at a conversion price of $6.50 per share and the Company will be relieved of its obligations to pay any accrued but undeclared dividends.

Series D Redeemable Convertible Preferred Stock

During April 1999, the Company issued 660,000 shares of Series D redeemable convertible preferred stock ("Series D") to E&Y for $6.6 million, together with warrants to purchase an additional 660,000 shares of Series D at $10.00 per share expiring April 13, 2001. These warrants were exercised in connection with the Series E redeemable convertible preferred stock offering.

The Company also issued E&Y warrants to purchase an additional 468,000 shares of Series D stock with an exercise price of $10.00 per share, expiring April 13, 2004 and exercisable upon the Company achieving certain revenue targets or upon consummation of an IPO. The Company will record an expense if and when the revenue targets are achieved or an IPO is consummated and the warrants become vested using a Black Scholes pricing model based on the then fair value of the Company's stock. Upon the consummation of an IPO, these warrants will be exercisable immediately. For purposes of the pro forma data, the amount is calculated based on a value of $13 per share, which is the price paid in the Company's recent private placement. The actual amount of the dividend will be determined using the initial public offering price upon consummation of the offering.

The Company also issued E&Y warrants to purchase 192,308 shares of the Series C stock with an exercise price of $6.50, expiring October 22, 2001. For purposes of the pro forma data, these warrants are assumed to be exercised.

As a condition of the Series D offering, the dividend rights of the holders of Series C were modified to accrue but not pay dividends. In consideration thereof, the Company made a one-time cash payment of $800,000 to the Series C holders and issued warrants to the Series C holders for 160,000 shares of Series D stock on the same terms as the aforementioned warrants to purchase 660,000 shares of Series D stock.

Series D holders are entitled to receive annual cash dividends at a rate of $0.90 per share. The dividends are cumulative and accrue from the date of issuance. Accrued dividends are payable when, and if declared by the Board of Directors or upon redemption of the Series D shares or liquidation of the Company.

The Series D shares are subject to mandatory redemption, in total, by the Company on October 9, 2003. The Company will redeem all of the outstanding Series D shares by paying an amount equal to $10.00 per share, plus an amount equal to any accrued and unpaid dividends, up to the redemption date, whether or not declared by the Board of Directors. The Series D shares may also be converted at any time, into shares of Common Stock of the Company at the option of the holder. In the event that the Company consummates an IPO at a price not less than $19.50 per share, with net proceeds of at least $25,000,000 then all outstanding Series D shares shall automatically convert into common stock at a conversion price of $10.00 per share and the Company will be relieved of its obligations to pay any accrued but unpaid dividends.

Series E Redeemable Convertible Preferred Stock and Pharmaceutical Research Institute Warrants

During June 1999, the Company issued 1,068,890 shares of Series E redeemable convertible preferred stock ("Series E") at $13.00 per share. Total proceeds from Series E, net of offering costs of approximately $200,000, amounted to approximately $13.7 million.

As specified in the warrant certificates, holders of warrants to purchase 820,000 shares of Series D stock exercised such warrants in connection with the Series E offering, with the Company receiving proceeds of $8.2 million.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)


Series E holders are entitled to receive annual cash dividends at a rate of $1.17 per share. The dividends are cumulative and accrue from the date of issuance. Accrued dividends are payable when, and if, declared by the Board of Directors or upon redemption of the Series E shares or liquidation of the Company.

The Series E shares may be converted at any time, into shares of Common Stock of the Company at the option of the holder. In the event that the Company consummates an IPO at a price not less than $19.50 per share, with net proceeds of at least $25,000,000, all outstanding Series E shares shall automatically convert into common stock at a conversion price of $13.00 per share and the Company will be relieved of its obligations to pay any accrued and undeclared dividends. The Series E shares are subject to mandatory redemption by the Company on October 9, 2003. The Company will redeem all of the outstanding Series E shares by paying an amount equal to $13.00 per share, plus any accrued and unpaid dividends, whether or not declared by the Board of Directors.

In connection with the Series E offering and development agreement (see note
7), the Company issued to R.W. Johnson Pharmaceutical Research Institute, a division of Ortho-McNeil Pharmaceutical, Inc., a wholly-owned subsidiary of Johnson & Johnson ("PRI") three series of warrants to purchase an aggregate of 230,770 shares of common stock at $13.00.

The first set of warrants are fully vested and exercisable for 38,462 shares expiring June 30, 2002, and are immediately exercisable at any time.

The second set of warrants are fully vested and are exercisable for 76,923 shares expiring December 31, 2002 or earlier under certain circumstances. The warrants shall not be exercisable until June 30, 2001 unless the Company consummates an IPO or PRI is required to sell its shares prior to an IPO as defined in the Company's shareholders agreement. The Company has the right to require PRI to exercise the warrants upon consummation of an IPO.

The third set of warrants are fully vested and exercisable for 115,385 shares, and are exercisable upon the Company achieving certain revenue targets, as defined. In the event that those targets are attained within a three-year period, the warrants will become fully exercisable and a pro rata number of warrants shall be exercisable for net revenues less than the target amount. The cumulative revenue and related warrant amount will be calculated every six months. At any time, PRI may exercise all or a portion of the then-exercisable warrants.

Voting Rights and Liquidation Preferences

Series A, B, C, D & E stockholders have one vote for each full share of common stock into which their respective shares are convertible on the record date for the vote.

In the event of any liquidation, dissolution or winding up of the Company, the Series A and B stockholders liquidation preferences are pari passu and the Series C, D and E stockholders liquidation preferences are pari passu but senior to the Series A and B.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

(5) The Stock Option Plan

On June 10, 1997, the Board of Directors of the Company approved the stock incentive plan (the "Plan") which provides for the granting of incentive stock options, as defined under the Internal Revenue Code, nonqualified stock options or restricted shares. Under the Plan, stock options are granted at prices not less than 100% of the fair market value of the common stock on the date of option grant and are exercisable at such times as determined by the Company, but no later than ten years after the date of grant. A maximum of 2,000,000 shares of common stock may be issued pursuant to the Plan.

Restricted shares to be granted under the Plan shall not exceed 10% of the total shares eligible for grant and are subject to restrictions on transferability, as defined in the Company's shareholders' agreement, until the restrictions lapse as determined by the Compensation Committee (the "Committee") of the Board of Directors. Upon termination of employment during the restriction period, the restricted shares and any accrued but unpaid dividends on such shares are forfeited to the Company, unless the restriction or forfeiture conditions are waived by the Committee.

The Plan terminates on December 31, 2000, unless terminated sooner by the Company's Board of Directors with the stockholders' approval.

The Company's stock option activity is as follows:

                                                                        Weighted
                                                                        average
                                                                       fair value
                                                 Weighted    Options   of options
                                                 average   exercisable  granted
                                                 exercise   at period  during the
                                        Options   price        end       period
                                        -------  --------  ----------- ----------
     Outstanding at December 31, 1996.      --       --
     Granted..........................   30,000  $  3.78
                                        -------  -------
     Outstanding at December 31, 1997    30,000   $ 3.78         --      $ 1.44
                                        -------  -------     ======     =======
     Granted..........................  754,000  $  4.45
     Forfeited........................     (500) $  4.00
                                        -------  -------
     Outstanding at December 31, 1998.  783,500  $  4.43     16,000     $  1.22
                                        -------  -------     ======     =======
     Granted..........................  106,500  $  7.25
     Forfeited........................   (2,000) $  4.55
                                        -------  -------
     Outstanding at March 31, 1999
      (unaudited).....................  888,000  $  4.76     50,667     $  2.80
                                        =======  =======     ======     =======

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                                       Weighted
                                        average   Weighted             Weighted
                                       remaining  average              average
     Range of               Number    contractual exercise   Number    exercise
     exercise prices      outstanding    life      price   exercisable  price
     ---------------      ----------- ----------- -------- ----------- --------
     $3.33...............    10,000      8.69      $3.33      3,333     $3.33
     $4.00...............   155,500      9.12      $4.00     12,667     $4.00
     $4.55...............   618,000      9.36      $4.55          0       --
                            -------      ----      -----     ------     -----
                            783,500      9.61      $4.43     16,000     $3.86
                            =======      ====      =====     ======     =====

Options vest ratably over three years, except for certain options issued to members of management in 1998, which vest ratably over five years.

During 1998, the Company granted 12,000 options to purchase common stock to a consultant for services rendered. The Company recorded a noncash charge of $14,000, based upon the fair market value of the stock option using a Black Scholes option pricing model. The Company recognized $7,000 and $1,000 as compensation expense for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The Company will recognize an additional $6,000 of compensation expense over the remaining vesting period.

The fair value of each stock option granted to employees during 1997 and 1998 is estimated using the Black Scholes method with the following assumptions: dividend yield 0%; risk-free interest rates ranging from 4.18% to 5.63%; and an expected life of five years. As permitted under the provisions of SFAS No. 123, and based on the historical lack of a public market for the Company's shares, no factor for volatility has been reflected in the option pricing calculation.

The Company applies APB Opinion No. 25 in accounting for its employee stock options and, accordingly, no compensation cost has been recognized for these options in the accompanying consolidated financial statements. The pro forma effect on the Company's net loss, had such options been accounted for at fair market value at the date of grant, is as follows:

                                           1996        1997         1998
                                         ---------  -----------  -----------
     Net loss attributable to common
      shareholders:
       As reported...................... $(502,000) $(2,093,000) $(7,702,000)
                                         =========  ===========  ===========
       Pro forma........................ $(502,000) $(2,096,000) $(7,838,000)
                                         =========  ===========  ===========
     Net loss per common share:
       As reported...................... $   (0.97) $     (1.90) $     (6.55)
                                         =========  ===========  ===========
       Pro forma........................ $   (0.97) $     (1.90) $     (6.67)
                                         =========  ===========  ===========

(6) Retirement Plan

The Company has a defined contribution plan (the "401(k) Plan") under Internal Revenue Code Section 401(k). All employees of the Company are covered by the 401(k) Plan.

The Plan also provides employees with employer matching contributions. All full-time employees who have twelve months of employment are eligible to participate in the 401(k) Plan. The 401(k) Plan allows participants to make a pretax deferred contribution of between 2% and 15% of their compensation. The 401(k) Plan provides that the employer will contribute $500 per employee payable at the end of the year. Matching contributions made by the Company amounted to $2,000 for year ended December 31,1998. No matching contributions were made for the period from June 13, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997 and the three months ended March 31, 1998 and 1999.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

(7) Development Agreements

During October 1998, the Company and Ernst & Young entered into an agreement to develop, market and build a business to provide secure access to multiple parties and permitted participants in connection with confidential financial transactions. The Company also agreed to develop a separate workspace on its internet site for use by E&Y. In consideration thereof, E&Y paid the Company a monthly fee, which aggregated $150,000 and $300,000 in the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. Such amounts are recorded net of development costs incurred, which aggregated approximately $90,000 for the three months ended March 31, 1999, with the remainder recorded as deferred development fees

The Company entered into a new marketing and equity agreement with Ernst & Young (see note 4), and, since April 1999, the Company has no longer received monthly development fees from Ernst & Young. In connection with this agreement, the Company will record the remaining deferred development fees as a contribution to capital as such amount is considered to be part of the total price paid for the Series D stock and warrants. Pursuant to the marketing agreement, E&Y will market the Company's services to its client base but has no minimum performance targets.

During June 1999, the Company and PRI entered into a three year development agreement to develop, market and build a business to provide secure access to multiple parties and permitted participants in connection with the establishment of an internet based workspace for pharmaceutical research and development activities. In consideration thereof, PRI will pay the Company a $500,000 fee payable in two equal installments, $150,000 of which is an advance of usage fees.

(8) Strategic Alliance

Since June 1999, the Company has collaborated with IBM to market and relicense its e-Xpress application under IBM's brand name to users of Lotus Notes. The Company also relies on IBM Global Services to provide the security features on which the Company's depend.

IBM accounted for approximately 14% and 52% of the Company's costs of revenues in 1997 and 1998, respectively. IBM also accounted for 3% and 15% of total operating costs in 1997 and 1998, respectively.

(9) Significant Vendors

The Company relies on outside consulting firms to develop and maintain the software supporting its services. Lante Corporation ("Lante") developed and assists in maintaining the applications platform supporting the IntraLoan and DealSpace services and the e-Xpress product. The Company has engaged Transaction Information Systems, Inc. to develop the software for its IntraTrials services.

Lante accounted for approximately 100%, 87% and 91% of the Company's product development cost in 1996, 1997, and 1998, respectively. Lante also accounted for 60%, 21% and 28% of total operating costs in 1996, 1997 and 1998, respectively.

(10) Income Taxes

There is no provision for federal, foreign, state or local income taxes for all periods presented, since the Company has incurred losses since inception. At December 31, 1998, the Company had approximately $9.0 million of federal net operating loss carryforwards available to offset future taxable income, such carryforwards expire in various years through 2013. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is not more likely than not that these assets will be realized. The tax effect of temporary differences that give rise to significant portions of federal deferred tax assets principally consists of the Company's net operating loss carryforward.

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

The Company realized income tax benefit for the years ended December 31, 1998 and 1997. Income tax benefit as reported herein differs from the "expected" income tax benefit for the years ended December 31, 1996, 1997 and 1998, computed by applying the Federal corporate tax rate of 34% to the loss before income taxes, as follows:

                                               1996       1997        1998
                                             ---------  ---------  -----------
     Computed "expected" tax benefit........ $(170,000) $(707,000) $(2,380,000)
     State tax benefit, net of Federal
      income tax benefit....................   (50,000)  (202,000)    (681,000)
     Nondeductible expenses.................       --       4,000        9,000
     Increase in valuation allowance........   220,000    905,000    3,052,000
                                             ---------  ---------  -----------
                                             $     --   $     --   $       --
                                             =========  =========  ===========

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company's net operating loss and credit carryforwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards.

The tax effect of temporary differences that give rise to deferred tax assets at December 31, 1997 and 1998 is as follows:

                                                          1997        1998
                                                       ----------  -----------
     Net operating loss carryforward.................. $  951,000  $ 4,013,000
     Fixed assets, principally due to differences in
      depreciation....................................      5,000       16,000
     Expenses not currently deductible for tax
      purposes........................................    169,000      148,000
                                                       ----------  -----------
       Gross deferred tax assets......................  1,125,000    4,177,000
     Less valuation allowance......................... (1,125,000)  (4,177,000)
                                                       ----------  -----------
       Net deferred income taxes...................... $      --   $       --
                                                       ==========  ===========

(11) Commitments and Contingencies

Leases

The Company has entered into operating lease agreements for office space and equipment. Rent abatements have been granted to the Company for varying periods on certain of its facilities. Deferred rent relating to these abatements is being amortized on a straight-line basis over the applicable lease term, which is ten years.

Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 1998 are as follows:

       Year ending December 31,                                       Amount
       ------------------------                                     -----------
       1999........................................................ $   237,000
       2000........................................................     307,000
       2001........................................................     364,000
       2002........................................................     369,000
       2003........................................................     369,000
       Thereafter..................................................   1,630,000
                                                                    -----------
         Total minimum lease payments.............................. $ 3,276,000
                                                                    ===========

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

Total rent expense for the period from June 13, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 was approximately $28,000 $96,000 and $383,000, respectively, and $29,000 and $125,000 for the three months ended March 31, 1998 and 1999, respectively.

Future minimum capital lease payments under the capital lease are as follows:

       Year                                                             Amount
       ----                                                             -------
       1999...........................................................  $ 6,000
       2000...........................................................    4,000
                                                                        -------
                                                                         10,000
       Less amounts representing interest at 13%......................    1,000
                                                                        -------
         Present value of minimum capital lease payments..............    9,000
       Less current installments of obligations under capital lease...    5,000
                                                                        -------
         Obligations under capital lease, excluding current
          installments................................................  $ 4,000
                                                                        =======

Employment Agreements

The Company has three-year employment agreements with four of its executives, three of which expire on July 1, 2000 and one on January 19, 2001. These agreements may be terminated by the Company upon notice of less than one year. Each agreement provides for a minimum fixed annual salary of $150,000, which shall be increased by a minimum of the increase of the consumer price index, but not decreased, based upon a salary review at the anniversary of the employment agreements. The agreements also provide for participation in bonuses, stock options and benefit plans, as determined by the Company. The agreements provide for severance pay in the event of a termination without cause, death, disability or as a result of a change of control of the Company, which does not include an IPO of the Company's common stock.

(12) Supplemental Cash Flow Information

Supplemental cash flow information is as follows:

                                                 1996      1997        1998
                                               -------- ----------- -----------
Noncash financing activities:
  Stock subscription receivable............... $ 10,000 $ 1,500,000 $       --
                                               ======== =========== ===========
  Common stock issued to officers............. $  1,000 $    53,000 $       --
                                               ======== =========== ===========
  Conversion of notes payable into Series A
   stock...................................... $    --  $   150,000 $       --
                                               ======== =========== ===========
  Equipment acquired under capital lease...... $    --  $    24,000 $       --
                                               ======== =========== ===========
  Conversion of bridge loans into Series B
   stock...................................... $    --  $   600,000 $ 2,000,000
                                               ======== =========== ===========
  Warrants issued in connection with bridge
   loan....................................... $    --  $    14,000 $    89,000
                                               ======== =========== ===========
  Warrants issued in lieu of compensation..... $    --  $    47,000 $       --
                                               ======== =========== ===========
  Stock options issued in lieu of
   compensation............................... $    --  $    22,000 $    14,000
                                               ======== =========== ===========
  Series C stock issued in settlement of
   offering costs............................. $    --  $       --  $   250,000
                                               ======== =========== ===========
  Accrued dividends........................... $    --  $       --  $   430,000
                                               ======== =========== ===========
  Conversion of warrants into Series B stock.. $    --  $       --  $    72,000
                                               ======== =========== ===========
  Cash paid for interest...................... $    --  $     7,000 $    25,000
                                               ======== =========== ===========

                                INTRALINKS, INC.

                           December 31, 1997 and 1998
         (All information subsequent to December 31, 1998 is unaudited)

(13) Valuation and Qualifying Accounts

                                               Additions              Balance
                                    Balance at charged to              at end
                                    beginning  costs and  Deductions/    of
                                    of period   expenses  write-offs   period
                                    ---------- ---------- ----------- --------
For the period from June 13, 1996
 (inception) to December 31, 1996:
  Allowance for doubtful accounts..  $   --     $   --       $ --     $    --
                                     =======    =======      =====    ========
For the year ended December 31,
 1997:
  Allowance for doubtful accounts..  $   --     $   --       $ --     $    --
                                     =======    =======      =====    ========
For the year ended December 31,
 1998:
  Allowance for doubtful accounts..  $   --     $96,000      $ --     $ 96,000
                                     =======    =======      =====    ========
For the three months ended March
 31, 1999 (unaudited):
  Allowance for doubtful accounts..  $96,000    $21,000      $ --     $117,000
                                     =======    =======      =====    ========

(14) Subsequent Events

During the three months ended June 30, 1999, the Company issued 292,663 stock options to certain employees at $7.50 per share.

                             [Logo of IntraLinks]

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

     SEC Registration Fee............................................. $ 13,900
     NASD Fees........................................................    5,500
     Nasdaq Listing Fees..............................................   80,000
     Printing and Engraving Expenses..................................  110,000
     Legal Fees and Expenses..........................................  300,000
     Accountants' Fees and Expenses...................................  350,000
     Expenses of Qualification Under State Securities Laws, Including
      Attorneys' Fees.................................................    7,500
     Transfer Agent and Registrar's Fees..............................    3,000
     Miscellaneous Costs..............................................   31,100
                                                                       --------
       Total.......................................................... $900,000
                                                                       ========

The Company will bear all of the foregoing expenses.

The foregoing, except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee, are estimates.

Item 14. Indemnification of Directors, Officers and Employees

Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The form of the Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The above discussion of the Third Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, and statute. The Registrant will agree to indemnify the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 15. Recent Sales of Unregistered Securities

Since its inception, the Registrant has sold the following securities that were not registered under the Securities Act:

Between October 1996 and September 1997, the Registrant issued an aggregate of 1,175,000 shares of its common stock to its founders and persons related to the founders at prices ranging from $.0342 to $.04995 per share. A majority of these shares are presently owned by the Registrant's current directors and officers and members of their immediate families (including trusts for their benefit). See "Principal Stockholders" in the accompanying prospectus for a more complete breakdown of these persons' ownership.

In October 1996 the Registrant issued 52,500 shares of its Series A Convertible Preferred Stock ("Series A Preferred Stock") to several accredited shareholders of the Registrant at a price of $4.76 per share. On June 10, 1997 the Registrant's Board of Directors approved a 1.428571-for-one stock split of the Series A Preferred stock outstanding as of April 1, 1997. Following the declaration of the stock split, there were 75,000 shares outstanding at $3.33 per share.

On June 13, 1997, the Registrant issued 262,500 shares of Series A Preferred stock at $3.33 per share. A majority of these shares and notes were purchased by our directors and officers and members of their immediate families (including trusts for their benefit). See "Principal Stockholders" in the accompanying prospectus for a more complete breakdown of these persons' ownership.

On September 9, 1997, the Registrant issued promissory notes to for a total principal amount of $600,000, together with warrants to purchase 26,750 shares of common stock at an exercise price of $3.33 per share. A majority of these notes were purchased by the Registrant's directors and officers and members of their immediate families (including trusts for their benefit). See "Principal Stockholders" in the accompanying prospectus for a more complete breakdown of these persons' ownership. On December 18, 1997 the principal amount of such notes was converted by all of the holders thereof into a total of 92,307 shares of the Registrant's Series B Convertible Preferred Stock ("Series B Preferred Stock").

Also on December 18, 1997, the Registrant entered into an agreement for the private placement of 676,923 shares of Series B Preferred Stock at a price of $6.50 per share, together with warrants to purchase 192,305 shares of common stock. These shares were purchased by several accredited investors, which included Euclid Partner IV, L.P., Perseus Capital LLC, Catalyst Investments (Belgium) N.V. and certain of the Registrant's directors and officers and members of their immediate families (including trusts for their benefit). In connection with these purchases, the holders of the Series B Preferred Stock received the right, which will expire upon the closing of this offering, to appoint two members of the Registrant's board of directors. Milton J. Pappas and William B. Ford are the current directors appointed by the Series B Preferred stockholders. See "Management" and "Principal Stockholders" in the accompanying prospectus.

On August 20, 1998, the Registrant issued promissory notes for a total principal amount of $2,000,000 together with warrants to purchase 108,000 shares of Series B Preferred Stock at an exercise price of $6.50. Lenders for these notes were existing stockholders of the Registrant. On October 9, 1998, these notes were converted into 307,692 shares of Series C Preferred Stock.

Simultaneously, on October 9, 1998, an additional 2,153,846 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") were sold in a private placement to accredited investors at a price of $6.50 per share. The purchasers of these notes were accredited investors, including APA Excelsior Fund V and other affiliates of Patricof & Co. Ventures, Inc., Catalyst Investments (Belgium) N.V., Euclid Partners IV, L.P., New York Small Business Venture Fund, LLC, C.E. Unterberg Towbin, LLC and certain of the Registrant's directors and officers and members of their immediate families (including trusts for their benefit). In connection with such placement, the Registrant paid $350,000 in cash and issued 38,462 shares of Series C Preferred Stock to C.E. Unterberg Towbin as a fee for placement agency services. In addition, on such date, the warrants to purchase 192,305 shares of common stock issued on December 18, 1997 were exchanged by their holders for a total of 11,000 shares of Series B Preferred Stock. In connection with these purchases, each of Catalyst Investments (Belgium) N.V. and APA Excelsior V, L.P. (together with related funds managed by Patricof & Co. Ventures, Inc.), which were both investors in the Series C Preferred Stock private placement, received the right, which will expire upon the closing of this offering, to appoint two members of the Registrant's board of directors. Thomas P. Hirschfeld and Julie Kunstler are the current directors appointed by the Series C Preferred Stock holders. See "Management" and "Principal Stockholders."

On April 13, 1999, the Registrant sold in a private placement to Ernst & Young U.S. LLP 660,000 shares of the Registrant's Series D Convertible Preferred Stock ("Series D Preferred Stock") at a purchase price of $10.00 per share, together with warrants to purchase an additional 660,000 shares of Series D Preferred Stock at such price. Also on April 13, 1999, the holders of the Series C Preferred Stock received, pro rata to their ownership of the Series C Preferred Stock, warrants to purchase a total of 160,000 shares of Series D Preferred Stock at an exercise price of $10.00 per share. These warrants were issued, together with a one-time cash payment of $800,000, in exchange for the cancellation of the rights of the holders of Series C Preferred Stock to receive quarterly dividend payments. In connection with its purchase of the Series D Preferred Stock and entering into a joint marketing venture with the Registrant, Ernst & Young also received warrants to purchase an additional 468,000 shares of Series D Preferred Stock at an exercise price of $10.00 per share and 192,308 shares of Series C Preferred Stock $6.50 per share. These warrants will become exercisable upon the earlier of the closing of this offering or our achieving certain defined revenue targets. In connection with all of the foregoing, Ernst & Young received the right, which will expire upon the closing of this offering, to appoint three members of the Registrant's board of directors. Carolyn Buck Luce, Stephen D. Oesterle and J. Douglas Phillips are the current directors appointed by Ernst & Young. See "Management" and "Principal Stockholders" in the accompanying prospectus.

On June 30, 1999, IntraLinks sold in a private placement 1,068,890 shares of Series E Preferred Stock at a purchase price of $13.00 per share. Of these shares, 399,660 were purchased by existing stockholders pursuant to pre-emptive rights granted to all of IntraLinks's stockholders under a shareholders' agreement. The remainder of these shares were purchased by Reuters Holdings Switzerland SA, Johnson & Johnson Development Corporation, Younes Nazarian and three trusts for the benefit of Mr. Nazarian's family. Simultaneously with this private placement, Ernst & Young exercised the 660,000 warrants to purchase Series D Preferred Stock issued on April 13, 1999 and the Series C Preferred Stock holders exercised the 160,000 warrants to purchase Series D Preferred Stock issued on April 13, 1999.

As of December 31, 1998, the Registrant had issued options to purchase an aggregate of 783,500 shares of common stock under the Registrant's 1997 Stock Incentive Plan. These grants of options, and the sales of common stock upon the exercise of these options, were made in reliance on the exemptions from registration under the Securities Act provided by Rule 701 thereunder or by
Section 4(2) thereof.

The sale and issuance of the remaining securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering, or Regulation S as offers and sales that occurred outside the United States. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits filed as a part of this registration statement:

Exhibits

 Exhibit
 Number                             Description
 -------                            -----------
  1.1    Form of Underwriting Agreement*
  3.1    Form of Articles of Incorporation of the Registrant, as Amended
  3.2    Form of Amended and Restated By-Laws of Registrant
  4.1    Specimen Certificate for shares of the Registrant's Common
          Stock*
  5.1    Opinion of Heller Ehrman White and McAuliffe, counsel to the
          Registrant, regarding the legality of the shares of Common
          Stock*
 10.1    Registrant's 1997 Stock Incentive Plan
 10.2    Registration Rights Agreement by and among certain shareholders and Registrant dated December 18, 1997
 10.3    Second Amendment to Registration Rights Agreement by and among
          Registrant and certain shareholders dated as of October 9, 1998
 10.4    Second Amended and Restated Registration Rights Agreement by and
          among Registrant and certain shareholders dated as of June 30,
          1999
 10.5    Second Amended and Restated Shareholders' Agreement by and among
          Registrant and its shareholders dated as of June 30, 1999
 10.6    Employment Agreement dated as of July 7, 1997, as amended, by and between Mark S. Adams and Registrant
 10.7    Employment Agreement dated as of July 7, 1997, as amended, by and between John M. Muldoon and Registrant
 10.8    Employment Agreement dated as of July 7, 1997, as amended, by and between Patrick J. Wack, Jr. and Registrant
 10.9    Employment Agreement dated as of October 9, 1997, as amended, by and between Leonard G. Goldstein and Registrant

 Exhibit
 Number                             Description
 -------                            -----------                             ---
 10.10   Consulting Agreement dated September 1, 1997 by and between
          Registrant and John Sculley
 10.11   Office Lease, dated as of March 23, 1998 by and between
          Registrant and SL Green Operating Partnership LP
 10.12   Assignment of Lease, dated as of December 17, 1996 by and
          between Registrant and Prospectus Plus, Inc.
 10.13   IBM Customer Agreement Statement of Work for Custom Solution
          dated February 25, 1999 by and between International Business
          Machines Corporation
 10.14   Warrant to purchase 15,384 shares of common stock dated December
          18, 1997 issued to Landwell Financial Services, Inc.
 10.15   Warrant to purchase 27,000 shares of Series B Preferred Stock dated August 20, 1998 issued to Perseus Capital, LLC
 10.16   Warrant to purchase 27,000 shares of Series B Preferred Stock dated August 20, 1998 issued to Catalyst Investments (Belgium)
          NV
 10.17   Warrant to purchase 27,000 shares of Series B Preferred Stock dated August 20, 1998 issued to Euclid Partners IV, L.P.
 10.18   Warrant to purchase 2,700 shares of Series B Preferred Stock dated August 20, 1998 issued to Patrick J. Wack, Jr. Family
          Trust
 10.19   Warrant to purchase 2,700 shares of Series B Preferred Stock dated August 20, 1998 issued to Eugene A. Tomei
 10.20   Warrant to purchase 5,400 shares of Series B Preferred Stock dated August 20, 1998 issued to Duncan W. Brown
 10.21   Warrant to purchase 16,200 shares of Series B Preferred Stock dated August 20, 1998 issued to Sculley Brothers LLC
 10.22   Warrant to purchase 192,308 shares of Series C Preferred Stock dated April 13, 1999 issued to Ernst & Young U.S. LLP
 10.23   Warrant to purchase 468,000 shares of Series D Preferred Stock dated April 13, 1999 issued to Ernst & Young U.S. LLP
 10.24   Warrant to purchase 38,462 shares of common stock dated June 30,
          1999 issued to
          R.W. Johnson Pharmaceutical Research Institute
 10.25   Warrant to purchase 76,923 shares of common stock dated June 30,
          1999 issued to
          R.W. Johnson Pharmaceutical Research Institute
 10.26   Warrant to purchase 115,385 shares of common stock dated June
          30, 1999 issued to R.W. Johnson Pharmaceutical Research
          Institute
 10.27   Warrant to purchase 15,050 shares of common stock dated October
          2, 1997 issued to Lante Corporation
 10.28   Warrant to purchase 15,000 shares of common stock dated June 10,
          1997 issued to Landwell Financial Services, Inc.
 10.29   Warrant to purchase 40,000 shares of common stock dated
          September 1, 1997 issued to John Sculley
 10.30   Warrant to purchase 2,250 shares of common stock dated September
          9, 1997 issued to Duncan W. Brown
 10.31   Warrant to purchase 22,250 shares of common stock dated
          September 16, 1998 issued to John Sculley
 10.32   Warrant to purchase 2,250 shares of common stock dated September
          9, 1997 issued to Robert Lerner
 21.1    Subsidiaries of Registrant
 23.1    Consent of KPMG LLP
 23.2    Consent of Heller Ehrman White and McAuliffe, counsel to the
          Registrant (included in Exhibit 5.1)*
 24.1    Powers of Attorney (Included in the signature page to the
          Registration Statement)
 27.1    Financial Data Schedule

--------
* To be filed by amendment.

Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, IntraLinks Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this twenty second day of July, 1999.

                                          INTRALINKS, INC.

                                          By:       /s/ Mark S. Adams
                                            -----------------------------------
                                                      Mark S. Adams
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints each of Mark S. Adams and John M. Muldoon his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, that relates to the offering of securities covered by this Registration Statement, and to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the
capacities indicated on         , 1999.

             Signatures                       Capacity               Date

        /s/ Arthur B. Sculley           Chairman of the         July 22, 1999
-------------------------------------    Board of Directors
          Arthur B. Sculley

          /s/ Mark S. Adams             President, Chief        July 22, 1999
-------------------------------------    Executive Officer
            Mark S. Adams                and Director
                                         (Principal
                                         Executive Officer)

         /s/ John M. Muldoon            Chief Financial         July 22, 1999
-------------------------------------    Officer and
           John M. Muldoon               Treasurer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

         /s/ William B. Ford            Director                July 22, 1999
-------------------------------------
           William B. Ford

      /s/ Thomas P. Hirschfeld          Director                July 22, 1999
-------------------------------------
        Thomas P. Hirschfeld

         /s/ Julie Kunstler             Director                July 22, 1999
-------------------------------------
           Julie Kunstler

        /s/ Carolyn Buck Luce           Director                July 22, 1999
-------------------------------------
          Carolyn Buck Luce

       /s/ Stephen D. Oesterle          Director                July 22, 1999
-------------------------------------
         Stephen D. Oesterle

        /s/ Milton J. Pappas            Director                July 22, 1999
-------------------------------------
          Milton J. Pappas

       /s/ J. Douglas Phillips          Director                July 22, 1999
-------------------------------------
         J. Douglas Phillips

         /s/ Devin N. Wenig             Director                July 22, 1999
-------------------------------------
           Devin N. Wenig

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number  Description                                                   Page
 ------- -----------                                               ------------
  1.1    Form of Underwriting Agreement*
  3.1    Form of Articles of Incorporation of the Registrant, as
          Amended
  3.2    Form of Amended and Restated By-Laws of Registrant
  4.1    Specimen Certificate for shares of the Registrant's
          Common Stock*
  5.1    Opinion of Heller Ehrman White and McAuliffe, counsel
          to the Registrant, regarding the legality of the
          shares of Common Stock*
 10.1    Registrant's 1997 Stock Incentive Plan
 10.2    Registration Rights Agreement by and among certain
          shareholders and Registrant dated December 18, 1997
 10.3    Second Amendment to Registration Rights Agreement by
          and among Registrant and certain shareholders dated as
          of October 9, 1998
 10.4    Second Amended and Restated Registration Rights
          Agreement by and among Registrant and certain
          shareholders dated as of June 30, 1999
 10.5    Second Amended and Restated Shareholders' Agreement by
          and among Registrant and its shareholders dated as of
          June 30, 1999
 10.6    Employment Agreement dated as of July 7, 1997, as
          amended, by and between Mark S. Adams and Registrant
 10.7    Employment Agreement dated as of July 7, 1997, as
          amended, by and between John M. Muldoon and Registrant
 10.8    Employment Agreement dated as of July 7, 1997, as
          amended, by and between Patrick J. Wack, Jr. and
          Registrant
 10.9    Employment Agreement dated as of October 9, 1997, as
          amended, by and between Leonard G. Goldstein and
          Registrant
 10.10   Consulting Agreement dated September 1, 1997 by and
          between Registrant and John Sculley
 10.11   Office Lease, dated as of March 23, 1998, by and
          between Registrant and SL Green Operating Partnership
          LP
 10.12   Assignment of Lease, dated as of December 17, 1996 by
          and between Registrant and Prospectus Plus, Inc.
 10.13   IBM Customer Agreement Statement of Work for Custom
          Solution dated February 25, 1999 by and between
          International Business Machines Corporation
 10.14   Warrant to purchase 15,384 shares of common stock dated
          December 18, 1997 issued to Landwell Financial
          Services, Inc.
 10.15   Warrant to purchase 27,000 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Perseus Capital,
          LLC
 10.16   Warrant to purchase 27,000 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Catalyst
          Investments (Belgium) NV
 10.17   Warrant to purchase 27,000 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Euclid Partners
          IV, L.P.
 10.18   Warrant to purchase 2,700 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Patrick J. Wack,
          Jr. Family Trust
 10.19   Warrant to purchase 2,700 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Eugene A. Tomei
 10.20   Warrant to purchase 5,400 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Duncan W. Brown
 10.21   Warrant to purchase 16,200 shares of Series B Preferred
          Stock dated August 20, 1998 issued to Sculley Brothers
          LLC

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number  Description                                                   Page
 ------- -----------                                               ------------
 10.22   Warrant to purchase 192,308 shares of Series C
          Preferred Stock dated April 13, 1999 issued to Ernst &
          Young U.S. LLP
 10.23   Warrant to purchase 468,000 shares of Series D
          Preferred Stock dated April 13, 1999 issued to Ernst &
          Young U.S. LLP
 10.24   Warrant to purchase 38,462 shares of common stock dated
          June 30, 1999 issued to
          R.W. Johnson Pharmaceutical Research Institute
 10.25   Warrant to purchase 76,923 shares of common stock dated
          June 30, 1999 issued to R.W. Johnson Pharmaceutical
          Research Institute
 10.26   Warrant to purchase 115,385 shares of common stock
          dated June 30, 1999 issued to R.W. Johnson
          Pharmaceutical Research Institute
 10.27   Warrant to purchase 15,050 shares of common stock dated
          October 2, 1997 issued to Lante Corporation
 10.28   Warrant to purchase 15,000 shares of common stock dated
          June 10, 1997 issued to Landwell Financial Services,
          Inc.
 10.29   Warrant to purchase 40,000 shares of common stock dated
          September 1, 1997 issued to John Sculley
 10.30   Warrant to purchase 2,250 shares of common stock dated
          September 9, 1997 issued to Duncan W. Brown
 10.31   Warrant to purchase 22,250 shares of common stock dated
          September 16, 1998 issued to John Sculley
 10.32   Warrant to purchase 2,250 shares of common stock dated
          September 9, 1997 issued to Robert Lerner
 21.1    Subsidiaries of Registrant
 23.1    Consent of KPMG LLP
 23.2    Consent of Heller Ehrman White and McAuliffe, counsel
          to the Registrant (included in Exhibit 5.1)*
 24.1    Powers of Attorney (Included in the signature page to
          the Registration Statement)
 27.1    Financial Data Schedule

--------
* To be filed by amendment.